UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MORGAN STANLEY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 28, 2013

Fellow shareholder:

I cordially invite you to attend Morgan Stanley’s 2013 annual meeting of shareholders that will be held on Tuesday, May 14, 2013, at our offices at 2000 Westchester Avenue, Purchase, New York. I hope that you will be able to attend.

At the annual meeting of shareholders, we will consider the items of business discussed in our proxy statement and review significant strategic developments and the Company’s overall progress over the past year. Your vote is very important. Whether or not you plan to attend the meeting, please submit a proxy promptly to ensure that your shares are represented and voted at the annual meeting.

Thank you for your support of Morgan Stanley.

Very truly yours,

James P. Gorman
Chairman and Chief Executive Officer

1585 Broadway

New York, NY 10036

Notice of 2013 Annual Meeting of Shareholders

Time and Date	9:00 a.m. (EDT) on May 14, 2013

Location	Morgan Stanley 2000 Westchester Avenue, Purchase, New York

Items of Business

• Elect the Board of Directors

• Ratify the appointment of Deloitte & Touche LLP as independent auditor

• Approve the compensation of executives as disclosed in the proxy statement (non-binding advisory resolution)

• Approve the amendment of the 2007 Equity Incentive Compensation Plan to increase shares available for grant

• Approve the amendment of the 2007 Equity Incentive Compensation Plan to provide for qualifying performance-based long-term incentive awards under Section 162(m)

• Approve the amendment of the Section 162(m) performance formula governing annual incentive compensation for certain officers

• Transact such other business as may properly come before the meeting or any postponement or adjournment thereof

Record Date	The close of business on March 18, 2013 is the date of determination of shareholders entitled to notice of, and to vote at, the annual meeting of shareholders.

Admission	Only record or beneficial owners of Morgan Stanley’s common stock as of the record date, the close of business on March 18, 2013, or a valid proxy or representative of such shareholder, may attend the annual meeting in person. Any shareholder, proxy or representative who wishes to attend the annual meeting must present the documentation described under “How Do I Attend the Annual Meeting?” Morgan Stanley reserves the right to limit the number of representatives who may attend the annual meeting on behalf of a shareholder.

Webcast	If you are unable to attend the meeting in person, you may listen to the meeting at www.morganstanley.com/about/ir/index.html. Please go to our website prior to the annual meeting for details.

Voting	It is important that all of your shares are voted. You may submit your proxy to have your shares voted over the Internet or by telephone or by returning your proxy card or voting instruction form if you receive one in the mail.

Notice	We are distributing to certain shareholders a Notice of Internet Availability of Proxy Materials (Notice) on or about March 28, 2013. The Notice informs those shareholders how to access this proxy statement and our Annual Report for the year ended December 31, 2012 through the Internet and how to submit a proxy online.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 14, 2013: Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012 are available free of charge on our website at www.morganstanley.com/2013ams.

By Order of the Board of Directors,

Martin M. Cohen
Corporate Secretary
March 28, 2013

Item 1—Election of Directors	1

Director Selection and Nomination Process	1

Director Experience, Qualifications, Attributes and Skills	2

Director Nominees	2

Corporate Governance	9

Corporate Governance Policies	9

Director Independence	10

Director Attendance at Annual Meeting	12

Board Meetings and Committees	12

Board Leadership Structure and Role in Risk Oversight	14

Director Compensation	16

Related Person Transactions Policy	18

Certain Transactions	19

Beneficial Ownership of Company Common Stock	19

Executive Equity Ownership Commitment	19

Director Equity Ownership Requirement	20

Stock Ownership of Executive Officers and Directors	20

Principal Shareholders	21

Section 16(a) Beneficial Ownership Reporting Compliance	22

Executive Compensation	22

Compensation Governance	22

Consideration of Risk Matters in Determining Compensation	24

Compensation Discussion and Analysis	25

Compensation, Management Development and Succession Committee Report	37

2012 Summary Compensation Table	38

2012 Grants of Plan-Based Awards Table	41

2012 Outstanding Equity Awards at Fiscal Year-End Table	43

2012 Option Exercises and Stock Vested Table	45

2012 Pension Benefits Table	45

2012 Nonqualified Deferred Compensation Table	47

Potential Payments upon Termination or Change-in-Control	51

Item 2—Ratification of Appointment of Morgan Stanley’s Independent Auditor	55

Item 3—Company Proposal to Approve the Compensation of Executives as Disclosed in the Proxy Statement (Non-Binding Advisory Resolution)	57

Item 4—Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Increase Shares Available for Grant	59

Item 5—Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Provide for Qualifying Performance-Based Long-Term Incentive Awards under Section 162(m)	66

Item 6—Company Proposal to Amend the Section 162(m) Performance Formula Governing Annual Incentive Compensation for Certain Officers	68

Information about the Annual Meeting	71

Other Business	75

Annex A: Morgan Stanley 2007 Equity Incentive Compensation Plan (As Proposed to Be Amended)	A-1

Annex B: Morgan Stanley Performance Formula and Provisions (As Proposed to Be Amended)	B-1

Morgan Stanley

1585 Broadway

New York, New York 10036

March 28, 2013

Proxy Statement

We are providing shareholders this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2013 annual meeting of shareholders. In this proxy statement, we refer to Morgan Stanley as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.”

Item 1—Election of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES.

Director Selection and Nomination Process

Our Board currently has 14 directors. The Nominating and Governance Committee’s charter provides that the committee will actively seek and identify nominees for recommendation to the Board consistent with the criteria in the Morgan Stanley Corporate Governance Policies (Corporate Governance Policies), which provide that the Board values members who:

•	Combine a broad spectrum of experience and expertise with a reputation for integrity;
•	Have experience in positions with a high degree of responsibility;
•	Are leaders in the companies or institutions with which they are affiliated;
•	Can make contributions to the Board and management; and
•	Represent the interests of shareholders.

While the Board has not adopted a policy regarding diversity, the Corporate Governance Policies provide that the Board will take into account diversity of a director candidate’s perspectives, background and other relevant demographics. The Nominating and Governance Committee and Board may also determine specific skills and experience they are seeking in director candidates based on the needs of the Company at a specific time. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these criteria.

The Nominating and Governance Committee may consider, and the Board has adopted a policy regarding, director candidates proposed by shareholders (see “Corporate Governance Policies”). The Nominating and Governance Committee may also retain and terminate, in its sole discretion, a third party to assist in identifying director candidates or gathering information regarding a director candidate’s background and experience. Members of the Nominating and Governance Committee, the Lead Director and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates.

Pursuant to the terms of the Investor Agreement between Morgan Stanley and Mitsubishi UFJ Financial Group, Inc. (MUFG) dated October 13, 2008, as amended and restated as of June 30, 2011 (Investor Agreement), Morgan Stanley agreed to take all lawful action to cause two of MUFG’s senior officers or directors to become members of Morgan Stanley’s Board. MUFG designated Messrs. Masaaki Tanaka and Ryosuke Tamakoshi as its representative directors under the Investor Agreement, and each was elected by shareholders at the 2012 annual meeting of shareholders.

Director Experience, Qualifications, Attributes and Skills

When the Board nominates directors for election at an annual meeting, it evaluates the experience, qualifications, attributes and skills that an individual director candidate contributes to the Board as a whole to assist the Board in discharging its duties. As part of the ongoing process to evaluate these attributes, the Board performs an annual self-evaluation and the Board-approved Corporate Governance Policies provide that the Board expects a director whose principal occupation or employer changes, or who experiences other changed circumstances that could diminish his or her effectiveness as a director or otherwise be detrimental to the Company, to advise and to offer to tender his or her resignation for consideration by the Board.

The Company believes that an effective board consists of a diverse group of individuals who bring a variety of complementary skills. The Nominating and Governance Committee and Board consider these skills in the broader context of the Board’s overall composition, with a view toward constituting a board that has the best skill set and experience to oversee the Company’s business. Our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members and in government and academia and possess substantive knowledge and skills applicable to our business, including experience in the following areas:

Banking Business Development Compensation Corporate Governance Finance	Financial Services International Matters Management Development and Succession Operations Public Accounting and Financial Reporting	Public Policy Regulatory Risk Management Strategic Planning Technology

The Nominating and Governance Committee regularly reviews the composition of the Board in light of the Company’s evolving business requirements and its assessment of the Board’s performance to ensure that the Board has the appropriate mix of skills needed for the broad set of challenges that it confronts.

Director Nominees

The Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

The Corporate Governance Policies provide that a director should not be nominated for election if the candidate would be 72 at the time of the election. Roy J. Bostock is not standing for re-election at the 2013 annual meeting of shareholders, in accordance with the Corporate Governance Policies. The Board thanks Mr. Bostock for his dedicated service to Morgan Stanley.

The Board has nominated the 14 director nominees below for election at the 2013 annual meeting of shareholders in accordance with the Corporate Governance Policies. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

The Nominating and Governance Committee’s third-party search firm and members of the Board recommended each of Mr. Robert H. Herz and Mr. Thomas H. Glocer as potential director candidates to the Nominating and Governance Committee. The Board unanimously elected Mr. Herz as a director, effective July 2, 2012, and has nominated Mr. Glocer for election at the annual meeting of shareholders.

Erskine B. Bowles (67) Director Since 2005

Professional Experience:

•   Mr. Bowles is President Emeritus of the University of North Carolina and served as President from January 2006 through December 2010.

•   He served as Co-Chair of the National Commission on Fiscal Responsibility and Reform during 2010.

•   Mr. Bowles became a senior advisor at BDT Capital Partners, a private investment firm, in 2012. He has been a senior advisor since 2001 and was Managing Director from 1999 to 2001 of Carousel Capital, a private investment firm. He was also a partner at the private investment firm of Forstmann Little & Co. from 1999 to 2001 and a founder of Kitty Hawk Capital, a venture capital firm.

•   Mr. Bowles began his career in corporate finance at Morgan Stanley in 1969 and subsequently helped found and served as Chairman and Chief Executive Officer of Bowles Hollowell Connor & Co., an investment banking firm.

•   Mr. Bowles served as White House Chief of Staff from 1996 to 1998 and Deputy White House Chief of Staff from 1994 to 1995. He was head of the Small Business Administration from 1993 to 1994 and served as United Nations Under Secretary General, Deputy Special Envoy for Tsunami Recovery in 2005.

Other Current Directorships:    Belk, Inc., Facebook, Inc. and Norfolk Southern Corporation

Other Directorships in the Past Five Years:    Cousins Properties Incorporated and General Motors Corporation

Qualifications, Attributes and Skills:    Mr. Bowles brings to the Board his extensive experience in the financial services industry and academia as well as distinguished public service.

Howard J. Davies (62) Director Since 2004

Professional Experience:

•   Mr. Davies has served as the non-executive Chairman of Phoenix Group Holdings since October 2012 and as a professor at Sciences Po, the Paris School of International Affairs, since 2011.

•   He is Chairman of the International Advisory Board of the China Securities Regulatory Commission and a member of the International Advisory Board of the China Banking Regulatory Commission.

•   Mr. Davies served as Director of the London School of Economics and Political Science from 2003 to 2011. He was Chairman of the U.K. Financial Services Authority, the U.K.’s financial regulator, from 1997 to 2003.

•   Mr. Davies previously served as Deputy Governor of the Bank of England from 1995 to 1997. He was Director General of the Confederation of British Industry from 1992 to 1995 and Controller of the Audit Commission in the U.K. from 1987 to 1992.

•   He worked at McKinsey from 1982 to 1987 and was seconded to the Treasurer as Special Advisor to the Chancellor of the Exchequer. Mr. Davies also previously worked at the U.K. Treasury and the Foreign and Commonwealth Office, including two years as Private Secretary to the British Ambassador in Paris.

Other Current Directorships:    Prudential plc

Qualifications, Attributes and Skills:    Mr. Davies brings an international perspective to the Board as well as extensive financial regulatory, accounting and risk management experience from his years of accomplished public service.

Thomas H. Glocer (53) Director Nominee

Professional Experience:

•   Mr. Glocer served as Chief Executive Officer of Thomson Reuters Corporation, a news and information provider for businesses and professionals, from April 2008 through December 2011 and as Chief Executive Officer of Reuters Group PLC from July 2001 to April 2008. He joined Reuters Group PLC in 1993 and served in a variety of executive roles before being named Chief Executive Officer.

•   He was a mergers and acquisitions lawyer at the law firm Davis Polk & Wardwell LLP from 1984 to 1993.

Other Current Directorships:    Merck & Co., Inc.

Other Directorships in the Past Five Years:    Thomson Reuters Corporation

Qualifications, Attributes and Skills:    Mr. Glocer’s leadership positions, including as Chief Executive Officer of Thomas Reuters Corporation, provide extensive management experience as well as operational and technology experience and international perspective.

James P. Gorman (54) Director Since 2010

Professional Experience:

•   Mr. Gorman has served as Chairman of the Board and Chief Executive Officer of Morgan Stanley since January 2012. He was President and Chief Executive Officer from January 2010 through December 2011.

•   He was Co-President of Morgan Stanley from December 2007 to December 2009, Co-Head of Strategic Planning from October 2007 to December 2009 and President and Chief Operating Officer of the Global Wealth Management Group from February 2006 to April 2008.

•   Mr. Gorman joined Merrill Lynch & Co., Inc. (Merrill Lynch) in 1999 and served in various positions including Chief Marketing Officer, Head of Corporate Acquisitions Strategy and Research in 2005 and President of the Global Private Client business from 2002 to 2005.

•   Prior to joining Merrill Lynch, he was a senior partner at McKinsey, serving in the firm’s financial services practice. Earlier in his career, Mr. Gorman was an attorney in Australia.

Other Directorships in the Past Five Years:    MSCI Inc.

Qualifications, Attributes and Skills:    As Chief Executive Officer of the Company, Mr. Gorman is a proven leader with an established record as a strategic thinker backed by strong operating, business development and execution skills and brings an extensive understanding of Morgan Stanley’s businesses and decades of financial services experience.

Robert H. Herz (59) Director Since 2012

Professional Experience:

•     Mr. Herz has served as President of Robert H. Herz LLC, providing consulting services on financial reporting and other matters, since September 2010. He has also served as a senior advisor to, and as a member of, the Advisory Board of WebFilings LLC, a provider of financial reporting software, since 2011.

•     He served as Chairman of the Financial Accounting Standards Board from July 2002 to September 2010 and as a part-time member of the International Accounting Standards Board from January 2001 to June 2002.

•     Mr. Herz has served on the Accounting Standards Oversight Council of Canada since 2011 and as a member of the Standing Advisory Group of the Public Company Accounting Oversight Board since 2012.

•     Mr. Herz served as a partner in PricewaterhouseCoopers, an accounting firm, from 1985 until his retirement in 2002.

Other Current Directorships:    Federal National Mortgage Association (Fannie Mae)

Qualifications, Attributes and Skills:    Mr. Herz brings to the Board extensive regulatory, public accounting, financial reporting, risk management and financial experience through his private and public roles, including as Chairman of the Financial Accounting Standards Board.

C. Robert Kidder (68) Director Since 1997 and Director at predecessor company since 1993

Professional Experience:

•     Mr. Kidder served as Chairman and Chief Executive Officer of 3Stone Advisors LLC, a private investment firm, from 2006 to 2011, and as non-executive Chairman of the Board of Chrysler Group LLC from 2009 to 2011.

•     He was Principal at Stonehenge Partners, Inc., a private investment firm, from 2004 to 2006. Mr. Kidder served as President of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies, from 2001 to 2003.

•     He was Chairman of the Board from 1995 to 2004 and Chief Executive Officer from 1995 to 2002 of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company.

•     Mr. Kidder was Chairman and Chief Executive Officer from 1991 to 1994 and President and Chief Executive Officer from 1988 to 1991 of Duracell International Inc. Prior to joining Duracell International Inc. in 1980, Mr. Kidder worked in planning and development at Dart Industries. He also previously worked at McKinsey & Co. as a general management consultant.

Other Current Directorships:    Merck & Co., Inc.

Other Directorships in the Past Five Years:    Chrysler Group LLC

Qualifications, Attributes and Skills:    Mr. Kidder brings to the Board extensive financial and senior executive experience, including in business development, operations and strategic planning, as well as a deep understanding of our Company, particularly in his capacity as Lead Director appointed by our independent directors.

Klaus Kleinfeld (55) Director Since 2012

Professional Experience:

•     Mr. Kleinfeld has served as Chairman and Chief Executive Officer of Alcoa Inc. (Alcoa), the world’s leading producer of primary aluminum and fabricated aluminum, since April 2010.

•     He served as President and Chief Executive Officer of Alcoa from 2008 to 2010 and President and Chief Operating Officer of Alcoa from 2007 to 2008. He has served on the Board of Alcoa since 2003.

•     Mr. Kleinfeld served for 20 years at Siemens AG from 1987 to 2007, including as Chief Executive Officer and President from 2005 to 2007, as a member of the Managing Board from 2004 to 2007, and as President and Chief Executive Officer from 2002 to 2004 and Executive Vice President and Chief Operating Officer in 2001 of Siemens AG’s principal U.S. subsidiary, Siemens Corporation.

•     He serves on the Brookings Institution Board of Trustees and is Chairman of the U.S.-Russia Business Council.

Other Current Directorships:    Alcoa and Bayer AG (Supervisory Board)

Qualifications, Attributes and Skills:    Mr. Kleinfeld brings to the Board extensive international and senior executive experience, including in business development, operations and strategic planning at multinational organizations.

Donald T. Nicolaisen (68) Director Since 2006

Professional Experience:

•     Mr. Nicolaisen was Chief Accountant for the U.S. Securities and Exchange Commission (SEC) from 2003 to 2005, where he served as the principal advisor to the SEC on accounting and auditing matters and was responsible for formulating and administering the accounting program and policies of the SEC.

•     He was a partner of PricewaterhouseCoopers, an accounting firm, from 1978 to 2003 and first joined Price Waterhouse in 1967.

•     Mr. Nicolaisen led Price Waterhouse’s national office for accounting and SEC services and its financial services practice and was responsible for auditing and providing risk management advice to large, complex multi-national corporations.

Other Current Directorships:    MGIC Investment Corporation, Verizon Communications Inc. and Zurich Insurance Group

Qualifications, Attributes and Skills:    Mr. Nicolaisen brings to the Board over 40 years of regulatory, public accounting and financial reporting, risk management and financial experience and the varied perspectives he has gained in the private sector as well as through distinguished service at the SEC.

Hutham S. Olayan (59) Director Since 2006

Professional Experience:

•     Ms. Olayan has been a principal and director since 1981 of The Olayan Group, a private multinational enterprise that is a diversified global investor and operator of commercial and industrial businesses in Saudi Arabia.

•     She has been President and Chief Executive Officer of The Olayan Group’s U.S. operations for more than 25 years, overseeing all investment activity in the Americas.

•     Ms. Olayan is a member of the International Advisory Board of The Blackstone Group and a former director of Equity International and Thermo Electron Corporation.

Qualifications, Attributes and Skills:    Ms. Olayan’s extensive financial experience in the U.S. and internationally, including the Middle East, strengthens the Board’s global perspective.

James W. Owens (67) Director Since 2011

Professional Experience:

•     Mr. Owens served as Chairman and Chief Executive Officer of Caterpillar Inc. (Caterpillar), a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from 2004 to 2010.

•     He served as Vice Chairman of Caterpillar from 2003 to 2004 and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions.

•     Mr. Owens served at Caterpillar as Vice President and Chief Financial Officer from 1993 to 1995, Corporate Vice President and President of Solar Turbines Incorporated from 1990 to 1993, and managing director of P.T. Natra Raya, Caterpillar’s Indonesian joint venture, from 1987 to 1990.

•     He held various managerial positions in the Accounting and Product Source Planning Departments from 1980 to 1987 and was chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland, from 1975 to 1980. He joined Caterpillar in 1972 as a corporate economist.

•     Mr. Owens served on the President’s Economic Recovery Advisory Board from 2009 to 2011. He serves on the boards of the Peter G. Peterson Institute for International Economics and the Council on Foreign Relations and is a senior advisor at Kohlberg Kravis Roberts & Co.

Other Current Directorships:    Alcoa Inc. and International Business Machines Corporation

Other Directorships in the Past Five Years:    Caterpillar Inc.

Qualifications, Attributes and Skills:    Mr. Owens’ various leadership positions, including as Chief Executive Officer of a major global corporation, bring to the Board extensive management experience and economics expertise and strengthen the Board’s global perspective.

O. Griffith Sexton (69) Director Since 2005

Professional Experience:

•     Mr. Sexton has served as an adjunct professor at Columbia Business School since 1995 and visiting lecturer at Princeton University since 2000, teaching courses in corporate finance.

•     He was an Advisory Director of Morgan Stanley from 1995 to 2008.

•     Mr. Sexton joined Morgan Stanley in 1973 and was a Managing Director from 1985 to 1995, ultimately serving as Director of the Corporate Restructuring Group within the Advisory Services Department.

Other Current Directorships:    Investor AB

Qualifications, Attributes and Skills:    Mr. Sexton brings to the Board extensive financial services, accounting and risk experience as well as substantive knowledge of Morgan Stanley’s businesses from his nearly 40 years of prior service at the Company.

Ryosuke Tamakoshi (65) Director Since 2011

Professional Experience:

•     Mr. Tamakoshi has served as a Senior Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (BTMU) since June 2010.

•     He served as Chairman of MUFG from October 2005 to June 2010 and as Deputy Chairman of BTMU from January 2006 to March 2008. Before the merger between the former Mitsubishi Tokyo Financial Group and UFJ Holdings, Mr. Tamakoshi was President and Chief Executive Officer of UFJ Holdings, Inc. and also Chairman of UFJ Bank, Ltd.

•     Mr. Tamakoshi began his professional career at The Sanwa Bank, one of the legacy banks of BTMU, in 1970.

Other Directorships in the Past Five Years:    MUFG

Qualifications, Attributes and Skills:    As a senior officer advisor to BTMU and as former Chairman of MUFG, Mr. Tamakoshi brings to the Board over 40 years of banking experience and international, risk management and strategic expertise.

Masaaki Tanaka (59) Director Since 2011

Professional Experience:

•     Mr. Tanaka became Representative Director and Deputy President of MUFG in June 2012.

•     He served as Resident Managing Officer for the United States of MUFG as well as Chief Executive Officer for the Americas of BTMU from July 2010 to June 2012, Senior Managing Executive Officer of BTMU from May 2011 to June 2012 and Managing Executive Officer of BTMU from May 2007 to May 2011.

•     Mr. Tanaka was President and Chief Executive Officer of UnionBanCal Corporation and its primary subsidiary, Union Bank, N.A., from May 2007 until June 2010, and also served on the Board of each entity until July 2012.

•     Following the merger of The Bank of Tokyo-Mitsubishi, Ltd. (BTM) and UFJ Bank, Ltd., which created BTMU, he served as Executive Officer and General Manager of the Corporate Planning Division for BTMU from 2006 to 2007.

•     From 1996 to 2005, Mr. Tanaka served in various capacities in the Corporate Planning Division of BTM and was Executive Officer and General Manager of the Corporate Banking Division with responsibility for relationships with leading corporations. He was also General Manager of the Corporate Business Development Division where he directed strategic planning and coordination of the company’s corporate banking business.

•     Mr. Tanaka began his professional career at the Mitsubishi Bank, a predecessor to BTMU, in 1977.

Other Current Directorships:    MUFG

Other Directorships in the Past Five Years:    UnionBanCal Corporation

Qualifications, Attributes and Skills:    As a senior officer of MUFG and its associated companies, Mr. Tanaka brings to the Board over 35 years of banking experience and international, risk management and strategic expertise.

Laura D. Tyson (65) Director Since 1997

Professional Experience:

•     Dr. Tyson has served as the S. K. and Angela Chan Professor of Global Management since 2008 and as Professor of Business Administration and Economics from 2007 to 2008 at the Walter A. Haas School of Business, University of California, Berkeley.

•     She was Dean of the London Business School from 2002 to 2006.

•     Dr. Tyson was Dean from 1998 to 2001 and Class of 1939 Professor in Economics and Business Administration from 1997 to 1998 at the Walter A. Haas School of Business, University of California, Berkeley.

•     She served as National Economic Advisor to the President and Chair of the President’s National Economic Council from 1995 to 1996 and as Chair of the White House Council of Economic Advisors from 1993 to 1995.

•     Dr. Tyson has served as a member of the Foreign Affairs Policy Board, U.S. State Department, since 2012.

•     She served on the President’s Economic Recovery Advisory Board from 2009 to 2011 and was appointed in 2011 to the President’s Council on Jobs and Competitiveness.

Other Current Directorships:    AT&T Inc., CBRE Group, Inc. and Silver Spring Networks, Inc.

Other Directorships in the Past Five Years:    Eastman Kodak Company

Qualifications, Attributes and Skills:    Dr. Tyson brings to the Board economics and public policy expertise and leadership skills from her positions in academia and through her distinguished public service.

Our Board unanimously recommends that you vote “FOR” the election of all director nominees. Proxies solicited by the Board will be voted “FOR” each nominee unless otherwise instructed.

Corporate Governance

Morgan Stanley is committed to maintaining best-in-class governance practices and has implemented the following:

•	Shareholders who own at least 25% of common stock have the ability to call a special meeting of shareholders;
•	No supermajority vote requirements in our charter or bylaws;
•	All directors are elected annually by majority vote standard;
•	Our Board has a majority of independent directors;
•	Our Board has financial services experience and a diverse international background; and
•	Our lead independent director is appointed, and reviewed annually, by the other independent directors.

Corporate Governance Policies

Morgan Stanley has a corporate governance web page at morganstanley.com/about/company/governance that includes the following:

•	Corporate Governance Policies (including our Director Independence Standards)

•	Code of Ethics and Business Conduct

•	Board Committee Charters

•	Policy Regarding Corporate Political Contributions

•	Policy Regarding Shareholder Rights Plan

•	Information Regarding the Integrity Hotline

•	Information Regarding the Equity Ownership Commitment

•	Policy Regarding Communication by Shareholders and Other Interested Parties with the Board of Directors

Shareholders and other interested parties may contact any of our Company’s directors (including the Lead Director or non-management directors) by writing to them at Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Such communications will be handled in accordance with the procedures approved by the Company’s independent directors.

•	Policy Regarding Director Candidates Recommended by Shareholders

Shareholders may submit recommendations for director candidates for consideration by the Nominating and Governance Committee at any time by sending the information set forth in the policy to the Nominating and Governance Committee, Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Under the policy, in order for director candidate recommendations to be considered for the 2014 annual meeting of shareholders, recommendations must be submitted in accordance with the policy by November 28, 2013.

Hard copies of these materials are available to any shareholder who requests them by writing to Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036.

Director Independence

The Board has determined that Messrs. Bostock, Bowles, Davies, Glocer, Herz, Kidder, Kleinfeld and Nicolaisen, Ms. Olayan, Messrs. Owens and Sexton, and Dr. Tyson are independent in accordance with the Director Independence Standards established under our Corporate Governance Policies. The Board has also determined that James H. Hance, Jr., who did not stand for election at the 2012 annual meeting of shareholders, was independent in accordance with the Director Independence Standards established under our Corporate Governance Policies during the period he served on the Board in 2012.

To assist the Board with its determination, the Director Independence Standards follow New York Stock Exchange (NYSE) rules and establish guidelines as to employment and commercial relationships that affect independence and categories of relationships that are not deemed material for purposes of director independence. Eleven of 14 of our current directors are independent, and, upon the election of the current slate of director nominees, 11 of our 14 directors will be independent.

In making its determination as to the independent directors, the Board reviewed relationships between Morgan Stanley and the directors, including:

Relationship	Director(s)

Commercial relationships in the last three years between Morgan Stanley and entities where the directors are employees or executive officers, or their immediate family members are executive officers, that did not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues in any of the last three years

Bostock, Davies, Kleinfeld, Olayan and Tyson

Ordinary course relationships arising from transactions on terms and conditions substantially similar to those with unaffiliated third parties between Morgan Stanley and entities where the directors or their immediate family members own equity of 5% or more of that entity

Bostock

Morgan Stanley’s contributions to charitable organizations where the directors or their immediate family members serve as officers, directors or trustees that did not exceed the greater of $1,000,000 or 2% of the organization’s consolidated gross revenues in the preceding year

Bostock, Bowles, Davies, Glocer, Hance, Kidder, Kleinfeld, Olayan, Owens and Tyson
Directors’ utilization of Morgan Stanley products and services in the ordinary course of business on terms and conditions substantially similar to those provided to unaffiliated third parties	Bostock, Hance, Herz, Kidder, Owens, Sexton and Tyson

Mr. Bostock’s son-in-law is Co-Chief Executive Officer and a significant equity owner in FrontPoint Partners LLC (FrontPoint). In January 2012, the Company restructured its relationship with FrontPoint by exchanging the Company’s equity interests (representing not more than a 24.9% equity interest) in FrontPoint for revenue shares in remaining funds and a share of any future FrontPoint asset sale proceeds. The Company continued not to control FrontPoint after the restructuring. The Board (other than Mr. Bostock) determined, consistent with NYSE rules and based upon the facts and circumstances, that the relationship is immaterial to Mr. Bostock’s independence (see also “Certain Transactions” herein).

In determining Mr. Sexton’s independence, the Board (other than Mr. Sexton) considered that the Company provides Mr. Sexton with access to medical insurance, for which Mr. Sexton pays the full cost, and determined, consistent with NYSE rules and based upon the facts and circumstances, that the relationship is immaterial to Mr. Sexton’s independence.

Director Attendance at Annual Meeting

The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. All 12 of the current directors who were on the Board at the time and Mr. Kleinfeld, who was nominated for election at the time, attended the 2012 annual meeting of shareholders. One of the 13 directors on the Board of Directors at the time of the 2012 annual meeting of shareholders was not standing for re-election and did not attend the meeting.

Board Meetings and Committees

Our Board met 16 times during 2012. Each director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2012 while the director was a member. In addition to Board and committee meetings, our directors also discharge their duties through, among other things, informal group communications and discussions with the Lead Director, Chairman of the Board and Chief Executive Officer, members of senior management and others as appropriate regarding matters of interest.

The Company’s Corporate Governance Policies provide that non-management directors meet in executive sessions and that the Lead Director will preside over these executive sessions. The independent directors also meet in executive session at least once annually and the Lead Director presides over these executive sessions.

The Board’s standing committees, their membership and the number of meetings in 2012 are set forth below. Charters for each of our standing committees are available at our corporate governance web page.

All members of the Audit Committee, the Compensation, Management Development and Succession (CMDS) Committee and the Nominating and Governance Committee satisfy the standards of independence applicable to members of such committees. All members of the Risk Committee and Operations and Technology Committee are non-employee directors and a majority of the members of such committees satisfy the independence requirements of the Company and the NYSE. Each member of the CMDS Committee is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director” as defined by Section 162(m) of the Internal Revenue Code. In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts” within the meaning of current SEC rules.

Committee	Current Members		Primary Responsibilities	Meetings Held in 2012
Audit	Donald T. Nicolaisen (Chair) Howard J. Davies Robert H. Herz[1] O. Griffith Sexton	•	Oversees the integrity of the Company’s consolidated financial statements, compliance with legal and regulatory requirements and system of internal controls.	13
		•	Oversees risk management and risk assessment guidelines in coordination with the Board, Risk Committee and Operations and Technology Committee and reviews the major franchise, reputational, legal and compliance risk exposures of the Company.
		•	Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services.
		•	Oversees the qualifications and independence of the independent auditor and performance of the Company’s internal auditor and independent auditor.
		•	After review, recommends to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K.
Compensation, Management Development and Succession	Erskine B. Bowles (Chair) C. Robert Kidder Donald T. Nicolaisen Hutham S. Olayan	•	Annually reviews and approves the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates his performance in light of these goals and objectives.	14
		•	Determines the compensation of executive officers and other officers and employees as appropriate.
		•	Administers the Company’s equity-based compensation plans and cash-based nonqualified deferred compensation plans.
		•	Oversees plans for management development and succession.
		•	Reviews and discusses the Compensation Discussion and Analysis with management and recommends to the Board its inclusion in the proxy statement.
		•	Reviews the Company’s incentive compensation arrangements to help ensure that such arrangements are consistent with the safety and soundness of the Company and do not encourage excessive risk-taking, and are otherwise consistent with applicable related regulatory rules and guidance.
		•	See “Compensation Governance” and “Consideration of Risk Matters in Determining Compensation” herein.
Nominating and Governance	James W. Owens (Chair)[2] Roy J. Bostock C. Robert Kidder Klaus Kleinfeld[3]	•	Identifies and recommends candidates for election to the Board.	4
		•	Recommends committee structure and membership.
		•	Reviews annually the Company’s Corporate Governance Policies.
		•	Oversees the annual evaluation of the Lead Director, Board and its committees.
		•	Reviews and approves related person transactions in accordance with the Company’s Related Person Transactions Policy.
Operations and Technology	Donald T. Nicolaisen (Chair) Howard J. Davies O. Griffith Sexton[4] Ryosuke Tamakoshi	•	Oversees the Company’s operations and technology strategy and significant investments in support of such strategy.	5
		•	Oversees risk management and risk assessment guidelines and policies regarding operational risk.

Committee	Current Members		Primary Responsibilities	Meetings Held in 2012
Risk	Howard J. Davies (Chair) Roy J. Bostock James W. Owens[5] Masaaki Tanaka Laura D. Tyson[5]	•	Oversees the Company’s risk governance structure.	8
		•	Oversees risk management and risk assessment guidelines and policies regarding market, credit, liquidity and funding risk.
		•	Oversees risk tolerance, including risk tolerance levels and capital targets and limits.
		•	Oversees the Company’s capital, liquidity and funding.
		•	Oversees the performance of the Chief Risk Officer.

[1]	Effective July 2, 2012, Mr. Herz joined the Audit Committee.
[2]	Effective July 2, 2012, Mr. Owens, who was a member of the Nominating and Governance Committee, became Chair, and Dr. Tyson, who had served as Chair, concluded service on the committee.
[3]	Effective July 2, 2012, Mr. Kleinfeld joined the Nominating and Governance Committee.
[4]	Effective July 2, 2012, Mr. Sexton joined the Operations and Technology Committee.
[5]	Effective July 2, 2012, Mr. Owens and Dr. Tyson joined the Risk Committee.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure.    The Board is responsible for reviewing the Company’s leadership structure. As set forth in the Corporate Governance Policies, the Board believes that the Company and its shareholders are best served by maintaining the flexibility to have any individual serve as Chairman of the Board based on what is in the best interests of the Company at a given point in time, taking into consideration, among other things:

•	The composition of the Board;

•	The role of the Company’s independent Lead Director;

•	The Company’s strong corporate governance practices;

•	The Chief Executive Officer’s (CEO) working relationship with the Board; and

•	The challenges specific to the Company.

The Board has determined that the appointment of a strong independent Lead Director (as described below), together with a combined Chairman and CEO, serves the best interests of the Company and its shareholders. By serving in both positions, the CEO and Chairman is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Director, leadership in focusing its discussions and review of the Company’s strategy. In addition, a combined role of CEO and Chairman ensures that the Company presents its message and strategy to shareholders, employees and clients with a unified voice. The Board believes that it is in the best interest of the Company and its shareholders for Mr. Gorman to serve as Chairman and CEO at this time, considering the strong role of our independent Lead Director and other corporate governance practices providing independent oversight of management as set forth below.

Lead Director.    The Corporate Governance Policies provide for an independent and active Lead Director that is appointed, and reviewed annually, by the independent directors with clearly defined leadership authority and responsibilities. Our Lead Director, C. Robert Kidder, was appointed by our other independent directors and has responsibilities including:

•	Presiding at all meetings of the Board at which the Chairman is not present;

•	Having the authority to call, and lead, sessions composed only of non-management directors or independent directors;

•	Serving as liaison between the Chairman and the independent directors;

•	Advising the Chairman of the Board’s informational needs;

•	Approving the types and forms of information sent to the Board;

•	Approving Board meeting agendas and the schedule of Board meetings and requesting, if necessary, the inclusion of additional agenda items; and

•	Making himself available, if requested by major shareholders, for consultation and direct communication.

Independent Oversight of Management.    The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

•

The Board has a majority of independent and non-management directors.    Eleven of the 14 director nominees are independent as defined by the NYSE listing standards and the Company’s more stringent Corporate Governance Policies and 13 of 14 director nominees are non-management directors. All of the Company’s directors are elected annually.

•

The Board’s key standing committees are composed solely of non-management directors. The Audit Committee, the CMDS Committee, and the Nominating and Governance Committee are each composed solely of independent directors. The Operations and Technology Committee and Risk Committee consist of a majority of independent directors and include only non-management directors. The committees provide independent oversight of management.

•

The Board’s non-management directors meet regularly in executive session. The non-management directors meet regularly in executive session without management present and, consistent with the NYSE listing standards, at least annually, the independent directors meet in executive session. These sessions are chaired by the Lead Director.

Board Role in Risk Oversight.    The Board has oversight for the Company’s enterprise risk management framework and is responsible for helping to ensure that the Company’s risks are managed in a sound manner. The committees discussed below assist the Board in its risk oversight. The Board established the Risk Committee, which is comprised solely of non-management directors, to assist the Board in the oversight of:

•	The Company’s risk governance structure;

•	The Company’s risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk;

•	The Company’s risk tolerance, including risk tolerance levels and capital targets and limits;

•	The Company’s capital, liquidity and funding; and

•	The performance of the Chief Risk Officer.

The Audit Committee retains responsibility for oversight of certain aspects of risk management, including review of the major franchise, reputational, legal and compliance risk exposures of the Company and the steps management has taken to monitor and control such exposure, as well as, in coordination with the Risk Committee and the Operations and Technology Committee, guidelines and policies that govern the process for risk assessment and risk management. The Operations and Technology Committee has responsibility for oversight of operational risk. The Audit Committee, Operations and Technology Committee, Risk Committee and Chief Risk Officer report to the entire Board on a regular basis.

As discussed under “Executive Compensation – Consideration of Risk Matters in Determining Compensation,” the CMDS Committee works with the Chief Risk Officer and its independent compensation consultant to evaluate whether the Company’s compensation arrangements are consistent with the safety and soundness of the Company or encourage unnecessary or excessive risk-taking and whether any risks arising from the Company’s compensation arrangements are reasonably likely to have a material adverse effect on the Company.

The Board has also authorized the Firm Risk Committee, a management committee appointed and chaired by the CEO that includes the most senior officers of the Company, including the Chief Risk Officer, Chief Legal Officer and Chief Financial Officer, to oversee the Company’s global risk management structure. The Firm Risk Committee’s responsibilities include oversight of the Company’s risk management principles, procedures and limits and the monitoring of capital levels and material market, credit, liquidity and funding, legal, compliance, operational, franchise and regulatory risk matters, and other risks, as appropriate, and the steps management has taken to monitor and manage such risks. The Company’s risk management is further discussed in Part II, Item 7A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (2012 Form 10-K).

Assessment of Leadership Structure and Risk Oversight.    The Board has determined that its leadership structure is appropriate for the Company. Mr. Gorman’s role as CEO, his existing relationship with the Board, his understanding of Morgan Stanley’s businesses and his professional experience and leadership skills uniquely position him to serve as Chairman and CEO, while the Company’s Lead Director, Mr. Kidder, has proven effective at enhancing the overall independent functioning of the Board. The Board believes that the combination of the Chairman and CEO, the Lead Director and the Chairmen of the Audit, CMDS, Risk and Operations and Technology committees provide the appropriate leadership to help ensure effective risk oversight by the Board.

Director Compensation

The following table contains information with respect to the annual compensation (including deferred compensation) of our non-employee directors earned during 2012 with respect to his or her Board service.

Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Roy J. Bostock	95,000	250,000	—	—	—	345,000
Erskine B. Bowles	95,000	250,000	—	—	—	345,000
Howard J. Davies	115,000	250,000	—	—	—	365,000
Robert H. Herz	41,319	208,333	—	—	—	249,652
C. Robert Kidder	125,000	250,000	—	—	—	375,000
Klaus Kleinfeld	48,611	250,000	—	—	—	298,611
Donald T. Nicolaisen	120,000	250,000	—	—	—	370,000
Hutham S. Olayan	85,000	250,000	—	—	—	335,000
James W. Owens	94,722	250,000	—	—	—	344,722
O. Griffith Sexton(5)	89,861	250,000	—	—	—	339,861
Laura D. Tyson	90,139	250,000	—	—	—	340,139

(1) Messrs. Gorman, Tamakoshi and Tanaka received no compensation during 2012 for Board service.

(2) Represents the portion of the annual Board and Board committee retainers that was earned or deferred at the director’s election during 2012. Cash retainers for service on the Board and a Board committee are paid semiannually in arrears for the period beginning at the 2012 annual meeting of shareholders and concluding at the 2013 annual meeting of shareholders (the 2012 service period). Amounts in the table represent (i) cash retainers earned for a portion of the 2011 service period (January 1, 2012 to May 15, 2012, the date of the 2012 annual meeting of shareholders) paid or deferred on May 15, 2012, (ii) cash retainers earned for a portion of the 2012 service period (May 16, 2012 to November 15, 2012, the six-month anniversary of the 2012 annual meeting of shareholders) paid or deferred on November 15, 2012, and (iii) cash retainers earned for a portion of the 2012 service period (November 16, 2012 to December 31, 2012) payable on May 14, 2013, the date of the 2013 annual meeting of shareholders (or, if earlier, upon termination from the Board). Mr. Herz joined the Board of Directors on July 2, 2012 and, accordingly, his Board and committee retainers were prorated for service as described below.

The annual Board retainer for the 2012 service period for each director is $75,000. In addition, the Lead Director, each of the Board committee chairs and each Board committee member receives additional annual retainers for the 2012 service period, as set forth in the following table. Retainers are prorated when a director joins the Board or a committee at any time other than at the annual meeting of shareholders, provided that no retainers are paid if the director is elected to the Board less than 60 days prior to the annual meeting. Directors do not receive meeting fees.

Retainer
Lead Director	$30,000

Committee Chair
Audit Committee	$25,000
Compensation, Management Development and Succession Committee	$20,000
Nominating and Governance Committee	$20,000
Operations and Technology Committee	$10,000
Risk Committee	$20,000

Committee Members
Audit Committee	$10,000
Compensation, Management Development and Succession Committee	$10,000
Nominating and Governance Committee	$10,000
Operations and Technology Committee	$10,000
Risk Committee	$10,000

Directors can elect to receive all or a portion of their retainers for the 2012 service period on a current basis in cash or shares of common stock or on a deferred basis in stock units under the Directors’ Equity Capital Accumulation Plan (DECAP). Directors receive dividend equivalents on stock units that are paid in the form of additional stock units. Messrs. Bostock, Davies, Herz, Kidder, Kleinfeld, Nicolaisen and Owens and Dr. Tyson received their retainers for the 2012 service period in cash on a current basis. Messrs. Bowles and Sexton and Ms. Olayan deferred their retainers for the 2012 service period into stock units (Elective Units). Elective Units are not subject to vesting or cancellation.

On May 15, 2012, the date of the 2012 annual meeting of shareholders, each of Messrs. Bowles and Sexton and Ms. Olayan were granted a number of Elective Units in lieu of the remaining 50% of his or her cash retainers earned for the 2011 service period that began on May 18, 2011, the date of the 2011 annual meeting of shareholders, and payable on such date determined by dividing the dollar value of such cash retainers by $14.2859, the volume-weighted average price of the common stock on the grant date.

On November 15, 2012, the six-month anniversary of the date of the 2012 annual meeting of shareholders, each of Messrs. Bowles and Sexton and Ms. Olayan were granted a number of Elective Units in lieu of the first 50% of his or her cash retainers earned for the 2012 service period and payable on such date determined by dividing the dollar value of such cash retainers by $16.2427, the volume-weighted average price of the common stock on the grant date.

(3) Represents the aggregate grant date fair value of the annual stock unit award for the 2012 service period and, with respect to Mr. Herz, a prorated initial stock unit award, granted during 2012, determined in accordance with the applicable accounting guidance for equity-based awards. The aggregate grant date fair value of annual stock units granted on May 15, 2012 for the 2012 service period is based on $14.2859, the volume-weighted average price of the common stock on the grant date. The aggregate grant date fair value of the initial stock units granted to Mr. Herz on July 2, 2012 is based on $13.5756, the volume-weighted average price of the common stock on the grant date. For further information on the valuation of these stock units, see notes 2 and 20 to the consolidated financial statements included in the 2012 Form 10-K.

Under DECAP, directors receive an equity award upon initial election to the Board (provided that they are elected to the Board no less than 60 days prior to the annual meeting and are not initially elected at the annual meeting) and an equity award annually thereafter on the date of the annual meeting of shareholders. The grant date fair value of the initial equity award is $250,000, prorated for service until the annual meeting. The grant date fair value of the annual equity award is $250,000. Initial and annual equity awards are granted in the form of 50% stock units that do not become payable until the director retires from the Board (Career Units) and 50% in the form of stock units payable on the first anniversary of grant (Current Units). Initial equity awards are fully vested upon grant. Annual equity awards are subject to monthly vesting until the one-year anniversary of the grant date. On May 15, 2012, the date of the 2012 annual meeting of shareholders, directors received their annual equity awards for the 2012 service period in the form of 17,499.773 stock units (determined by dividing $250,000 by $14.2859), which were allocated 50% to Career Units and 50% to Current Units. With respect to Career Units, directors may elect to extend deferral beyond retirement from the Board, subject to specified limitations. With respect to Current Units, directors may choose to defer receipt of the shares underlying Current Units beyond the anniversary of grant and may choose the form of distribution (lump sum or installment payments).

(4) The following table sets forth the aggregate number of shares underlying DECAP stock units and stock options outstanding at December 31, 2012. The number of units set forth in the following table is rounded to the nearest whole number of units.

Name	Stock Units (#)	Stock Options (#)(a)
Roy J. Bostock	48,753	—
Erskine B. Bowles	92,400	—
Howard J. Davies	52,992	7,049
Robert H. Herz	15,393	—
C. Robert Kidder	63,965	21,742
Klaus Kleinfeld	17,614	—
Donald T. Nicolaisen	59,204	—
Hutham S. Olayan	84,978	—
James W. Owens	30,906	—
O. Griffith Sexton	84,252	—
Laura D. Tyson	38,176	16,448

(a)

Directors were awarded stock options annually under DECAP until February 8, 2005, at which point stock option awards were discontinued. As of December 31, 2012, the outstanding stock options had no intrinsic value because the exercise price of each stock option was greater than $19.12, the closing price of the Company’s common stock on December 31, 2012.

(5) Mr. Sexton was an advisory director of the Company from May 1995 until September 2008 and was a full-time Company employee prior to becoming an advisory director. The Company provides Mr. Sexton with access to medical insurance, for which he pays the full cost.

Related Person Transactions Policy

Our Board has adopted a written Related Person Transactions Policy (Policy) requiring the approval or ratification by the Nominating and Governance Committee of transactions (including material amendments or modifications to existing transactions), where the Company is a participant, the transaction exceeds $120,000 and a related person (directors or director nominees, executive officers, 5% shareholders and immediate family members of the foregoing) has a direct or indirect material interest. Under the Policy, in determining whether to approve or ratify such Related Person Transactions, the Nominating and Governance Committee considers all relevant facts and circumstances, including, but not limited to: the terms and commercial reasonableness of the transaction; the size of the transaction; the materiality to, and interest of, the related person and the Company in the transaction; whether the transaction would, or would be perceived to, present an improper conflict of interest for the related person; and, if the related person is an independent director, the impact on the director’s independence. Certain Transactions are not subject to the Policy, including compensation of executive officers approved by the CMDS Committee and ordinary course commercial or financial services transactions between the Company and entity in which a related person has an interest if the transaction is made under terms and conditions and under circumstances substantially similar to those prevailing at the time for comparable transactions with unaffiliated third parties and the related person does not otherwise have a direct or indirect material interest in the transaction.

Certain Transactions

Our subsidiaries may extend credit in the ordinary course of business to certain of our directors, officers and members of their immediate families. These extensions of credit may be in connection with margin loans, mortgage loans or other extensions of credit by our subsidiaries. These extensions of credit are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

Each of China Investment Corporation (CIC), MUFG and State Street Corporation (State Street) beneficially owns 5% or more of the outstanding shares of Morgan Stanley common stock as reported under “Principal Shareholders.” During 2012, we engaged in transactions in the ordinary course of business with each of CIC, MUFG and State Street and certain of their respective affiliates, including investment banking, financial advisory, sales and trading, derivatives, investment management, lending, securitization and other financial services transactions. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties.

As part of the global strategic alliance between MUFG and the Company, the Company and MUFG formed a joint venture in Japan of their respective investment banking and securities businesses by forming two joint venture companies. MUFG contributed the investment banking, wholesale and retail securities businesses conducted in Japan by Mitsubishi UFJ Securities Co., Ltd. into one of the joint venture entities named Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (MUMSS). The Company contributed the investment banking operations conducted in Japan by its subsidiary, Morgan Stanley MUFG Securities Co., Ltd. (MSMS), formerly known as Morgan Stanley Japan Securities Co., Ltd., into MUMSS (MSMS, together with MUMSS, the “Joint Venture”). MSMS has continued its sales and trading and capital markets business conducted in Japan. The Company owns a 40% economic interest in the Joint Venture and MUFG owns a 60% economic interest in the Joint Venture. The Company holds a 40% voting interest and MUFG holds a 60% voting interest in MUMSS, while the Company holds a 51% voting interest and MUFG holds a 49% voting interest in MSMS. Other initiatives that are part of the Company’s global strategic alliance with MUFG include a loan marketing joint venture in the Americas, business referral arrangements in Asia, Europe, the Middle East and Africa, referral agreements for commodities transactions and a secondment arrangement of personnel between MUFG and the Company for the purpose of sharing best practices and expertise.

The Company formerly held common and preferred equity interests in FrontPoint (representing not more than a 24.9% equity interest), where Mr. Bostock’s son-in-law is Co-Chief Executive Officer and a significant equity owner. In January 2012, the Company restructured its relationship with FrontPoint by exchanging all its equity interest in FrontPoint (which is now 100% owned by FrontPoint management, including Mr. Bostock’s son-in-law) for revenue shares in remaining funds and a share of any future FrontPoint asset sale proceeds. The Company continued not to control FrontPoint after the restructuring.

Beneficial Ownership of Company Common Stock

Executive Equity Ownership Commitment

Members of the Company’s Operating Committee are subject to an Equity Ownership Commitment that requires them to retain at least 75% of common stock and equity awards (less allowances for the payment of any option exercise price and taxes) made to them for service on the Operating Committee. This commitment ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work towards superior long-term stock price performance. None of our executive officers have prearranged trading plans under SEC Rule 10b5-1. Executive officers also are prohibited from engaging in hedging strategies or selling short or trading derivatives involving Morgan Stanley securities.

Director Equity Ownership Requirement

As indicated under “Director Compensation,” our independent directors generally receive an equity award upon initial election to the Board and receive an annual equity award thereafter with a grant date fair value of $250,000 (prorated in the case of the initial award) as part of their director compensation. 50% of each equity award granted to our independent directors does not become payable until the director retires from the Board (and may be deferred beyond retirement at the director’s election), which fosters a long-term ownership view.

Stock Ownership of Executive Officers and Directors

We encourage our directors, executive officers and employees to own our common stock; owning our common stock aligns their interests with those of shareholders.

The following table sets forth the beneficial ownership of common stock as of February 28, 2013 by our CEO and the other executive officers named in the “2012 Summary Compensation Table” (the named executive officers or NEOs), directors and director nominees, and by all our directors and executive officers as of February 28, 2013, as a group. As of February 28, 2013, none of the common stock beneficially owned by our directors and NEOs was pledged.

	Common Stock Beneficially Owned as of February 28, 2013

Name	Shares(1)	Underlying Stock Units(2)	Subject to Stock Options Exercisable within 60 Days	Total(2)(3)
NAMED EXECUTIVE OFFICERS
James P. Gorman	365,269	709,111	694,908	1,769,288
Ruth Porat	536,937	242,256	164,833	944,026
Gregory J. Fleming	216,958	250,003	40,448	507,409
Colm Kelleher	32,586	274,022	306,102	612,710
Paul J. Taubman	617,909	600,435	302,881	1,521,225

DIRECTORS
Roy J. Bostock	48,758	48,856	—	97,614
Erskine B. Bowles	1,000	92,594	—	93,594
Howard J. Davies	15,210	53,103	7,049	75,362
Thomas H. Glocer(4)	1,000	—	—	1,000
Robert H. Herz	—	15,425	—	15,425
C. Robert Kidder	75,638	64,100	21,742	161,480
Klaus Kleinfeld	—	17,651	—	17,651
Donald T. Nicolaisen	4,704	59,329	—	64,033
Hutham S. Olayan	8,000	85,156	—	93,156
James W. Owens	5,000	30,971	—	35,971
O. Griffith Sexton	633,934	84,429	—	718,363
Ryosuke Tamakoshi(5)	—	—	—	—
Masaaki Tanaka(5)	—	—	—	—
Laura D. Tyson	37,340	38,256	16,448	92,044

ALL DIRECTORS AND EXECUTIVE OFFICERS AS OF FEBRUARY 28, 2013 AS A GROUP (20 PERSONS)	2,096,764	2,448,176	1,378,236	5,923,176

(1) Each director, NEO and executive officer has sole voting and investment power with respect to his or her shares, except as follows: Mr. Gorman – 62,719 shares held in a grantor retained annuity trust for which Mr. Gorman and his spouse are co-trustees, 600 shares held in a Uniform Gifts to Minors Act account for which Mr. Gorman is custodian and for which he disclaims beneficial ownership, and 500 shares held in a Uniform

Transfer to Minors Act account for which Mr. Gorman’s spouse is custodian and for which he disclaims beneficial ownership; Mr. Fleming – 104,550 shares held in an irrevocable family trust for which Mr. Fleming’s spouse is a trustee and beneficiary; Mr. Taubman – 1,585 shares held by Mr. Taubman’s spouse; Mr. Bostock – 1,775 shares held by Mr. Bostock’s spouse; and Mr. Bowles – 1,000 shares held in a trust revocable by Mr. Bowles on 30 days’ notice.

(2) Shares of common stock held in a trust (Trust) corresponding to certain outstanding restricted stock units (RSUs). Directors and executive officers may direct the voting of the shares corresponding to such RSUs. Voting by executive officers is subject to the provisions of the Trust, as described in “Information about the Annual Meeting – How Do I Submit Voting Instructions for Shares Held in Employee Plans?” Excludes long-term incentive program awards granted in 2013 and performance stock units granted in prior years because executive officers may not direct the voting of any shares corresponding to such awards prior to settlement of the applicable award.

(3) Each NEO and director beneficially owned less than 1% of the shares of common stock outstanding. All executive officers and directors as a group as of February 28, 2013 beneficially owned less than 1% of the common stock outstanding.

(4) If elected to the Board at the 2013 annual meeting of shareholders, Mr. Glocer, as a non-employee director, will receive an annual equity award under DECAP with a grant date fair value of $250,000. See “Director Compensation” for further details regarding our director compensation arrangements.

(5) Messrs. Tamakoshi and Tanaka were designated by MUFG and elected to the Board pursuant to the Investor Agreement. They are not compensated by Morgan Stanley for their service on the Board. See “Principal Shareholders” regarding MUFG’s beneficial ownership of Company common stock.

Principal Shareholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent(1)
CIC(2) New Poly Plaza, No. 1 Chaoyangmen Beidajie Dongcheng District, Beijing 100010, People’s Republic of China	125,114,454	6.4%
MUFG(3) 7-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8330, Japan	435,452,411	22.2%
State Street(4) 225 Franklin Street, Boston, MA 02110	178,923,589	9.1%

(1) Percentages based upon the number of shares of common stock outstanding as of the record date, March 18, 2013, and the beneficial ownership of the principal shareholders as reported in SEC filings in notes 2-5 below.

(2) Based on the Schedule 13G filed on February 6, 2013 (as of December 31, 2012) by CIC and Harvest Investment Corporation. The Schedule 13G discloses that CIC had shared dispositive and shared voting power with respect to all beneficially owned shares reported.

(3) Based on the amended Schedule 13D filed on July 1, 2011 by MUFG. The amended Schedule 13D discloses that MUFG had sole dispositive and sole voting power with respect to the beneficially owned shares reported, including 3,435,259 shares held solely in a fiduciary capacity by certain affiliates of MUFG as the trustee of trust accounts or the manager of investment funds, other investment vehicles and managed accounts as of May 31, 2011 for which MUFG disclaims beneficial ownership.

(4) Based on the Schedule 13G filed on February 12, 2013 (as of December 31, 2012) by State Street and State Street Bank and Trust Company, each acting in various fiduciary and other capacities. The Schedule 13G discloses that State Street had shared dispositive power as to 178,923,589 shares and shared voting power as to 178,350,345 shares; that 121,031,132 shares beneficially owned by State Street Bank and Trust Company, a subsidiary of State Street, are held as trustee and investment manager on behalf of the Trust that holds shares of common stock underlying certain restricted stock units awarded to employees under various of the Company’s equity-based plans and an additional 25,826,687 shares are beneficially owned by State Street Bank & Trust and held in various capacities; and all shares reported are beneficially owned by State Street and its direct or indirect subsidiaries in their various fiduciary and other capacities, and, accordingly, another entity in every instance is entitled to dividends or proceeds of sale.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain of our officers to file reports with the SEC indicating their holdings of, and transactions in, our equity securities. The Company believes that during 2012 our reporting persons complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Governance

The CMDS Committee currently consists of four (4) directors, including our Lead Director, all of whom are independent members of the Board under the NYSE listing standards and the independence requirements of the Company. The CMDS Committee operates under a written charter adopted by the Board. The CMDS Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the NEOs. In addition, the CMDS Committee administers the Company’s equity incentive plans and cash-based nonqualified deferred compensation plans, including reviewing and approving grants to executive officers. Information on the CMDS Committee’s processes, procedures and analysis of NEO compensation for 2012 is addressed in the “Compensation Discussion and Analysis” (CD&A).

The CMDS Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

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Retains its own independent compensation consultant to provide advice to the CMDS Committee on executive compensation matters and evaluates the independence of such consultant and other advisors as required by any applicable law, regulation or listing standard. The independent compensation consultant generally attends all CMDS Committee meetings, reports directly to the CMDS Committee Chair and regularly meets with the CMDS Committee without management present. In addition, the Chair of the CMDS Committee regularly engages with the CMDS Committee’s compensation consultant, without management, outside of the CMDS Committee meetings.

•	Regularly reviews the competitive environment and the design and structure of the Company’s compensation programs to ensure that they are consistent with and support our compensation objectives.

•	Regularly reviews the Company’s achievements with respect to execution of long-term strategy and evaluates executive performance in light of such achievements.

•	Regularly reviews legislative and regulatory developments affecting compensation in the U.S. and globally.

•

Annually reviews the Company’s incentive compensation arrangements to help ensure that such arrangements are consistent with the safety and soundness of the Company and do not encourage excessive risk taking, and are otherwise consistent with applicable related regulatory rules and guidance.

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Grants senior executive annual incentive compensation after a comprehensive review and evaluation of Company, business unit and individual performance for the year both on a year-over-year basis and as compared to our key competitors.

•	Oversees plans for management development and succession.

•	Regularly meets throughout the year and regularly meets in executive session without the presence of management or its compensation consultant.

•	Receives materials for meetings in advance, and the Chair of the CMDS Committee participates in pre-meetings with management to review the agendas and materials.

•	Regularly reports on its meetings to the Board.

As mentioned above, to perform its duties, the CMDS Committee retains the services of a qualified and independent compensation consultant that possesses the necessary skill, experience and resources to meet the CMDS Committee’s needs and that has no relationship with the Company that would interfere with its ability to provide independent advice. Effective October 2012, the CMDS Committee has selected Pay Governance as its compensation consultant. Previously Hay Group served as the CMDS Committee’s compensation consultant and as a consultant to the Nominating and Governance Committee with respect to Board compensation. The CMDS Committee’s compensation consultant assists the CMDS Committee in collecting and evaluating external market data regarding executive compensation and performance and advises the CMDS Committee on developing trends and best practices in executive compensation and equity and incentive plan design. Other than the aforementioned consulting services, neither Pay Governance nor Hay Group provides other services to the Company or its executive officers. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflict of interest has arisen in connection with the work of Pay Governance or Hay Group as compensation consultant for the CMDS Committee.

The Company’s Human Resources department acts as a liaison between the CMDS Committee and its independent consultant and also prepares materials for the CMDS Committee’s use in making compensation decisions. Separately, the Human Resources department may itself engage third-party compensation consultants to assist in the development of compensation data and analyze potential compensation structures to inform and facilitate the CMDS Committee’s deliberations.

The principal compensation plans and arrangements applicable to our NEOs are described in the CD&A and the tables in the “Executive Compensation” section. The CMDS Committee may delegate the administration of these plans and arrangements as appropriate, including to executive officers of the Company and members of the Company’s Human Resources department. The CMDS Committee may also create subcommittees with authority to act on its behalf. Significant delegations made by the CMDS Committee include the following:

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The CMDS Committee has delegated to the Equity Awards Committee (which consists of the CEO) its authority to make special new hire and retention equity awards; however, this delegation of authority does not extend to awards to our executive officers and certain other senior executives of the Company. Awards granted by the Equity Awards Committee are subject to a share limit imposed by the CMDS Committee and individual awards are reported to the CMDS Committee on a regular basis.

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The CMDS Committee has delegated to the Chief Operating Officer its authority to administer the Company’s cash-based nonqualified deferred compensation plans, including the Morgan Stanley Compensation Incentive Plan (discussed in the CD&A); however, the CMDS Committee has sole authority relating to grants of cash-based nonqualified deferred compensation plan awards to, or amendments to such awards held by, executive officers and certain other senior executives, material amendments to any such plans or awards, and the decision to implement certain of these plans in the future.

Our executive officers do not engage directly with the CMDS Committee in setting the amount or form of executive officer compensation. However, as discussed in the CD&A, as part of the annual performance review for our executive officers other than the CEO, the CMDS Committee considers our CEO’s assessment of each executive officer’s individual performance, as well as the performance of the Company and our CEO’s compensation recommendations for each executive officer, other than himself.

Annual equity and cash-based long-term incentive awards are typically granted by the CMDS Committee after the end of the year (beginning with 2013, future-oriented equity-based long-term incentive awards may also be granted). This schedule coincides with the time when year-end financial results are available and the CMDS Committee can evaluate individual and Company performance as described in the CD&A. Special equity and cash-based long-term incentive awards are generally approved on a monthly basis; however, they may be granted at any time, as deemed necessary for new hires, promotions, recognition or retention purposes. We do not coordinate or time the release of material information around our grant dates in order to affect the value of compensation.

Consideration of Risk Matters in Determining Compensation

The CMDS Committee works with the Company’s Chief Risk Officer and the CMDS Committee’s independent compensation consultant to evaluate whether the Company’s compensation arrangements encourage unnecessary or excessive risk-taking and whether risks arising from the Company’s compensation arrangements are reasonably likely to have a material adverse effect on the Company. Morgan Stanley is a financial institution that engages in significant trading and capital market activities that are subject to market and other risks. The Company employs risk management practices, including trading limits, marking-to-market positions, stress testing and employment of models. The Company believes in pay-for-performance and as a result also evaluates its compensation programs to recognize these risks.

In 2012, the Chief Risk Officer met with representatives from the Company’s Human Resources, Financial Control Group and Legal departments to evaluate each compensation program across each of the Company’s major areas – Institutional Securities, Asset Management, Global Wealth Management Group and Company/Infrastructure. These working sessions were intended to identify whether there were any material risks to the Company arising from such compensation programs, including those programs in which our NEOs participate. The review covered numerous programs, including equity and cash-based deferred compensation programs, discretionary bonus programs and performance-based formulaic bonus programs. The working group reviewed a number of factors, including the eligibility, form of payment, applicable performance measures, vesting, clawback, holdback and cancellation provisions and governance and oversight aspects of each program.

In 2012, the Chief Risk Officer concluded that Morgan Stanley’s current compensation programs do not incentivize employees to take unnecessary or excessive risk and that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The following are among the factors considered in making his determination:

•	Our balance of fixed compensation and discretionary compensation;

•	Our balance between short-term and long-term incentives;

•	Our mandatory deferrals into both equity-based and cash-based long-term incentive programs;

•	The governance procedures followed in making compensation decisions, including our rigorous up-front risk adjustment process for assessing performance based on financial, capital and risk metrics;

•	The risk-mitigating features of our awards, such as cancellation, holdback and clawback provisions; and

•	Our equity retention requirements.

The Chief Risk Officer and the Chief Human Resources Officer then reviewed these arrangements, along with the analyses and findings of the Chief Risk Officer, with the CMDS Committee and its independent compensation consultant. Before compensation decisions were approved in January 2013, the Chief Risk Officer reviewed the final compensation programs pursuant to which compensation would be paid and confirmed his conclusions. It is intended that the Chief Risk Officer will continue to evaluate any new incentive arrangements for the NEOs and material arrangements for other employees, report periodically to the CMDS Committee and be involved in the design and assessment of our incentive arrangements to the extent appropriate or required under applicable law.

In addition to the foregoing, the CMDS Committee regularly reviews with the CEO, Chief Risk Officer and senior management the Company’s controls regarding the year-end compensation process. These controls are structured to help eliminate incentives for excessive risk-taking and have been designed to be consistent with the Federal Reserve Board’s principles for safety and soundness. Such controls include:

•	Sizing the incentive compensation pool to more fully consider risk-adjusted returns, compliance with risk limits and the market and competitive environment;

•	Allocating the incentive compensation pool among business areas to take into account the businesses’ returns on certain financial, capital and risk metrics;

•	Increasing, generally for more senior-level employees, the level of year-end deferrals subject to multi-year clawback and cancellation provisions; and

•

As described more fully in the CD&A, expanding clawback provisions to apply to both deferred equity and deferred cash awards; increasing the accountability of compensation managers for executing clawback and cancellation provisions and considering an employee’s risk management activities and outcomes in making compensation decisions; and implementing a rigorous review process by the independent control functions of potential clawback and cancellation situations. Clawback provisions provide for the forfeiture of an award upon, among other things, the occurrence of certain losses and the employee’s violation of the Company’s risk policies and standards.

Compensation Discussion and Analysis

The CD&A is comprised of the following sections:

I.	Executive Summary

Morgan Stanley ties executive compensation to Company and individual performance. The CMDS Committee of the Board, with the advice of its independent compensation consultant, Pay Governance, places performance at the forefront of the structure and administration of executive compensation. This performance orientation is demonstrated in the structure of executive compensation, the performance results that drive compensation decisions and the resulting executive compensation decisions for the CEO, James Gorman, and the other NEOs.

I.A.   Executive Compensation Structure

In 2012, the CMDS Committee, in consultation with its independent consultant, conducted a comprehensive best practices review of CEO compensation in the financial services industry. In prior years, the compensation of the CEO had consisted of a base salary, together with a discretionary bonus awarded after year-end based on performance for the year. Approximately 20% of this bonus was awarded in the form of performance stock units (PSUs), the ultimate value of which was determined after three years based on the Company’s return on common equity (ROE) and relative total shareholder return (TSR).

As a result of this review, the CMDS Committee decided that it was a better practice to clearly separate the award of future-oriented, long-term incentive compensation from annual compensation awarded for the previous year’s performance. Accordingly, the CMDS Committee established a target amount for 2012 CEO annual performance compensation for a good performance year based upon market rates for similar CEO positions. The CMDS Committee further established an award amount, also based upon market comparables, for a future-oriented long-term incentive program (LTIP) based on 2013-2015 ROE and TSR. The CMDS Committee determined that $10 million was the appropriate target for CEO annual performance compensation for a good performance year, and that $3,750,000 was the appropriate target amount for the future-oriented LTIP award. These two target amounts resulted in a comprehensive target pay opportunity of $13,750,000 – representing the combination of compensation for 2012 annual performance and forward-looking LTIP performance for 2013-2015.

To arrive at these amounts, the CMDS Committee reviewed CEO compensation for 2011 both at the 12 financial companies in the S&P 100 and at the five large U.S. bank competitors of Morgan Stanley. For the financial companies in the S&P 100, the median and average CEO total pay opportunity was approximately $13-$14 million, of which annual performance compensation was approximately $10 million and the balance was in long-term incentives. For the five large U.S. bank competitors of Morgan Stanley, the median and average CEO total pay opportunity was approximately $15-16 million, of which annual performance compensation was approximately $12 million and the balance was in long-term incentives.

I.B.	2012 Performance Results

In 2012, Company net revenues were $26.1 billion, net income was $68 million and ROE was 0.1%. Excluding the impact of a debt valuation adjustment (commonly referred to as “DVA”), Company net revenues were $30.5 billion, net income was $3.2 billion, and ROE was 5.2% in 2012. The reported $4.4 billion in negative DVA in 2012 resulted from Morgan Stanley’s credit spreads improving substantially over the course of the year. Morgan Stanley believes that most investors assess its results excluding DVA.

While 2012 financial performance was subpar, a strong financial foundation has been built under Mr. Gorman’s leadership. From 2010, when he became CEO, to year-end 2012, the Company has increased its Basel I Tier 1 Common ratio from 10.2% to 14.6%, increased common equity from $47.6 billion to $60.6 billion and reduced Basel I risk-weighted assets (RWAs) from $344 billion to $307 billion.

In addition to financial performance factors, several strategic factors were considered in evaluating 2012 performance for Mr. Gorman and other senior executives. The Company succeeded in completing the integration of the legacy Smith Barney and Morgan Stanley brokerage platforms. Also, the Morgan Stanley Wealth Management joint venture (Wealth Management JV) pretax margin increased from 11% in the first quarter to 17% in the fourth quarter. The Company increased its ownership of the Wealth Management JV to 65% by purchasing an incremental 14%, and locked in that valuation for the purchase of the remainder, subject to regulatory approvals. Substantial progress was made in reducing Basel III RWAs in the Fixed Income and Commodities business from $390 billion in the second half of 2011 to $280 billion at year-end 2012. The Company achieved top-two rankings globally in Mergers and Acquisitions, Equity Underwriting and Equity Sales and Trading wallet share. Finally, successful Company-wide cost reduction actions were important foundational steps, including the reduction of employee headcount from 61,546 at the beginning of 2012 to 55,529 as of January 31, 2013.

In determining Mr. Gorman’s compensation, the CMDS Committee also considered the Company’s total return to shareholders, which was 28% in 2012 – above the median of 23% for the S&P 500 Financials, but below the median of 36% for Morgan Stanley’s nine largest global competitors. Finally, in determining Mr. Gorman’s compensation, the CMDS Committee also considered that overall year-over-year compensation was broadly reduced for employees across the Company.

I.C.	Compensation Decisions

Based on the various elements of performance outlined above, the CMDS Committee determined Mr. Gorman’s annual performance compensation for 2012 at $6 million – 40% below the target annual performance compensation of $10 million. Annual performance compensation consisted of $800,000 in base salary, $2,575,000 in cash-based awards deferred over three years and $2,625,000 in stock option awards vesting over three years. In addition, Mr. Gorman received a 2013 LTIP award with a target value of $3,750,000, which converts to shares after three years only if predetermined performance goals are achieved over 2013-2015. As shown in the table below, Mr. Gorman’s comprehensive pay opportunity (2012 annual performance compensation when combined with 2013-2015 LTIP award) is $9,750,000 – a decline of 7% from the previous year.

Components of CEO Pay	2011 Annual Decision	2012 Annual/2013 LTIP Decisions
Base Salary	$800,000	$800,000

Current Cash Bonus	$0	$0

Deferred Cash Award	$2,716,000	$2,575,000

At-Risk Equity Award	$5,044,000	$2,625,000

Future-Oriented, Performance-Based Equity Award	$1,940,000	$3,750,000

Comprehensive Pay Opportunity:	$10,500,000	$9,750,000

Across the periods, the proportion of equity-based compensation has remained approximately the same. However, the proportion of that equity-based compensation that vests subject to future performance conditions has substantially increased. The mix of compensation for the other NEOs as disclosed herein is generally consistent with the CEO’s. For 2012, stock options, rather than restricted stock units, were granted to all NEOs other than the chief financial officer (CFO) in order to preserve the tax deductibility of the compensation to the Company (See “Tax Deductibility” under Section III.A).

Overall, while the CMDS Committee believes that the strategic and financial foundations for future success have been put in place, the CEO’s and each NEO’s compensation has been reduced to reflect the Company’s 2012 performance. The alignment of pay and performance at the Company is also demonstrated by the fact that over the 2010-2012 period Mr. Gorman’s realizable pay has declined by approximately 31%, and the Company’s TSR has declined by about 34%. As a further demonstration of shareholder and strategic alignment, the PSUs granted to Mr. Gorman and the other NEOs as 20% of their 2009 annual performance award (for Mr. Gorman, a grant date target value of $2,853,151) were cancelled without payment for failure to meet performance goals over the 2010-2012 period.

II.	Compensation Objectives and Strategy

Morgan Stanley is committed to responsible and effective compensation programs. The CMDS Committee continually evaluates the Company’s compensation programs with a view toward balancing the following key objectives:

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Attract and Retain Top Talent.    The Company competes for talent globally with investment banks, commercial banks, brokerage firms, hedge funds and other companies offering financial services, and the Company’s ability to sustain or improve its position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. In support of our recruitment and retention objectives, we continually monitor competitive pay levels and we structure our incentive awards to include vesting, deferred payment and cancellation and clawback provisions that protect the Company’s interests.

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Deliver Pay for Sustainable Performance.    Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation with specific financial targets. Variable annual performance compensation is adjusted year-over-year to appropriately reward annual achievement of the Company’s financial and strategic objectives. Long-term incentive compensation is future-oriented and only rewards performance that serves shareholders’ interests by executing on the Company’s long-term business strategy. Both deferred annual incentives and long-term incentives promote sustained shareholder value creation over the long term. The structure of the Company’s compensation program balances the objectives of delivering returns for shareholders and providing appropriate rewards to motivate superior individual performance.

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Align Executive Compensation with Shareholders’ Interests.    The Company delivers a significant portion of incentive compensation in deferred equity awards to align employee interests with those of shareholders. The CMDS Committee believes that linking compensation amounts to performance and delivering annual and long-term incentives primarily as deferred equity awards that are subject to market, cancellation and clawback risk over a multi-year period helps motivate executives to achieve financial and strategic goals. In addition, members of the Operating Committee are required to retain at least 75% of the after-tax shares they receive as compensation for service on the Operating Committee. Executives are also prohibited from engaging in hedging strategies, selling short or trading derivatives with Company securities. These policies tie a significant portion of our executive officers’ compensation directly to the Company’s stock price. Our executives also do not engage in pre-established written plans for trading in Company securities, commonly referred to as “Rule 10b5-1 programs.”

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Mitigate Excessive Risk-taking.    The CMDS Committee is advised by the Company’s Chief Risk Officer and the CMDS Committee’s independent compensation consultant to help ensure that the structure and design of compensation arrangements do not encourage unnecessary or excessive risk-taking that threatens the Company’s interests or gives rise to risk that could have a material adverse effect on the Company. (See also the discussion of the risk review of compensation programs in “Compensation Governance – Consideration of Risk Management in Determining Compensation.”)

III.	Framework for Making Compensation Decisions

III.A.	Factors Considered in 2012 Annual Compensation Decisions

The 2012 annual performance compensation of the NEOs was determined at the discretion of the CMDS Committee after consideration of Company financial and strategic performance and individual performance, as well as competitor compensation data and, with respect to the CEO, benchmarking data and other considerations set forth below.

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Company and Individual Performance Review.    To inform its use of discretion in determining NEO annual performance compensation for 2012, the CMDS Committee evaluates Company and individual performance. The CMDS Committee does not utilize formulaic or non-formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the annual compensation awarded to the CEO or other NEOs. The CMDS Committee does not establish any targets with respect to the Company’s financial performance during the year for purposes of determining compensation, because the market and macroeconomic environment (which impacts the financial services industry) can change dramatically during the year. Instead, the CMDS Committee assesses actual financial performance at the end of the year in light of the most recent facts and circumstances.

For 2012, the CMDS Committee evaluated Company performance against a number of financial and market metrics on an absolute basis and relative to a comparison group consisting of Bank of America Corp., Barclays Plc, Citigroup Inc., Credit Suisse Group, Deutsche Bank AG, Goldman Sachs Group Inc., JPMorgan Chase & Co., UBS AG and Wells Fargo & Company (Comparison Group). No single financial or market metric controlled compensation decisions, but rather the data were used to help the CMDS Committee better understand Company performance.

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Market Data and Review.    The Company uses the Comparison Group to understand market practices and trends and to evaluate the competitiveness of our compensation programs. Throughout the year, the CMDS Committee reviewed analyses of our competitors’ pay levels, including historical compensation data obtained from public filings and compensation surveys conducted by consultants on an unattributed basis, and compensation plan design. Our Comparison Group consists of companies that either directly compete with us for business and/or talent or are global organizations with scope, size or other characteristics similar to the Company’s that we consider for purposes of compensation for the CEO, CFO and other functional heads of our businesses. The market compensation information considered by the CMDS Committee is either prepared or validated by its independent compensation consultant. Other than with respect to the CEO as described under “Benchmarking” below, for 2012, the CMDS Committee did not target NEO compensation at a certain range compared to the Comparison Group. Rather, the CMDS Committee used this information to better understand the market and to inform its discretionary compensation decisions.

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Benchmarking of Target Annual CEO Pay.    As noted in Section I.A, the CMDS Committee, in consultation with its independent compensation consultant, established a target 2012 annual performance compensation for the CEO of $10 million. To inform its decision-making with respect to the appropriate target, the CMDS Committee reviewed the median and the average of 2011 compensation levels for the following two sample groups: (i) the 12 financial companies in the S&P 100 (Allstate, American Express, Bank of New York Mellon, Capital One Financial, MasterCard, MetLife, US Bancorp and the five U.S. companies within the Comparison Group); and (ii) the five U.S. companies within the Comparison Group. The CMDS Committee then utilized the range of results as a benchmark from which to set the annual performance compensation target for the CEO. The two sample groups are intended to provide benchmarks of our core peers and other financial institutions of similar size, scope and complexity.

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Input and Recommendations from the Chief Executive Officer, Independent Directors and CMDS Committee’s Independent Consultant.    At the end of the year, Mr. Gorman presented the CMDS Committee with a performance assessment and compensation recommendations for each NEO other than himself. The CMDS Committee reviewed these recommendations with the CMDS Committee’s independent compensation consultant to assess whether they were reasonable compared with the market for executive talent and met in executive session to discuss the performance of our CEO and the other NEOs and to determine their annual performance compensation. In addition, the CMDS Committee considered input on NEO compensation from the other independent directors and reviewed proposed CEO incentive compensation with the full Board (other than Mr. Gorman) in executive session.

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Performance Priorities.    The CMDS Committee and the full Board review performance priorities at the beginning of each year to guide their evaluation of Company and individual performance throughout the year. To inform its use of discretion in determining NEO annual performance compensation for 2012, the CMDS Committee reviewed performance priorities in the following areas throughout the year: (i) financial performance; (ii) business development for each primary business unit; (iii) risk management and controls; (iv) financial and operating risk management; (v) international businesses and the strategic alliance with MUFG; (vi) alignment between the Board and management on the articulation of Company strategy; and (vii) demonstration of “One Firm” culture and stakeholder engagement. These performance priorities are a directional assessment made at the beginning of the year and their attainment or non-attainment does not correspond to any specific compensation decision.

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Tax Deductibility.    Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the tax deductibility of compensation for certain executive officers (other than the CFO) that is more than $1 million, unless the compensation qualifies as “performance-based.” While our policy, in general, is to preserve the tax deductibility of compensation paid to executive officers covered under Section 162(m), the CMDS Committee nevertheless may authorize awards or payments that might not be deductible if it believes they are in the best interests of the Company and its shareholders. To qualify as “performance-based” compensation, the award must be based on objective, pre-established performance criteria approved by shareholders or otherwise qualify as “performance-based” under Section 162(m) (for example, fair market value stock options).

Morgan Stanley’s shareholder-approved Section 162(m) performance formula imposes a cap of 0.5% of adjusted pre-tax earnings (as defined) on the annual bonus paid to a designated officer (other than awards, such as stock options, that are otherwise “performance-based”). However, this formula was adopted in 2001 before the concept of DVA was established under accounting principles generally accepted in the U.S. (GAAP). As noted in Section I.B, 2012 results reflected over $4 billion of negative revenues as a result of Morgan Stanley’s credit spreads improving over the course of the year, an improvement that was a positive result for both the Company and its shareholders. As a result, Morgan Stanley also reports earnings information excluding the impact of DVA, as the Company believes this non-GAAP financial measure is useful for investors to allow better comparability of year-to-year operating performance.

For 2012, the CMDS Committee determined to preserve the tax deductibility of executive officer compensation to the Company through the grant of stock option awards that comply with Section 162(m) to all NEOs other than the CFO. The CMDS Committee believes that, in light of Company and individual performance, the grant of tax-deductible stock option awards appropriately rewards and incentivizes these NEOs and is therefore in the best interests of the Company and its shareholders.

To prevent DVA from having an impact, positive or negative, on the Section 162(m) performance formula, the Board has submitted for shareholder vote an amendment to the Section 162(m) performance formula to exclude the impact of DVA in determining the cap for annual performance compensation to designated officers (See “Item 6 – Company Proposal to Amend the Section 162(m) Performance Formula Governing Annual Performance Compensation for Certain Officers”). If the proposed amendment had been in effect for 2012, the CMDS Committee would have been able to grant tax-deductible restricted stock units, rather than tax-deductible stock options, to all NEOs for 2012 annual compensation.

In addition, to help preserve corporate tax-deductibility of future LTIP awards, the Board has submitted for shareholder approval an amendment to the Company’s equity plan to include performance criteria for such awards (See “Item 5 – Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Provide for Qualifying Performance-Based Long-Term Incentive Awards under Section 162(m)”). If approved by shareholders, the proposed amendments will apply beginning with performance periods starting on or after January 1, 2014.

In advance of these amendments, the deferred cash component of 2012 annual bonuses to the NEOs counted toward the cap generated by the existing performance formula, and the 2013-2015 LTIP award will count toward the cap generated by the 2013 performance formula.

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Global Regulatory Principles.    The Company’s compensation practices are subject to oversight by our regulators in the U.S. and internationally. Throughout 2012, senior management briefed the CMDS Committee on relevant regulatory developments in respect of compensation, including with regard to the mix of incentive compensation and the portion of compensation that should be deferred for certain populations, as well as principles of balanced risk-taking. For example, in 2012 the Federal Reserve continued to develop its policies on compensation during its ongoing review of incentive compensation policies and practices of the Company and other banking organizations. In addition, the U.K. Financial Services Authority prescribed the deferred compensation structure, including minimum deferral rates and the portion of incentive compensation granted as equity awards, for certain executives, including Mr. Kelleher.

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Compensation Expense Considerations.    Prior to determining individual NEO incentive compensation, the CMDS Committee reviewed and considered the relationship between Company performance, total compensation expense (which includes fixed compensation costs such as base salaries, benefits and commissions) and incentive compensation as a subset of overall compensation expense. This furthers the balancing of the objectives of delivering returns for shareholders and providing appropriate rewards to motivate superior individual performance.

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Relative Pay Considerations.    We place importance on the pay relationships among members of our Operating Committee because we view our Operating Committee members as highly talented executives capable of rotating among the leadership positions of our businesses and key functions. Our goal is always to be in a position to appoint our most senior executives from within our Company and to incent our people to aspire to senior executive roles. At year-end, the CMDS Committee reviewed the relative differences between the compensation for the CEO and other NEOs and the NEOs and other members of the Operating Committee. Consideration is also given to the year-over-year change in compensation for the CEO and NEOs relative to changes in the aggregate incentive compensation pool.

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“Say on Pay” Vote in 2012.    As previously disclosed, at the 2012 annual meeting of shareholders, in alignment with the recommendations of the Board, a significant majority of our shareholders who voted on the matter approved, by advisory resolution, the compensation of the Company’s executives as disclosed in the Company’s 2012 proxy statement (the 2012 “say on pay” vote). The CMDS Committee believes that an annual advisory vote on executive compensation is consistent with our long-standing practice of seeking the views of, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. In that regard, and in anticipation of the 2013 “say on pay” vote, Company management solicited feedback from our shareholders and from proxy advisory services on the Company’s 2012 compensation program and conveyed the feedback received to the CMDS Committee. Following the 2012 annual meeting of shareholders, the CMDS Committee considered the results of the 2012 “say on pay” vote. The changes to the 2012 compensation program described in this CD&A reflect the CMDS Committee’s evaluation of the vote results, as well as the CMDS Committee’s and the Company’s ongoing efforts to improve our executive compensation program and the quality of our executive compensation disclosures.

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Clawback Policies and Procedures.    In 2008, Morgan Stanley implemented a clawback for a substantial portion of incentive compensation and, in the years since, we have expanded the application of the clawback to cover all incentive compensation awards and a broad scope of improper employee behavior. (See Section IV.B “2012 Annual Compensation Program Details.”) To supplement compliance and escalation processes, the Company’s independent control functions (the Internal Audit, Legal, Risk and Finance departments) take part in an enhanced, robust review process for identifying and evaluating situations occurring throughout the course of the year that could require clawback or cancellation of previously awarded compensation, as well as adjustments to current-year compensation. Clawbacks of previously awarded compensation are reviewed with a committee of senior management quarterly and reported to the CMDS Committee on a regular basis. In addition, the CMDS Committee adopted a global incentive compensation discretion policy that sets forth standards for the exercise of managerial discretion in annual performance compensation decisions and specifically provides that all managers must consider whether an employee effectively managed and supervised the risk control practices of his or her employee reports during the performance year.

III.B.	Evaluating Company and Individual Performance

The CMDS Committee considered the factors described below in determining annual performance compensation for the NEOs: Mr. Gorman, the CEO, Ms. Porat, the CFO, Mr. Fleming, the President of Global Wealth Management Group and Asset Management, and Messrs. Kelleher and Taubman, who served as the Co-Presidents of Institutional Securities during 2012. Mr. Taubman retired from his position as Co-President of Institutional Securities effective December 31, 2012, and will remain an employee through his anticipated end date of May 5, 2013. Mr. Kelleher became President of Institutional Securities effective January 1, 2013.

•

Company Financial Performance.    Management reviewed the Company’s estimated financial performance with the CMDS Committee in December 2012 and the CMDS Committee assessed full-year financial results before finalizing compensation decisions in January 2013. Morgan Stanley’s credit spreads improved dramatically during 2012, reflecting the macroeconomic environment as well as recognition of the Company’s fortified foundation and accomplishments during the year. For example, the Company’s 10-year cash bond spread to Treasuries began the year at 470 basis points and ended the year at 210 basis points. Due to the impact of DVA, which is reported as negative revenues when improving Morgan Stanley credit spreads increase the theoretical value of the Company’s outstanding debt, the Company reported negative revenues of $4.4 billion. This resulted in reported net revenues of $26.1 billion, income from continuing operations of $.02 per diluted share and modest net income applicable to Morgan Stanley of $68 million for 2012. However, excluding the impact of DVA, revenues were $30.5 billion, up 6.9% from 2011, income from continuing operations was $1.64 per diluted share and the Company earned net income applicable to Morgan Stanley of $3.2 billion – up 74% from the prior year on a comparative basis.

Institutional Securities reported a pre-tax loss of $1.7 billion, compared with pre-tax income of $4.6 billion in 2011. Excluding the impact of DVA, the Institutional Securities Group’s pre-tax income was $2.7 billion, compared with pre-tax income of $910 million in 2011.

The Global Wealth Management Group reported pre-tax income from continuing operations of $1.6 billion compared with $1.3 billion in the prior year, and a pre-tax margin of 12% in 2012, the highest since the inception of the Wealth Management JV.

Asset Management reported pre-tax income from continuing operations of $590 million compared with $253 million in the prior year, and a pre-tax margin of 27%.

•	Strategic Initiatives. The Company during 2012 also passed several milestones in connection with its overall strategy to enhance shareholder returns:

•	Completion of the integration of the legacy Smith Barney and legacy Morgan Stanley brokerage platforms;

•	Purchase of an incremental 14% stake in the Wealth Management JV and agreement to fix that valuation for the purchase of the remaining 35% of the Wealth Management JV, subject to regulatory approvals;

•	Significant progress in the Global Wealth Management Group’s pretax margin, including a 17% margin in the fourth quarter;

•	A more rapid than expected reduction of Basel III RWAs in our Fixed Income and Commodities business, from $390 billion in mid-2011 to $280 billion at year-end 2012;

•	Achievement of top-two ranking globally in Announced Mergers and Acquisitions, Equity underwriting, and Equities Sales and Trading wallet share;

•

Successful firm-wide cost reduction efforts, including reducing employee headcount from 61,546 at the beginning of 2012 to 55,529 as of January 31, 2013, reflecting reductions in force and disciplined hiring programs; and

•	Launch of more than 35 collaborative initiatives to increase revenues and synergies between Institutional Securities and the Global Wealth Management Group.

As a result of these and other actions, Morgan Stanley entered 2013 well-positioned strategically and with strong capital and liquidity. Despite the substantial strategic progress that the Company made during 2012, overall performance was subpar, as reflected by ROE and relative TSR that were below the median of the Comparison Group. For 2012, Morgan Stanley’s ROE was 0.1% and 5.2% excluding the impact of DVA, and Morgan Stanley’s TSR was 28%. These results are reflected in the CMDS Committee’s pay decisions and in compensation outcomes.

•

Chief Executive Officer Performance.    In addition to the Company’s full-year financial results and progress against the strategic initiatives discussed above, the CMDS Committee evaluated Mr. Gorman’s efforts to deliver strong performance across the business units.

•

Institutional Securities: The Company continued to have top rankings in advisory and equity underwriting within Investment Banking. Equity Sales and Trading remains one of the top franchises of its kind in the industry, offering clients expertise across a broad range of products in markets all over the world. Within Fixed Income and Commodities Sales and Trading, the Company is concentrating on areas of growth, and efficient and profitable use of capital to serve clients.

•	Global Wealth Management Group: The acquisition of another 14% stake in the Wealth Management JV and progress toward attaining pre-tax margin goals were key accomplishments this year.

•	Asset Management: This business had strong performance against investment benchmarks and increased net flows and pre-tax margin.

The CMDS Committee also assessed Mr. Gorman’s continuing efforts with respect to articulating and executing a Company-wide strategy to enhance profitability, maintaining sound risk management and controls, deepening the Company’s strategic alliance with MUFG, and promoting cultural cohesion and engagement among employees. Finally, the CMDS Committee considered Mr. Gorman’s role during the first and second quarters of 2012 in responding to an industry-wide rating review announced by a major rating agency that led to a ratings change that was better than initially proposed by the agency.

•

Other NEO Performance.    In determining the annual performance compensation of other NEOs, the CMDS Committee weighed the Company’s overall financial performance and, as applicable, business unit performance.

•

Ms. Porat, Executive Vice President and Chief Financial Officer: The CMDS Committee assessed Ms. Porat’s continuous efforts with respect to maintaining strong financial controls and processes; developing and executing a prudent liquidity and funding program; driving capital management processes; and supporting strategic initiatives critical to fortifying the Company’s financial strength, including capital optimization across businesses. The CMDS Committee also considered Ms. Porat’s role in working closely with global and United States regulators, her efforts with investors and rating agencies, and her role in responding to the industry-wide rating review mentioned above.

•

Mr. Fleming, Executive Vice President and President of Global Wealth Management Group and Asset Management: With respect to the Global Wealth Management Group, the CMDS Committee considered Mr. Fleming’s efforts to achieve pre-tax margin goals, enhance fee-based asset flows, complete the integration of a technology platform across the Wealth Management JV and pursue collaborative initiatives with Institutional Securities to enhance revenues. With respect to Asset Management, the CMDS Committee assessed Mr. Fleming’s efforts to foster improved investment performance, increase asset flows and enhance overall profitability.

•

Mr. Kelleher, Executive Vice President and Co-President of Institutional Securities (2012); President of Institutional Securities (since January 2013): The CMDS Committee evaluated Mr. Kelleher’s efforts to enhance revenue share across Institutional Equities and Fixed Income and Commodities and to reduce Fixed Income Basel III RWAs to $280 billion as of the end of 2012, ahead of previously determined targets. The CMDS Committee also considered Mr. Kelleher’s efforts to position the business for regulatory rules pertaining to Basel III, derivatives reform and the Volcker Rule, among others, and to increase collaboration with the Global Wealth Management Group.

•

Mr. Taubman, Executive Vice President and Co-President of Institutional Securities (2012): The CMDS Committee considered that the Company continues to be the underwriter of choice for equity and initial public offerings, as evidenced by Investment Banking’s #1 rankings in Global IPOs and #2 rankings in Global Announced M&A and Global Equity. The CMDS Committee also considered the Company’s improved market share in investment grade debt underwriting and Mr. Taubman’s continuous efforts to strengthen client relationships, as well as his leadership role in the joint venture with MUFG.

IV.	Compensation Decisions and Program for 2012 and Future Years

IV.A.	Compensation Decisions

As discussed above, despite the progress the Company achieved in executing its strategy in 2012 under Mr. Gorman’s leadership, NEO compensation for 2012 was below the levels of the prior year, reflecting the Company’s financial performance for the year. The table below shows how the CMDS Committee viewed its compensation decisions for 2012 for the NEOs but is not a replacement for the disclosure required in the “2012 Summary Compensation Table.”

The table below also lists the grant date target value of the 2013-2015 LTIP awards granted to the NEOs. The LTIP awards are not considered part of annual compensation as the grant value is not a function of prior-year performance and the realizable award value is dependent entirely on prospective performance over a multiyear performance period. The LTIP award grant value for each key executive was based on multifaceted benchmarking as described above for CEO annual compensation in Section III.A under “Benchmarking of Target Annual CEO Pay.”

	Mr. Gorman	Ms. Porat	Mr. Fleming	Mr. Kelleher	Mr. Taubman
Base Salary(1)	$800,000	$750,000	$750,000	$776,661	$750,000
Annual Performance Award:
Current Cash Bonus	—	—	—	—	—
Equity Award(2)	$2,625,000	$2,250,000	$2,425,000	$2,411,669	$2,425,000
MSCIP Award(3)	$2,575,000	$2,250,000	$2,425,000	$2,411,670	$2,425,000
2012 Compensation Total:	$6,000,000	$5,250,000	$5,600,000	$5,600,000	$5,600,000
2013-2015 LTIP Award:(4)	$3,750,000	$2,750,000	$3,000,000	$3,000,000	$3,000,000

Comprehensive Pay Opportunity:	$9,750,000	$8,000,000	$8,600,000	$8,600,000	$8,600,000

(1)	2012 base salaries remain unchanged from 2011. Mr. Kelleher’s base salary was £490,000 and was converted to U.S. dollars using the 2012 average of daily spot rates of £1 to $1.5850.

(2)

Mr. Gorman received 484,827 stock options, Messrs. Fleming and Taubman received 447,888 stock options and Mr. Kelleher received 445,425 stock options (in each case, calculated using the Black-Scholes option value of $5.4143 on January 22, 2013, the grant date). The stock options have an exercise price per share of $22.98, the closing price of the Company’s common stock on the grant date, and expire on the fifth anniversary of grant. The stock options vest and become exercisable (and cancellation provisions lift) in three equal annual installments, with the exception of Mr. Taubman’s stock options, which are scheduled to vest and become exercisable upon his termination of employment (and transfer and cancellation restrictions lift in four equal installments beginning on June 1, 2013 and ending on December 15, 2014) in accordance with his separation and release agreement with the Company dated January 3, 2013 (Separation Agreement). Ms. Porat received 99,834.94 RSUs (calculated using $22.5372, the volume-weighted average price of Company common stock on the grant date, January 22, 2013). The RSUs are scheduled to vest and convert to shares of Company common stock (and cancellation provisions lift) in three annual installments.

(3)

Deferred cash-based awards under the Morgan Stanley Compensation Incentive Program (MSCIP) are scheduled to vest and distribute (and cancellation provisions lift) in four installments beginning May 2013 and ending November 2015, with the following exceptions: Mr. Kelleher’s award (as prescribed by the UK Financial Services Authority) is scheduled to vest and distribute (and cancellation provisions lift) in three annual installments and Mr. Taubman’s award is scheduled to vest upon his termination of employment and distribute (and cancellation restrictions lift) in four installments beginning on June 1, 2013 and ending on December 15, 2014 in accordance with his Separation Agreement.

(4)

The target number of performance stock units underlying the LTIP award granted to Mr. Gorman is 164,139.65 stock units, to Ms. Porat is 120,369.07 stock units and to Messrs. Fleming, Kelleher and Taubman is 131,311.72 stock units (in each case calculated using the volume-weighted average price of Company common stock of $22.8464 on January 31, 2013, the grant date).

The CMDS Committee determined to increase the fixed compensation of the CEO and other members of the Operating Committee through base salary adjustments effective January 1, 2013. The 2013 base salaries are $1.5 million for Mr. Gorman, GBP 625,000 (which is intended to be approximately $1,000,000) for Mr. Kelleher and $1 million (or local currency equivalent) for each other member of the Operating Committee, including Ms. Porat and Mr. Fleming. The base salary adjustments were intended to bring Operating Committee base salaries in line with the base salaries paid to executives in comparable positions at other financial institutions and to achieve appropriate balance between fixed and at-risk variable compensation.

IV.B.  2012 Annual Performance Compensation Program Details

Each NEO receives a base salary, which is intended to provide fixed pay based on the executive’s experience and level of responsibility, and is eligible to receive discretionary annual performance compensation for prior-year performance. Annual performance compensation is intended to reward NEOs for achievement of the Company’s financial and strategic objectives over the prior year.

	Purpose	Features
Mix of Current Cash and Deferred Awards	Deferral supports each of the Company’s key compensation objectives described in Section II.	NEOs received no current cash bonus (i.e., annual performance compensation paid in cash shortly following year-end (typically in February) that is not subject to vesting, cancellation, clawback or market conditions).
• Equity Awards – Stock Options and RSUs

Equity awards support retention objectives and link realized value to shareholder returns. The terms of the awards serve to mitigate excessive risk-taking.

Equity incentive compensation awards were granted in the form of stock options to the NEOs other than the CFO to maintain tax deductibility of compensation under Section 162(m) (See “Tax Deductibility” under Section III.A).

Awards are subject to vesting and generally cancelable upon termination of employment other than by the Company without cause or by the executive with 12 months’ advance notice.

Awards are subject to cancellation for competition, cause (i.e., any act or omission that constitutes a breach of obligation to the Company, including failure to comply with internal compliance, ethics or risk management standards and failure or refusal to perform duties satisfactorily, including supervisory and management duties), disclosure of proprietary information and solicitation of employees or clients.

Awards are subject to clawback if an employee’s act or omission (including with respect to direct supervisory responsibilities) causes a restatement of the Company’s consolidated financial results, constitutes a violation of the Company’s global risk management principles, policies and standards, or causes a loss of revenue associated with a position on which the employee was paid and the employee operated outside of internal control policies.*

• MSCIP Deferred Cash-Based Awards	Deferred cash-based awards support retention objectives and mitigate excessive risk-taking. The awards provide a cash incentive with a rate of return based upon notional reference investments.

*	Mr. Taubman’s awards are subject to specified cancellation and clawback provisions until the applicable distribution date in accordance with his Separation Agreement.

IV.C.  2013-2015 Long-Term Incentive Program Details

For the past three consecutive years, the Company has granted a portion of annual compensation to key executives in the form of a long-term performance award that delivers value only if the Company achieves objective performance goals. The LTIP builds upon the program of the past three years and complements the Company’s existing annual performance compensation program for key executives. Like the Company’s prior multi-year performance program, the LTIP ties a meaningful portion of each executive’s compensation to the Company’s long-term financial performance and reinforces the executive’s accountability for the achievement of the Company’s future financial and strategic goals by directly linking the ultimate realizable award value to prospective performance against core financial measures over a forward-looking three-year period. However, in order to more directly align the new LTIP awards with Company performance over the long-term, the grant value of the award is not a function of individual or Company prior-year annual performance.

•

Award Terms.    The LTIP awards will vest and convert to shares of the Company’s common stock in 2016 only if the Company achieves predetermined performance goals with respect to ROE and relative TSR, as set forth below, over the period beginning January 1, 2013 and ending December 31, 2015. While each key executive was awarded a target number of performance stock units, the actual number of units earned could vary from as few as zero, if performance goals are not met, to as much as two times target, if performance goals are meaningfully exceeded. No participant will receive any portion of the LTIP award if the threshold performance goals are not met.

The LTIP awards remain subject to cancellation upon certain events until conversion to shares of Company common stock. If, after conversion of the LTIP awards, the CMDS Committee determines that the performance certified by the CMDS Committee was based on materially inaccurate financial statements, then the shares delivered will be subject to clawback by the Company.

•

Performance Goals.    One-half of the target LTIP award is earned based on the Company’s average ROE over the three-year performance period. The other half of the target LTIP award is earned based on the Company’s TSR over the three-year period (MS TSR) relative to the TSR of the S&P 500 Financials Index over the three-year period (Index Group TSR). The number of stock units ultimately earned will be determined by multiplying each half of the target award by a multiplier as follows:

MS Average ROE*	Multiplier	Relative TSR**	Multiplier
13% or more	2.00	50% or more	2.00
10%	1.00	0%	1.00
5%	0.50	-50%	0.50
Less than 5%	0.00	Less than -50%	0.00

*	If ROE is between two of the thresholds noted in the table, the number of stock units earned will be determined by straight-line interpolation between the two thresholds. ROE, for this purpose, excludes (a) the impact of DVA, (b) gains or losses associated with the sale of specified businesses, (c) specified goodwill impairments, (d) any gain or loss, including accruals, associated with specified legal settlements relating to business activities conducted prior to January 1, 2011, and (e) specified cumulative catch-up adjustments resulting from changes in accounting principles that are not applied on a full retrospective basis.

**	Relative TSR will be determined by subtracting the Index Group TSR from the MS TSR. In no event may the multiplier exceed 1.50 if MS TSR for the performance period is negative. If Relative TSR is between two of the thresholds noted in the table, the number of stock units earned will be determined by straight-line interpolation between the two thresholds.

IV.D.  Additional Compensation and Benefits Details.

•

Health and Insurance Benefits.    All NEOs are eligible to participate in Company-sponsored health and insurance benefit programs available in the relevant jurisdiction, except that Mr. Kelleher participates in the international medical plan available to expatriates rather than the U.K. medical plan. In the U.S., higher-paid employees pay more to participate in the Company’s medical plan.

•

Personal Benefits.    The Company provides limited personal benefits to certain of the NEOs for competitive reasons. The Company’s Board-approved policy authorizes the CEO to use the Company’s aircraft. For personal travel, Mr. Gorman entered into an aircraft time-share agreement with the Company as of January 1, 2010 and, since entering into such agreement, has fully reimbursed the Company for the incremental cost of his personal use of the Company’s aircraft. Personal benefits provided to NEOs are discussed under the “2012 Summary Compensation Table.”

•

Pension and Retirement.    Company-provided retirement benefits in the U.S. include a tax-qualified 401(k) plan and a frozen pension plan (the Employees Retirement Plan (ERP)) for eligible employees hired before July 1, 2007. Effective after December 31, 2010, no further benefit accruals will occur under the ERP. NEOs may also be eligible to participate in the Company’s global Supplemental Executive Retirement and Excess Plan (SEREP). The SEREP was originally intended to compensate for the limitations imposed by the Internal Revenue Code on qualified pension plan benefits and eligible pay. When it was determined that SEREP benefits were no longer needed to remain competitive, the SEREP was generally closed to new participants. In view of his 27 years of service with the Company and in accordance with his Separation Agreement, Mr. Taubman will receive his accrued benefit through his employment end date under the

SEREP, in accordance with the terms of the SEREP, determined as if he were eligible for early retirement. Company contributions to savings plans for NEOs are disclosed in the “2012 Summary Compensation Table.” Pension arrangements for NEOs are described under the “2012 Pension Benefits Table.”

•

Severance.    NEOs are not contractually entitled to cash severance payments upon termination of employment. Upon retirement, NEOs may be eligible to participate in retiree medical coverage under the Morgan Stanley Medical Plan on the same basis as other retired employees.

V.	Notes to the Compensation Discussion and Analysis

The following notes are an integral part of the Company’s financial and operating performance described in this CD&A:

•

A detailed analysis of the Company’s financial and operational performance for 2012 is contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of the 2012 Form 10-K.

•	TSR is the change in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period.

•

DVA represents the change in fair value of certain of the Company’s long-term and short-term borrowings outstanding resulting from the fluctuation in the Company’s credit spreads and other credit factors.

•

Pre-tax profit margin and results excluding DVA are non-GAAP financial measures that the Company considers useful measures for the Company and investors to assess operating performance and capital adequacy. For further information regarding these measures, please see pages 54-56 and 68 of the 2012 Form 10-K.

•

The Company calculates its Basel I RWAs and Tier 1 Common Ratio in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board. For further information regarding these measures, please see pages 101-106 of the 2012 Form 10-K.

•	The Company estimates its Basel III RWAs based on a preliminary analysis of Basel III guidelines published to date and other factors. This is a preliminary estimate and subject to change.

•

The Company’s capital markets rankings are reported by Thomson Reuters as of January 18, 2013 for the period of January 1, 2012 to December 31, 2012. Equity Sales and Trading wallet share is based on the sum of the reported revenues for the equity sales and trading businesses of Morgan Stanley and the companies within the Comparison Group, excluding Wells Fargo & Company; where applicable, the reported revenues exclude DVA.

Compensation, Management Development and Succession Committee Report

We, the Compensation, Management Development and Succession Committee of the Board of Directors of Morgan Stanley, have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Respectfully submitted,

Erskine B. Bowles, Chair

C. Robert Kidder

Donald T. Nicolaisen

Hutham S. Olayan

2012 Summary Compensation Table

The following table summarizes the compensation of our named executive officers in the format specified by the SEC. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as determined by their total compensation for the year ended December 31, 2012 set forth in the table below, excluding, in accordance with SEC rules, the amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Pursuant to SEC rules, the following table is required to include for a particular year only those stock awards and option awards granted during the year, rather than awards granted after year-end that were awarded for performance in that year. Through 2012, our year-end equity awards relating to performance in a year are made shortly after year-end. Therefore, compensation in the table includes not only non-equity compensation earned for services in the applicable year but, in the case of stock awards and option awards, compensation earned for performance in prior years but granted in the years reported in the table. A summary of the CMDS Committee’s decisions on the compensation awarded to our NEOs for 2012 performance (which, in accordance with SEC rules, are in large part not reflected in the Summary Compensation Table) can be found in the CD&A. The table also does not include the forward-looking 2013-2015 LTIP awards that were granted in January 2013.

Name and Principal Position	Year(1)	Salary ($)(2)		Bonus ($)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James P. Gorman	2012	800,000		2,575,000	6,984,208	—	292,454	20,552	10,672,214
Chairman and	2011	800,000		2,716,011	5,942,777	3,499,996	13,272	9,800	12,981,856
Chief Executive Officer	2010	800,000		3,880,000	10,167,949	—	331,688	6,100	15,185,737
Ruth Porat	2012	750,000		2,250,000	4,800,178	—	278,030	15,497	8,093,705
Executive Vice President and Chief Financial Officer	2011 2010	750,000 750,000		3,200,003 3,700,000	5,667,083 6,911,340	1,499,993 —	265,285 342,985	14,927 6,100	11,397,291 11,710,425
Gregory J. Fleming	2012	750,000		2,425,000	5,100,174	—	—	—	8,275,174
Executive Vice President and President of Global Wealth Management Group and Asset Management	2011 2010	750,000 673,558		3,400,018 3,500,000	5,360,760 9,000,000	499,992 —	— —	— 75,000	10,010,770 13,248,558
Colm Kelleher*	2012	776,661	(8)	2,411,670	4,232,218	—	576,399	279,045	8,275,993
Executive Vice President and Co-President of Institutional Securities	2011 2010	785,910 757,316		4,232,063 4,097,074	6,275,274 6,737,046	1,499,993 —	257,217 539,527	754,852 1,231,667	13,805,309 13,362,630
Paul J. Taubman	2012	750,000		2,425,000	5,100,174	—	1,636,703	13,575	9,925,452
Executive Vice President and Co-President of Institutional Securities	2011	750,000		3,400,018	6,279,760	1,499,993	686,726	13,116	12,629,613

* Effective January 1, 2013, Mr. Kelleher became President of Institutional Securities.

(1) For Mr. Taubman, compensation is not shown for 2010 because he was not a NEO in 2010.

(2) Includes elective deferrals to the Company’s employee benefit plans.

(3) The NEOs received no immediately payable cash bonus for 2012. For 2012, represents deferred cash amounts awarded in January 2013 under MSCIP for performance in 2012. With the exception of Messrs. Kelleher’s and Taubman’s awards, the 2012 MSCIP awards are scheduled to vest and be distributed 25% on May 31, 2013, one-third of the remaining balance on November 30, 2013, 50% of the remaining balance on November 30, 2014, and the remaining balance on November 30, 2015. Mr. Kelleher’s 2012 MSCIP award is scheduled to vest and be distributed according to the following schedule: one-third on January 27, 2014, 50% of the remaining balance on January 26, 2015 and the remaining balance on January 25, 2016. Mr. Taubman’s 2012 MSCIP award is scheduled to vest upon his termination of employment and be distributed in four installments on June 1, 2013,

December 15, 2013, June 1, 2014 and December 15, 2014 in accordance with his Separation Agreement. 2012 MSCIP awards are subject to cancellation and clawback. For further details on MSCIP awards, see the CD&A.

(4) For 2012, consists of RSUs granted on January 20, 2012 for performance in 2011 and PSUs granted on January 20, 2012 for performance in 2011 that are subject to satisfaction of predetermined performance goals over a three-year performance period (2012-2014).

(5) Represents aggregate grant date fair value of awards granted during the applicable period determined in accordance with the applicable accounting guidance for equity-based awards. Therefore, values disclosed in the table include the values of awards granted during the applicable period for the prior year’s service. NEOs do not realize the value of equity-based awards until the awards are settled or exercised. The actual value that a NEO will realize from these awards is determined by future Company performance and share price, and may be higher or lower than the amounts indicated in the table.

The following table lists the aggregate grant date fair value of stock unit awards granted to the NEOs during 2012. The aggregate grant date fair value of RSUs included in the table is based on the volume-weighted average price of the common stock on the grant date, as determined in accordance with applicable accounting guidance for equity-based awards. The aggregate grant date fair value of PSUs included in the table is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under the applicable accounting guidance for equity-based awards. The value of the PSUs on the grant date based on the volume-weighted average price of the common stock on the grant date and assuming that the highest level of performance conditions will be achieved is $2,910,000 for Mr. Gorman; $2,400,000 for Ms. Porat; $2,550,000 for Mr. Fleming; $2,539,227 for Mr. Kelleher; and $2,550,000 for Mr. Taubman.

	Stock Unit Awards Granted During 2012 for Performance in 2011 ($)
Name	RSUs	PSUs	Total
James P. Gorman	5,043,989	1,940,219	6,984,208
Ruth Porat	3,199,997	1,600,181	4,800,178
Gregory J. Fleming	3,399,982	1,700,192	5,100,174
Colm Kelleher	2,539,209	1,693,009	4,232,218
Paul J. Taubman	3,399,982	1,700,192	5,100,174

(6) The following table lists the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation plans for the NEOs for 2012.

Name	2012 Change in Pension Value ($)(a)	2012 Above-Market Earnings on Nonqualified Deferred Compensation ($)(b)	Total ($)
James P. Gorman	10,444	282,010	292,454
Ruth Porat	270,536	7,494	278,030
Gregory J. Fleming	—	—	—
Colm Kelleher	141,915	434,484	576,399
Paul J. Taubman	920,410	716,293	1,636,703

(a)

The “2012 Change in Pension Value” equals the aggregate increase from December 31, 2011 to December 31, 2012 in the actuarially determined present value of the accumulated benefit under the Company-sponsored defined benefit pension plans during the measurement period. NEOs experienced an increase in the present value of their accumulated benefits from December 31, 2011 to December 31, 2012 primarily due to a decrease in the discount rates described below and, in the case of Mr. Taubman, changes in final average salary and the effect of an additional year of credited service in the SEREP. The present values at December 31, 2012 are based on Pension Protection Act (PPA)

generational annuitant mortality tables and discount rates of 4.08% for the ERP, 3.75% for the Excess Plan component and 3.65% for the SERP component of the SEREP. The present values at December 31, 2011 are based on Pension Protection Act (PPA) generational annuitant mortality tables and discount rates of 4.65% for the ERP, 4.66% for the Excess Plan component and 4.54% for the SERP component of the SEREP. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. For each plan, the assumed benefit commencement date is the earliest age at which the NEO can receive unreduced benefits under that plan or current age, if greater. Mr. Fleming does not have a value shown because he is not eligible for any of the Company-sponsored defined benefit plans.

(b)

The “Above-Market Earnings on Nonqualified Deferred Compensation” for 2012 equals the aggregate increase, if any, in the value of the NEOs’ accounts under the Company’s nonqualified deferred compensation plans at December 31, 2012 (without giving effect to any distributions made during 2012) from December 31, 2011 that are attributable to above-market earnings. Such amounts do not reflect the overall performance of the NEOs’ accounts since the grant date of the applicable award, which in some cases may reflect a loss. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the earnings credited on deferred compensation.

(7) The “All Other Compensation” column for 2012 includes (a) contributions made by the Company under our defined contribution plans with respect to such period and (b) perquisites and other personal benefits, as detailed below. Perquisites are valued based on the aggregate incremental cost to the Company. Any of the perquisites and other personal benefits listed below but not separately quantified do not individually exceed the greater of $25,000 or 10% of the total amount of all perquisites received by the NEO. In addition, our NEOs may participate on the same terms and conditions as other investors in investment funds that we may form and manage primarily for client investment, except that we may waive or lower applicable fees and charges for our employees.

(a)

Mr. Gorman, Ms. Porat and Mr. Taubman, each received a matching contribution in the Company’s 401(k) Plan (401(k) Plan) for 2012 of $10,000. Ms. Porat and Mr. Taubman each received a pension transition contribution in the 401(k) Plan for 2012 of $5,497 and $3,575, respectively. All 401(k) Company contributions were allocated according to each NEO’s investment direction on file. The Company contribution to the Morgan Stanley U.K. Group Pension Plan for Mr. Kelleher during 2012 totaled £8,250 ($13,076). In addition, the Company made notional contributions to the U.K. Alternative Retirement Plan (ARP) for Mr. Kelleher during 2012 of £22,275 ($35,306). The ARP is an employer financed retirement benefits scheme as defined by Her Majesty’s Revenue and Customs (HMRC) that Mr. Kelleher first joined on April 1, 2012 when he ceased participation in the U.K. Group Pension Plan. The amount of British pounds sterling was converted to U.S. dollars using the 2012 average of daily spot rates of £1 to $1.5850.

(b)

Mr. Gorman’s amounts include costs related to use of a Company-furnished car and meals. Mr. Kelleher’s amounts include $186,750 related to housing, as well as amounts associated with costs relating to medical benefits provided following his repatriation from New York to London in May 2011, use of a car service, tax preparation services and meals.

(8) Mr. Kelleher’s base salary was £490,000 for 2012. The amount of British pounds sterling was converted to U.S. dollars using the 2012 average of daily spot rates of £1 to $1.5850. Mr. Kelleher’s base salary was also £490,000 for 2011 and 2010. Differences in base salary reported in the table are due to currency fluctuations.

2012 Grants of Plan-Based Awards Table(1)

The following table sets forth information with respect to the RSUs and PSUs granted to the NEOs in January 2012 for 2011 performance. The table does not include equity awards granted to our NEOs in January 2013 for annual performance in 2012 or for forward-looking performance beginning with 2013.

Name	Grant Date (mm/dd/ yyyy)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target (#)	Maximum (#)
James P. Gorman	1/20/2012	0	106,834.08	160,251.12	—	—	—	1,940,219
	1/20/2012	—	—	—	277,768	—	—	5,043,989
Ruth Porat	1/20/2012	0	88,110.58	132,165.87	—	—	—	1,600,181
	1/20/2012	—	—	—	176,221			3,199,997
Gregory J. Fleming	1/20/2012	0	93,617.49	140,426.24	—	—	—	1,700,192
	1/20/2012	—	—	—	187,234	—	—	3,399,982
Colm Kelleher	1/20/2012	0	93,221.98	139,832.97	—	—	—	1,693,009
	1/20/2012	—	—	—	139,832	—	—	2,539,209
Paul J. Taubman	1/20/2012	0	93,617.49	140,426.24	—	—	—	1,700,192
	1/20/2012	—	—	—	187,234	—	—	3,399,982

(1) The PSU awards included in this table are also disclosed in the “Stock Awards” column of the “2012 Summary Compensation Table” and the “2012 Outstanding Equity Awards at Fiscal Year-End Table.” The RSU awards included in this table are also disclosed in the “Stock Awards” column of the “2012 Summary Compensation Table,” the “2012 Option Exercises and Stock Vested Table” and the “2012 Nonqualified Deferred Compensation Table.” The PSUs and RSUs were granted under the Morgan Stanley 2007 Equity Incentive Compensation Plan.

(2) The PSUs are scheduled to vest and convert to shares in 2015 only if the Company satisfies predetermined performance goals over the three-year performance period that began on January 1, 2012 and ends on December 31, 2014. One-half of the target PSU award will be based on the Company’s ROE over the three-year performance period. The other half of the award will be based on the Company’s TSR relative to the TSR of the S&P Financial Sectors Index (Index Group) over the three-year period.

The number of PSUs ultimately earned will be determined by multiplying one-half of the target award by the multipliers according to the following grids:

MS ROE*	Multiplier
12% or more	1.5
10%	1.00
6%	0.5
less than 6%	0.00

*	ROE, for this purpose, excludes (a) the impact of DVA, (b) gains or losses associated with the sale of specified businesses, (c) specified goodwill impairments, (d) any gains or loss, including accruals, associated with specified legal settlements relating to business activities conducted prior to January 1, 2011, and (e) specified cumulative catch-up adjustments resulting from changes in accounting principles that are not applied on a full retrospective basis. If ROE is between two of the thresholds noted above, the number of PSUs earned will be determined by straight-line interpolation between the two thresholds.

MS TSR vs. Index Group TSR*	Multiplier
Above	Up to 1.5
Equal	1.00
Below	Down to 0.00

*	Each 1% difference (positive or negative) in MS TSR as compared to the Index Group TSR results in a corresponding 1% (positive or negative) adjustment to the multiplier of 1.00.

Each NEO is entitled to receive cash dividend equivalents on the PSUs, subject to the same vesting, cancellation and payment provisions as the underlying PSUs. NEOs may not direct the vote of the shares underlying the PSUs. The PSUs are subject to cancellation if a cancellation event occurs at any time prior to the scheduled conversion date. If, after payment of the PSUs, the CMDS Committee determines that the performance certified by the CMDS Committee was based on materially inaccurate financial statements or other performance metric criteria, then such number of shares (or cash equivalent if the shares were transferred) shall be subject to clawback by the Company. For further details on cancellation of awards, see “Potential Payments upon Termination or Change-in-Control.”

(3) The RSUs are scheduled to convert to shares according to the following schedule: except with respect to Mr. Kelleher, 50% on February 2, 2014 and 50% on February 2, 2015 and for Mr. Kelleher, three equal installments on February 2nd of each of 2013, 2014 and 2015. Each NEO other than Mr. Fleming is retirement-eligible under the award terms at grant and, therefore, the awards are considered vested at grant. Mr. Fleming became retirement-eligible under the award terms on February 8, 2012 and, therefore, the awards are considered vested as of such date. All RSUs are subject to cancellation if a cancellation event occurs at any time prior to the scheduled conversion date. For further details on cancellation of awards, see “Potential Payments upon Termination or Change-in-Control.” Each NEO is entitled to receive dividend equivalents in the form of additional RSUs, subject to the same vesting, cancellation and payment provisions as the underlying RSUs, and may direct the vote of the shares underlying the RSUs.

(4) Represents the aggregate grant date fair value, in accordance with the applicable accounting guidance for equity-based awards, of the RSUs and PSUs. The aggregate grant date fair value of the RSUs granted on January 20, 2012 is based on $18.159, the volume-weighted average price of the common stock on the grant date. The aggregate grant date fair value of PSUs is based on the probable outcome of the performance conditions as of January 20, 2012, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of such date under the applicable accounting guidance for equity-based awards. NEOs do not realize the value of equity-based awards until the awards are settled or exercised. The actual value that a NEO will realize from these awards is determined by future Company performance and share price, and may be higher or lower than the amounts indicated in the table. In particular, with respect to the PSUs, a NEO may ultimately earn up to one and a half times the target number of units (maximum), or nothing (threshold), based on the Company’s performance over the three-year performance period. Based on the Company’s actual performance through December 31, 2012, a NEO would have earned 46.4% of the target number of units. For further information on the valuation of the Company’s RSUs and PSUs, see notes 2 and 20 to the consolidated financial statements included in the 2012 Form 10-K.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table discloses the number of shares covered by unexercised stock options and unvested RSUs and PSUs held by our NEOs on December 31, 2012. As of December 31, 2012, each NEO is retirement-eligible under his or her RSU award terms and, therefore, all of his or her outstanding RSU awards are considered vested and, in accordance with SEC rules, are not included in this table. Outstanding vested RSUs held by the NEOs on December 31, 2012 are disclosed in the “2012 Nonqualified Deferred Compensation Table.” As of December 31, 2012, the stock options held by the NEOs had no intrinsic value because the exercise price of each stock option was greater than $19.12, the closing price of the Company’s common stock on December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date (mm/dd/ yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
James P. Gorman	354,986	—	51.7552	2/17/2016	0	0	106,834.08	2,042,668
	56,772	—	66.7260	12/12/2016
	141,575	283,156	30.0100	1/21/2018

Total	553,333	283,156			0	0	106,834.08	2,042,668
Ruth Porat	11,699	—	36.2209	1/2/2013	0	0	88,110.58	1,684,674
	19,746	—	47.1909	1/2/2014
	23,737	—	66.7260	12/12/2016
	60,675	121,352	30.0100	1/21/2018

Total	115,857	121,352			0	0	88,110.58	1,684,674
Gregory J. Fleming	20,224	40,451	30.0100	1/21/2018	0	0	93,617.49	1,789,966

Total	20,224	40,451			0	0	93,617.49	1,789,966
Colm Kelleher	40,201	—	47.1909	12/2/2013	0	0	93,221.98	1,782,404
	144,551	—	66.7260	12/12/2016
	60,675	121,352	30.0100	1/21/2018

Total	245,427	121,352			0	0	93,221.98	1,782,404
Paul J. Taubman	56,941	—	36.2209	1/2/2013	0	0	93,617.49	1,789,966
	65,160	—	47.1909	1/2/2014
	116,371	—	66.7260	12/12/2016
	60,675	121,352	30.0100	1/21/2018

Total	299,147	121,352			0	0	93,617.49	1,789,966

(1) The stock option awards in this table vested and are exercisable, or will vest and become exercisable, in accordance with the chart below. Although each NEO is considered retirement-eligible under the terms of his or her stock options with an expiration date of January 21, 2018, and therefore such options are considered vested, such options do not become exercisable until the applicable scheduled vesting date as described below:

Option Expiration Date (mm/dd/yyyy)	Vesting Schedule
1/2/2013	100% of the award became exercisable on 1/2/2005. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2008.
12/2/2013

50% of the award became exercisable on 1/2/2006 and 50% of the award became exercisable on 1/2/2007. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2009.

1/2/2014

50% of the award became exercisable on 1/2/2006 and 50% of the award became exercisable on 1/2/2007. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2009.

2/17/2016	60% of the award became exercisable on 2/17/2006 and 40% of the award became exercisable on 2/16/2007.
12/12/2016

50% of the award became exercisable on 1/2/2009 and 50% of the award became exercisable on 1/2/2010. The shares acquired upon exercise were subject to cancellation and transfer restrictions until 1/2/2010.

1/21/2018	One-third of the award became exercisable on 2/2/2012. One-third of the award will become exercisable on each of 2/2/2013 and 2/2/2014.

(2) Stock options were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant and, with the exception of the stock options that are scheduled to expire on January 21, 2018, were subsequently equitably adjusted to reflect the spin-off of Discover Financial Services in 2007.

(3) Reflects PSUs granted in connection with 2009 compensation, with respect to which the NEO was eligible to receive up to two times the target number of units, or nothing, based on the Company’s performance over the performance period consisting of 2010, 2011 and 2012. Based on Company performance through December 31, 2012, the NEOs did not earn any portion of the PSUs and as a result, such awards were subsequently cancelled.

(4) Based on Company performance through December 31, 2012, the number of PSUs reflected in the table represents the target number of PSUs granted in connection with 2011 compensation (2011 PSUs) and reflects the threshold number of PSUs, or zero, granted in connection with 2010 compensation (2010 PSUs). With respect to the 2011 PSUs and the 2010 PSUs, the NEOs may ultimately earn up to 1.5 times or 2 times, respectively, the target number of units, or nothing, based on the Company’s performance over the applicable three-year performance period. The 2011 PSUs are scheduled to vest and convert to shares in 2015, only if the Company satisfies predetermined performance goals over the three-year performance period consisting of 2012, 2013 and 2014 (see note 2 to the “2012 Grants of Plan-Based Awards Table”). The target number of 2010 PSUs granted to each NEO were: 64,904.87 to Mr. Gorman; 61,893.82 to Ms. Porat; 58,548.21 to Mr. Fleming; 68,536.08 to Mr. Kelleher; and 68,585.04 to Mr. Taubman. The 2010 PSUs are scheduled to vest and convert to shares in 2014 only if the Company satisfies predetermined performance goals over the three-year performance period consisting of 2011, 2012 and 2013. Based on Company performance through December 31, 2012, the NEOs would not be entitled to earn any portion of the 2010 PSUs; however, a portion may still be earned based on 2013 performance. The market value of the PSUs is based on $19.12, the closing price of the Company’s common stock on December 31, 2012.

2012 Option Exercises and Stock Vested Table

The following table contains information about RSUs held by the applicable NEOs that vested during 2012. These RSUs are also disclosed in the “Stock Awards” column of the “2012 Summary Compensation Table,” the “2012 Grants of Plan-Based Awards Table” and the “2012 Nonqualified Deferred Compensation Table.” The table does not include PSUs granted in January 2012 for 2011 performance because the vesting of such awards is subject to the Company’s satisfaction of predetermined performance goals over a three-year performance period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)(1)		Value Realized on Vesting ($)(2)
James P. Gorman	—	—	277,768		5,043,989
Ruth Porat	—	—	176,221		3,199,997
Gregory J. Fleming	—	—	528,961.87	(3)	10,721,105	(3)
Colm Kelleher	—	—	139,832		2,539,209
Paul J. Taubman	—	—	187,234		3,399,982

(1) Other than with respect to Mr. Fleming, consists of RSUs granted on January 20, 2012 for 2011 performance. For further details on these RSUs, including the terms of the deferral, see note 3 to the “2012 Grants of Plan-Based Awards Table.”

(2) Except as noted below with respect to Mr. Fleming, the value realized represents the aggregate grant date fair value, in accordance with the applicable accounting guidance for equity-based awards, of the RSUs. The aggregate grant date fair value of the RSUs is based on $18.159, the volume-weighted average price of the common stock on the grant date.

(3) With respect to Mr. Fleming, consists of the following RSU awards that became vested pursuant to their terms on February 8, 2012 when Mr. Fleming became retirement-eligible: (i) RSUs granted on January 20, 2012 for 2011 performance, (ii) RSUs granted on January 21, 2011 for 2010 performance and (iii) RSUs granted on February 8, 2010 in accordance with his employment offer letter with the Company. Pursuant to the terms of the RSUs described in clause (iii), 110,079 RSUs that vested on February 8, 2012 also converted to shares of common stock on such date. The value of the RSUs is based on $20.2682, the volume-weighted average price of the common stock on February 8, 2012, the vesting date of the awards.

2012 Pension Benefits Table

The table below discloses the present value of accumulated benefits payable to each NEO and the years of service credited to each NEO under the Company’s defined benefit retirement plans as of December 31, 2012.

Name	Plan Name(1)	Number of Years Credited Service	Retirement Age for Full Benefits	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James P. Gorman	Morgan Stanley Employees Retirement Plan	4	65	72,955	0.00
Ruth Porat	Morgan Stanley Employees Retirement Plan	20	65	400,790	0.00
	Morgan Stanley Supplemental Executive Retirement and Excess Plan	23	60	1,337,987	0.00
Gregory J. Fleming(3)	—	—	—	—	—
Colm Kelleher	Morgan Stanley U.K. Group Pension Plan(4)	7	60	169,672	0.00
	Morgan Stanley Supplemental Executive Retirement and Excess Plan	23	60	1,008,126	0.00
Paul J. Taubman(5)	Morgan Stanley Employees Retirement Plan	25	65	439,296	0.00
	Morgan Stanley Supplemental Executive Retirement and Excess Plan	27	60	2,162,348	0.00

(1) Benefits under the SEREP are shown even if the eligibility requirements (i.e., grandfathered group, age 55, five years of service, and age plus service totals at least 65) have not been met as of the current date. See the discussion under “Supplemental Executive Retirement and Excess Plan” following this table.

(2) The present value at December 31, 2012 is based on PPA generational annuitant mortality tables and discount rates of 4.08% for the ERP, 3.75% for the Excess Plan component and 3.65% for the SERP component of the SEREP. Present values are determined using an interest-only discount before retirement. Post-retirement discounts are based on interest and mortality. The assumed benefit commencement date is the earliest age at which the executive can receive unreduced benefits or current age, if greater.

(3) Mr. Fleming is not eligible for any of the Company-sponsored defined benefit plans.

(4) During 2012, Mr. Kelleher participated in the Morgan Stanley U.K. Group Pension Plan (U.K. Pension Plan), a defined contribution plan that provided defined benefit pension accruals until October 1, 1996. As of October 1, 1996, Mr. Kelleher’s accrued defined benefit under the U.K. Pension Plan was converted to an account balance, the value of which is £107,048 ($169,672) as of December 31, 2012. If the value of the account balance relating to the pre-October 1996 portion of Mr. Kelleher’s U.K. Pension Plan benefit, adjusted for investment experience until the payment date, is greater than the value of the guaranteed minimum pension under the U.K. Pension Plan, no defined benefit pension is payable. If the value of the guaranteed minimum pension, determined in accordance with U.K. laws, is greater than the value of the adjusted account balance, the guaranteed minimum pension is payable, in addition to any defined contribution amount payable for the period after September 30, 1996. Mr. Kelleher had seven years of credited service in the U.K Pension Plan at the time his accrued benefit was converted to an account balance. The amount shown in the table for Mr. Kelleher does not include defined contribution benefits that were accrued after September 30, 1996. The amount of British pounds sterling was converted to U.S. dollars using the 2012 average of daily spot rates of £1 to $1.5850.

(5) In accordance with his Separation Agreement, Mr. Taubman will receive his accrued benefit through his termination date under the SEREP, in accordance with the terms of the SEREP, determined as if he were eligible for early retirement. The estimated present value of the incremental benefit provided under the SEREP based on service through his anticipated termination date is $1.7 million.

The following is a description of the material terms with respect to each of the plans referenced in the table above.

Employees Retirement Plan (ERP)

Substantially all of the U.S. employees of the Company and its U.S. affiliates hired before July 1, 2007, other than certain employees in the Company’s former mortgage business, were covered after one year of service by the ERP, a non-contributory, defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. Effective after December 31, 2010, the ERP was frozen and no further benefit accruals will occur. Benefits are generally payable as an annuity at age 65 (or earlier, subject to certain reductions in the amounts payable). Under the pre-2004 provisions of the ERP, benefits are payable in full at age 60 and reduced 4% per year for retirement between ages 55 and 60 for employees who retire after age 55 with ten years of service. Before the ERP was frozen, annual benefits were equal to 1% of eligible earnings plus 0.5% of eligible earnings in excess of Social Security covered compensation for each year of service. Eligible earnings generally included all taxable compensation, other than certain equity-based and non-recurring amounts, up to $170,000 per year. ERP participants who, as of January 1, 2004, had age plus service equal to at least 65 and who had been credited with five years of service, received benefits determined under the ERP’s pre-2004 benefit formula, if greater. Pre-2004 benefits equaled 1.15% of final average salary, plus 0.35% of final average salary in excess of Social Security covered compensation, in each case multiplied by credited service up to 35 years, where final average salary was base salary, up to specified limits set forth in the ERP, for the highest paid 60 consecutive months of the last 120 months of service. Mr. Gorman, Ms. Porat and Mr. Taubman have accrued benefits in the ERP.

Supplemental Executive Retirement and Excess Plan (SEREP)

The SEREP is an unfunded, nonqualified plan. Credited service is counted starting from the first day of the month after the hire date, except that for certain excess benefits credited service begins after one year of service. The SEREP provides benefits not otherwise provided under the ERP formula because of limits in the ERP or

Internal Revenue Code on eligible pay and benefits. The SEREP also provides certain grandfathered benefits and supplemental retirement income (unreduced at age 60) for eligible employees after offsetting other Company-provided pension benefits, pension benefits provided by former employers and, effective for calendar years after 2010, adjusted to take into account a portion of 401(k) contributions. The supplemental benefit, before offsets, equals 20% of final average salary plus 2% of final average salary per year after five years (up to 50% cumulatively) plus 1% of final average salary per year after 25 years (up to 60% cumulatively), where final average salary is base salary for the highest paid 60 consecutive months of the last 120 months of service, up to a maximum annual benefit payable of $140,000 at age 60, reduced by 4% per year for payments beginning before age 60. The SEREP was restricted effective January 1, 2004 to allow only “grandfathered” employees who as of that date met certain eligibility criteria to benefit from the plan. Grandfathering in this plan was provided to all similarly situated eligible employees and may be provided to other employees with the approval of the CMDS Committee. Benefits may be paid in various actuarially equivalent forms of annuity. Other than for small balances, no lump sums are available under this plan. Ms. Porat and Messrs. Kelleher and Taubman participate in the SEREP.

U.K. Group Pension Plan

Until March 31, 2012, the Company contributed to the U.K. Pension Plan on behalf of Mr. Kelleher, and he remains a deferred vested participant in that plan. As described in note 4 to the “Pension Benefits Table,” the U.K. Pension Plan is a defined contribution plan that provided defined benefit accruals until 1996. The guaranteed minimum pension payable under the U.K. Pension Plan is determined in accordance with U.K. laws.

2012 Nonqualified Deferred Compensation Table

The following table contains information with respect to the participation of the NEOs in the Company’s unfunded cash nonqualified deferred compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified, as well as with respect to RSUs granted to the NEOs that are vested but have not yet converted to shares of Morgan Stanley common stock.

In addition to the Company equity plans, each NEO participated in one or more of the following cash nonqualified deferred compensation plans as of December 31, 2012: the Capital Accumulation Plan (CAP), the Key Employee Private Equity Recognition Plan (KEPER), the Notional Leveraged Co-Investment Plan (LCIP), MSCIP, the Pre-Tax Incentive Program (PTIP), the Select Employees’ Capital Accumulation Program (SECAP), the Strategic Equity Incentive Plan (SEIP) and the U.K. Alternative Retirement Plan (ARP). The NEOs participate in the plans on the same terms and conditions as other similarly situated employees. These terms and conditions are described below following the notes to the table. CAP, KEPER, LCIP, PTIP and SEIP are closed to new participants and contributions and SECAP has not been offered to the NEOs since 2010.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
James P. Gorman
LCIP	—	—		348,549	—	1,520,025
MSCIP	2,716,000	—		461,969	5,719,231	4,789,819
RSUs(5)	5,043,989	—		2,876,117	1,874,047	16,509,391

Total	7,759,989	—		3,686,635	7,593,278	22,819,235
Ruth Porat
CAP	—	—		2	7,083	—
KEPER	—	—		957	1,774	9,232
LCIP	—	—		8,450	—	28,657
MSCIP	3,200,000	—		873,213	5,136,265	3,714,250
PTIP	—	—		130,309	—	607,625
RSUs(5)	3,199,997	—		1,125,777	1,884,986	6,793,245
SEIP	—	—		—	72,952	—

Total	6,399,997	—		2,138,708	7,103,060	11,153,009
Gregory J. Fleming
MSCIP	3,400,000	—		102,643	2,801,556	1,752,146
RSUs(5)	8,490,002			(492,715)	—	8,037,736

Total	11,890,002			(390,072)	2,801,556	9,789,882
Colm Kelleher
CAP	—	—		2	11,026	—
LCIP	—	—		538,159	—	2,330,286
MSCIP	4,232,045	—		43,242	3,337,937	6,291,612
RSUs(5)	2,539,209	—		1,532,859	1,367,949	8,385,796
ARP	—	35,306	(6)(7)	(249)	—	35,057	(7)

Total	6,771,254	35,306		2,114,013	4,716,912	17,042,751
Paul J. Taubman
CAP	—	—		7	29,012	—
KEPER	—	—		30,611	56,763	295,411
LCIP	—	—		824,179	—	4,369,173
MSCIP	3,400,000	—		551,496	5,882,476	4,878,487
PTIP	—	—		106,628	—	1,362,825
RSUs(5)	3,399,982	—		2,598,649	2,352,864	13,914,240
SECAP	—	—		86,187	300,322	4,825,491
SEIP	—	—		—	24,702	—

Total	6,799,982	—		4,197,757	8,646,139	29,645,627

(1) RSU contributions represent RSU awards granted in January 2012 for 2011 performance that are considered vested at grant (or with respect to Mr. Fleming, RSUs that became vested on February 8, 2012, when he became retirement-eligible) but are subject to cancellation until the scheduled conversion dates of such awards in 2014 and 2015, or with respect to Messrs. Fleming and Kelleher, in 2013, 2014 and 2015. MSCIP contributions represent MSCIP awards granted in January 2012 for 2011 performance that are subject to vesting and cancellation until the scheduled payment dates of such awards in 2012 and 2013 (or with respect to Mr. Kelleher, in 2013, 2014 and 2015). The MSCIP awards reported in this table are also reported as part of the 2011 bonus in the “2012 Summary Compensation Table.” The value of the RSUs in this column (which are also included in the “Stock Awards” column of the “2012 Summary Compensation Table” for 2012, the “2012 Grants of Plan-Based Awards Table,” and the “2012 Option Exercises and Stock Vested Table”) is (i) for the NEOs other than Mr. Fleming, the aggregate grant date fair value of the RSUs based on $18.159, the volume-weighted average price of the common stock on the grant date and (ii) for Mr. Fleming, the value of the RSUs on the vesting date based on $20.2682, the volume-weighted average price of the common stock on such date.

(2) With respect to our cash-based nonqualified deferred compensation plans, represents the change in (i) the balance of the NEO’s account reflected on the Company’s books and records at December 31, 2012, without giving effect to any withdrawals or distributions, compared to (ii) the sum of the balance of the NEO’s account reflected on the Company’s books and records at December 31, 2011 and the value of any contributions made during 2012. Includes any nonqualified deferred compensation earnings that are disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “2012 Summary Compensation Table” for 2012 and described in note 6 thereto.

With respect to the RSUs, represents (i) the change in the average of the high and low prices of the Company’s common stock on December 31, 2012 (or, if applicable, the earlier distribution date), compared to December 30, 2011 (or, if applicable, the later contribution date), as well as (ii) the amount of the vested cash dividend equivalent rights and dividend equivalents in the form of additional RSUs credited in 2012 with respect to the award (which, for the RSUs granted prior to 2010, are paid to the RSU holder at the time dividends are paid to holders of the Company’s common stock and, for the RSUs granted in and following 2010, are paid to the award holder at the time that the underlying award converts to shares, subject to the same cancellation provisions as the underlying award).

(3) Represents distributions from our cash-based nonqualified deferred compensation plans and RSU conversions based on the average of the high and low prices of the Company’s common stock on the conversion date and, with respect to the RSUs, also represents amounts paid on RSUs during 2012 pursuant to dividend equivalent rights.

(4) With respect to our cash-based nonqualified deferred compensation plans, represents the balance of the NEO’s account reflected on the Company’s books and records at December 31, 2012. With respect to the RSUs, represents the number of vested units held by the NEO on December 31, 2012 multiplied by the average of the high and low prices of the Company’s common stock on December 31, 2012, as well as the amount of vested cash dividend equivalent rights held with respect to the RSUs. All amounts deferred by a NEO in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned (or with respect to equity awards, granted) to the extent he or she was a NEO for that year for purposes of the SEC’s executive compensation disclosure rules.

(5) The RSUs disclosed in this table include awards that as of December 31, 2012 had vested, but had not reached their scheduled conversion date and remained subject to cancellation, as well as awards that had reached their scheduled conversion date, but were deferred to preserve the Company’s tax deductibility of the award, in accordance with the terms of the award.

(6) Represents monthly notional contributions made by the Company in 2012 to the ARP, a U.K. employer financed retirement benefits scheme, for Mr. Kelleher when he ceased participation in the U.K. Group Pension Plan. Amounts reported in this column are also reported in the All Other Compensation column of the “2012 Summary Compensation Table.”

(7) The Company’s aggregate notional monthly contributions to the ARP for Mr. Kelleher in 2012 of £22,275 ($35,306) and Mr. Kelleher’s aggregate balance at year-end of £22,118 ($35,057) were converted from British pounds sterling to U.S. dollars using the 2012 average of daily spot rates of £1 to $1.5850.

The following is a description of the material terms with respect to contributions, earnings and distributions applicable to each of the following cash nonqualified deferred compensation plans and the RSUs referenced in the table above.

Capital Accumulation Plan

Under CAP, participants were granted a number of units based on their level of compensation in excess of base salary. Earnings on units were based on notional interests in investment earnings and interest on risk capital investments selected by the Company. Participants generally received plan distributions after dividends, distributions of capital, liquidation proceeds or other distributions were paid from the underlying investments. The plan has been closed to new contributions since 1998 and was terminated effective December 31, 2011. Final distributions under CAP were made in 2012.

Key Employee Private Equity Recognition Plan

Under KEPER, participants were permitted to defer a portion of their cash bonus. The plan has been closed to new contributions since 2001. Contributions to KEPER are notionally invested by the Company in reference investments. Such reference investments may include investments made by Company-sponsored private equity funds, investments made by private equity funds sponsored by third parties in which the Company has acquired or will acquire a limited partner or similar interest, and investments in private equity securities that the Company makes for its own account. Distributions are made to participants following the realization of any proceeds in respect of any investment. The amounts contributed by a participant plus any earnings on participant contributions under the program remain subject to cancellation under specified circumstances.

Notional Leveraged Co-Investment Plan

Under LCIP, participants were permitted to allocate a portion of their long-term incentive compensation to the plan. LCIP is closed to new participants and has not been offered since 2008. For each of fiscal 2006, fiscal 2007 and fiscal 2008, participants were permitted to allocate up to 40% of their long-term incentive compensation to LCIP.

The Company contributed a notional investment in an amount equal to a multiple of each participant’s contribution (for each of fiscal 2006, fiscal 2007 and fiscal 2008, this multiple was two; however, for fiscal 2008, participants could elect to forgo the notional investment). Contributions are notionally invested by the Company in reference investments, which may include the Company’s proprietary investment funds, “funds of funds” that include Company proprietary investment funds and third-party investment funds, and other third-party investment funds. All amounts contributed by a participant plus any earnings on participant contributions and the Company notional investment were subject to cancellation under specified circumstances until three years after deferral. Participants generally are entitled to receive distributions in respect of their contributions plus any earnings on their contributions and on the Company notional investment on the third anniversary of grant and the tenth anniversary of grant, based on the valuation of the notional investments and any realizations of those investments prior to the scheduled distribution date. Participant distributions under LCIP are offset by the Company notional investment, excluding any earnings thereon.

Morgan Stanley Compensation Incentive Plan

Beginning with fiscal 2008 year-end compensation, a portion of the NEOs’ year-end long-term incentive compensation was mandatorily deferred into MSCIP. Earnings on MSCIP awards are based on the performance of notional investments available under the plan and selected by the participants. Participants may reallocate such balances periodically, as determined by the plan administrator. Until MSCIP awards reach their scheduled distribution date, they are subject to cancellation and clawback by the Company. The cancellation and clawback events applicable to MSCIP awards held by our NEOs are described below in “Potential Payments upon Termination or Change-in-Control.”

Pre-Tax Incentive Program

Under PTIP, participants were permitted to defer a portion of their cash bonus or commissions for one or more fiscal years. The plan has been closed to new contributions since 2003. Earnings on PTIP contributions are based on the performance of notional investments available under the plan and selected by the participants. Participants could generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, 5, 10, 15 or 20 years). Subject to earlier distribution on death or termination of employment due to disability, no distributions may begin prior to the attainment of age 55, and no distribution may begin prior to termination of employment.

Select Employees’ Capital Accumulation Program

Under SECAP, participants are permitted to defer a portion of their commissions for one or more fiscal years and in prior years, participants were permitted to defer a portion of their cash bonuses for one or more fiscal years. Earnings on SECAP contributions are based on the performance of notional investments available under the plan and selected by the participants. Participants can generally elect the commencement date for distributions of their contributions and earnings and the number of annual installments over which to receive distributions (generally, one to ten years), subject to earlier distribution on death or termination of employment. No distributions may begin later than January 2 following the year in which the participant attains age 65.

Strategic Equity Incentive Plan

Under SEIP, participants were granted notional points to compensate them for their contributions to the growth and profits of the Company. SEIP points entitled a participant to a pro-rata share of earnings based on the performance of notional risk capital investments selected by the Company. SEIP points were awarded for performance years 1999, 2000 and 2001. The plan has been closed to new participants since 2001. The final distribution in respect of SEIP points awarded for 1999 was made in 2010 and the last remaining distribution in respect of SEIP points awarded for 2000 and 2001 was made in 2012.

Restricted Stock Units

RSUs may be granted under the Morgan Stanley 2007 Equity Incentive Compensation Plan or any other Company equity plan as determined by the CMDS Committee. Each RSU constitutes a contingent and unsecured promise of the Company to pay the holder one share of Company common stock on the conversion date of the RSU. The RSUs included in this table are considered vested; however, the RSUs are subject to cancellation if a cancellation event occurs at any time prior to the scheduled conversion date. RSUs granted in 2012 and later are subject to clawback, as well as cancellation, prior to the scheduled conversion date. The cancellation and clawback events applicable to RSUs held by our NEOs are described in the CD&A and in “Potential Payments upon Termination or Change-in-Control,” as applicable.

U.K. Alternative Retirement Plan

The ARP is a U.K. employer financed retirement benefits scheme as defined by HMRC. Under the ARP, participants receive monthly notional contributions from the Company based on a percentage of base salary, subject to specified limits. Participants may also elect to contribute a portion of their cash bonus and distributions from certain cash-based nonqualified deferred compensation plans to the ARP. Participants include those employees who either have an accumulated pension value in the U.K. Group Pension Plan that exceeds a limit set by the U.K. government or have elected pension taxation protection available from the HMRC. Earnings on ARP contributions are based on the performance of notional investments available under the ARP and selected by the participants. Participants can generally elect the commencement date for distributions at any time after age 55, so long as no distributions begin later than age 75. Distributions are currently paid in the form of a lump sum.

Potential Payments upon Termination or Change-in-Control

This section describes and quantifies the benefits and compensation to which each NEO would have been entitled under our existing plans and arrangements if his or her employment had terminated or if the Company had undergone a change-in-control, in each case on December 31, 2012. The section does not include any awards granted to our NEOs in January 2013 for performance in 2012 or for future performance beginning in 2013, as such awards were not outstanding, and the NEOs were not entitled to such awards, as of December 31, 2012. For purposes of valuing any equity awards, we have assumed a per share value of $19.12, the closing price of the Company’s common stock on December 31, 2012.

Although Mr. Taubman resigned from his position as Co-President of Institutional Securities as of December 31, 2012, he is expected to remain an employee of the Company through his anticipated employment end date of May 5, 2013. The amounts and benefits described herein with respect to Mr. Taubman that assume an employment end date of December 31, 2012 do not take into account those that he is currently entitled to under his Separation Agreement because such agreement was not entered into until January 3, 2013. The CD&A describes the material benefits to which Mr. Taubman is entitled pursuant to the Separation Agreement.

I.	General Policies

Our NEOs are not entitled to cash severance payments upon any termination of employment, but they are entitled to receive health and welfare benefits that are generally available to all salaried employees, such as accrued vacation pay and death, disability and post-retirement welfare benefits. Our NEOs are not entitled to special or enhanced termination benefits under our pension and nonqualified deferred compensation plans as compared to other employees, except as described in the CD&A and notes to the “2012 Pension Benefits Table” with respect to the SEREP benefits provided to Mr. Taubman pursuant to his Separation Agreement.

Following termination of employment, the NEOs are entitled to amounts, to the extent vested, due under the terms of our pension arrangements, as described in the “2012 Pension Benefits Table” and accompanying narrative. Further, upon a termination of employment, NEOs are entitled to the nonqualified deferred compensation amounts, to the extent vested, reported in the “2012 Nonqualified Deferred Compensation Table” subject to the terms of the arrangements, as described in the accompanying narrative.

Even if a NEO is considered vested in a deferred award reported in the “2012 Nonqualified Deferred Compensation Table,” the award may be subject to cancellation through the distribution date of such award in the event the NEO engages in a cancellation event or, if applicable, a clawback event occurs.

•

In general, a cancellation event with respect to such vested deferred incentive awards and the awards described in the table below includes: engaging in competitive activity during a specified period following a voluntary termination of employment (other than following a Good Reason termination for Mr. Gorman’s 2009 and 2010 year-end awards); a termination for cause, a later determination that the NEO’s employment could have been terminated for cause or engaging in cause whether or not employment has been terminated; improper disclosure of the Company’s proprietary information; solicitation of Company employees, clients or customers during employment or within a specified period following termination of employment; the making of unauthorized comments regarding the Company; resignation of employment without providing the Company advance notice within a specified period; or the failure or refusal following termination of employment to cooperate with or assist the Company in connection with investigations, regulatory matters, lawsuits or arbitrations in which the NEO may have pertinent information. “Good Reason,” with respect to Mr. Gorman, generally means a material change or reduction in his duties or responsibilities, including a failure to re-elect him to the Board, any diminution in his title or reporting relationship, the Company’s breach of its obligations to provide payments or benefits under his employment arrangement or requiring Mr. Gorman to be based at a location other than the Company’s headquarters.

•

MSCIP awards and 2011 year-end equity-based awards also include a provision for clawback by the Company through the applicable scheduled distributed date of such awards, which can be triggered if an individual engages in conduct (including with respect to supervisory responsibilities) detrimental to the Company, including causing a restatement of financial results or violating the Company’s risk policies and standards. MSCIP awards are also subject to clawback if the individual causes or is reasonably expected to cause, a substantial financial loss on a trading strategy, investment, commitment or other holding and such strategy, investment, commitment or other holding was a factor in the award determination.

•

Further, shares resulting from the conversion of the PSUs are subject to clawback by the Company in the event the Company’s achievement of the specified goals was based on materially inaccurate financial statements or other performance metric criteria.

In addition to the cancellation and clawback events described above, each NEO is party to a Notice and Non-Solicitation Agreement that provides for injunctive relief and cancellation of any equity or other incentive awards in the event that the NEO does not provide 180 days’ advance notice prior to a resignation from employment or in the event that the NEO improperly solicits our employees, clients or customers during employment and for 180 days following termination of employment.

II.	Amounts Vesting upon a Termination of Employment / Change-in-Control

With respect to the unvested outstanding incentive awards held by the NEOs, each NEO would have been entitled to the following amounts in the event of a termination of employment, or change-in-control of the Company, on December 31, 2012, subject to no cancellation event or clawback event occurring through the distribution date of such award, as applicable.

Termination Reason or Change In Control	Name	Value of Unvested RSUs and Related Dividend Equivalents ($)(1)	Value of Unvested PSUs and Related Dividend Equivalents ($)(2)	Value of Unvested Stock Options ($)(3)	Value of Unvested MSCIP Awards ($)(4)
Involuntary Termination (other than due to cause or other cancellation event) / Termination Due to Disability / Qualifying Termination(5)	James P. Gorman	—	318,705	—	1,401,006
	Ruth Porat	—	262,850	—	1,726,803
	Gregory J. Fleming	—	279,278	—	1,752,146
	Colm Kelleher	—	278,098	—	—
	Paul J. Taubman	—	279,278	—	1,797,666(9)
Retirement / Voluntary Termination(6)	James P. Gorman	—	318,705	—	forfeit
	Ruth Porat	—	262,850	—	forfeit
	Gregory J. Fleming	—	279,278	—	forfeit
	Colm Kelleher	—	278,098	—	—
	Paul J. Taubman	—	279,278	—	forfeit
Termination Due to Death / Governmental Service Termination(7)	James P. Gorman	—	298,118	—	1,401,006
	Ruth Porat	—	245,871	—	1,726,803
	Gregory J. Fleming	—	261,238	—	1,752,146
	Colm Kelleher	—	260,134	—	—
	Paul J. Taubman	—	261,238	—	1,797,666
Change in Control (for PSUs, assuming a termination of employment on December 31, 2012)(8)	James P. Gorman	—	318,705	—	—
	Ruth Porat	—	262,850	—	—
	Gregory J. Fleming	—	279,278	—	—
	Colm Kelleher	—	278,098	—	—
	Paul J. Taubman	—	279,278	—	—

(1) As of December 31, 2012, our NEOs were considered retirement-eligible for purposes of their outstanding RSU awards and related dividend equivalents (which are set forth in the “2012 Nonqualified Deferred Compensation Table”) and, therefore, the NEOs are considered vested in such awards.

(2) The amounts set forth in this column reflect amounts payable with respect to PSUs granted for 2011 performance. As described in the “2012 Outstanding Equity Awards at Fiscal Year-End Table,” based on Company performance through December 31, 2012, the NEOs would not have earned any portion of the PSUs granted with respect to 2009 or 2010 performance. Pursuant to the terms of the PSU awards, amounts set forth in this column with respect to (a) the NEO’s death or governmental service termination reflect Company performance through September 30, 2012 (the quarter ending simultaneously with or before the date of such termination for which the Company’s earnings information had been released as of the date of termination) and (b) a change-in-control of the Company reflect Company performance through December 31, 2012 (the quarter ending simultaneously with the effective date of the change-in-control). Amounts set forth in this column for all other terminations of employment as of December 31, 2012 assume the Company’s performance through the applicable three-year performance period mirrors its performance through December 31, 2012. The amounts reflect a pro-rata reduction in the number of PSUs otherwise payable given Company performance due to the NEO’s termination of employment prior to the applicable scheduled vesting date.

(3) As of December 31, 2012, our NEOs were considered retirement-eligible for purposes of their outstanding stock options and, therefore, the NEOs are considered vested in such awards. No outstanding stock options held by the NEOs had intrinsic value as of December 31, 2012, as the exercise price of the stock options was in all cases greater than $19.12, the closing price of the Company’s common stock on December 31, 2012.

(4) As of December 31, 2012, our NEOs were considered retirement-eligible for purposes of, and therefore are considered vested in, all of the outstanding MSCIP awards set forth in the “2012 Nonqualified Deferred Compensation Table,” except that the NEOs, other than Mr. Kelleher, are not retirement-eligible for purposes of, and are not considered vested in, the 2011 year-end MSCIP awards. Other than with respect to Mr. Kelleher, amounts set forth in this column reflect the value of the NEOs’ 2011 year-end MSCIP awards.

(5) Amounts set forth in this row will generally be paid on the scheduled distribution dates, subject to cancellation and clawback provisions, as applicable, except that RSUs and MSCIP awards payable in connection with a qualifying termination will be paid upon such termination. Outstanding options that are not then exercisable will become exercisable and all options will generally remain exercisable through the expiration date. A “qualifying termination” is a termination within 18 months of a change-in-control as a result of (i) the Company terminating the NEO’s employment under circumstances not involving any cancellation event, (ii) the NEO resigning from employment due to a materially adverse alteration in his or her position or in the nature or status of his or her responsibilities from those in effect immediately prior to the change-in-control or (iii) the Company requiring the NEO’s principal place of employment to be located more than 75 miles from his or her current principal location. For this purpose, the definition of “change-in-control” generally means a significant change in the share ownership or composition of the Board. The PSUs do not include an accelerated vesting and/or payment provision in connection with a qualifying termination.

(6) Amounts set forth in this row will be paid on schedule, subject to cancellation, and outstanding options that are not then exercisable will become exercisable and all options will generally remain exercisable through the expiration date, subject to cancellation.

(7) Amounts with respect to RSUs and PSUs will be paid upon such termination and, pursuant to the terms of the awards, amounts with respect to PSUs reflect Company performance through September 30, 2012. Outstanding options that are not then exercisable will become exercisable and all options will generally remain exercisable through the expiration date. In exchange for the accelerated vesting, exercisability and payment of awards upon a governmental service termination, the NEO must sign an agreement requiring the NEO to repay the Company the value of the awards that are distributed or exercised in connection with such termination if the NEO engages in any activity that would have resulted in the cancellation of such awards had the distribution, vesting or exercisability of the awards not been accelerated.

(8) Pursuant to the terms of the PSUs, in the event of a change-in-control of the Company on December 31, 2012, the performance period would have ended on December 31, 2012; however, in general, the NEO must remain employed by the Company through the applicable scheduled vesting date to not be subject to a pro-rata reduction in the number of shares payable with respect to the PSUs. For purposes of quantifying the value of PSUs to which the NEO would have been entitled upon a change-in-control on December 31, 2012, amounts set forth in this row with respect to the PSUs assume that each NEO terminated employment on December 31, 2012, and therefore, the value reflects a pro-rata reduction in the number of PSUs otherwise payable. Amounts set forth in this row will be paid on schedule, subject to cancellation.

(9) Mr. Taubman will vest in his 2011 year-end MSCIP award on his employment end date in 2013, as set forth in his Separation Agreement, and such award will be paid on schedule, subject to cancellation.

III.	Change-in-Control

Mr. Gorman’s employment arrangement with the Company, dated August 16, 2005, provides that if it is determined that any payments made to him in connection with a change-in-control of the Company would be subject to an excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive an additional payment to restore him to the after-tax position that he would have been in if the tax had not been imposed. Calculations to estimate the excise tax due under the Internal Revenue Code are complex and reflect a number of assumptions. For purposes of determining whether Mr. Gorman would have been entitled to an additional payment due to a change-in-control as of December 31, 2012, the following assumptions were made: (i) all RSUs, MSCIP and LCIP awards and the applicable pro-rata portion of PSUs became payable, (ii) all stock options became immediately exercisable, (iii) all cancellation provisions and transfer restrictions lift, (iv) an excise tax rate of 20% and (v) an individual tax rate of 45%. Based on these assumptions, Mr. Gorman would not have been entitled to an additional payment.

Item 2—Ratification of Appointment of Morgan Stanley’s Independent Auditor

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE’S APPOINTMENT AS OUR INDEPENDENT AUDITOR.

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditor for the year ending December 31, 2013 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements that will be included in the Annual Report on Form 10-K for the year ending December 31, 2013 and will perform other permissible, pre-approved services. The Audit Committee pre-approves all audit and permitted non-audit services that Deloitte & Touche performs for the Company.

Independent Auditor’s Fees.    The following table summarizes the aggregate fees (including related expenses; $ in millions) for professional services provided by Deloitte & Touche related to 2012 and 2011.

	2012 ($)	2011 ($)
Audit Fees(1)	45.7	43.4
Audit-Related Fees(2)	8.0	8.5
Tax Fees(3)	2.0	1.3
All Other Fees	—	—

Total	55.7	53.2

(1) Audit Fees services include: the audit of our consolidated financial statements included in the Company’s Annual Report on Form 10-K and reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; services attendant to, or required by, statute or regulation; comfort letters, consents and other services related to SEC and other regulatory filings; and audits of subsidiary financial statements.

(2) Audit-Related Fees services include: due diligence associated with mergers and acquisitions or dispositions of operating businesses or entities; data verification and agreed-upon procedures related to asset securitizations; assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit; statutory audits and financial audit services provided relating to investment products offered by Morgan Stanley, where Morgan Stanley incurs the audit fee in conjunction with the investment management services it provides; audits of employee benefit plans; agreed upon procedures engagements; regulatory matters; and attest services in connection with debt covenants.

(3) Tax Fees services include: U.S. federal, state and local income and non-income tax planning and advice; U.S. federal, state and local income and non-income tax compliance; non-U.S. income and non-income tax planning and advice; non-U.S. income and non-income tax compliance; and transfer pricing documentation.

Fund-Related Fees. Morgan Stanley offers registered money market, equity, fixed income and alternative funds, and other funds (collectively, Funds). Deloitte & Touche provides audit, audit-related and tax services to certain of these Funds. The aggregate fees for such services are summarized in the following table ($ in millions).

	2012 ($)	2011 ($)
Audit Fees	4.4	3.8
Audit-Related Fees	0.2	—
Tax Fees	3.5	3.3

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board unanimously recommends that you vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Audit Committee Report

The Audit Committee’s charter provides that the Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, certain aspects of the Company’s risk management as described in the charter, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor, and the Company’s compliance with legal and regulatory requirements. We have the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that each Audit Committee member is independent under applicable independence standards of the NYSE and the Securities Exchange Act of 1934, as amended, and is an audit committee financial expert within the meaning of current SEC rules.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•

Reviewed the major franchise, reputational, legal and compliance risk exposures and the guidelines and policies that govern the process for risk assessment and risk management, including coordinating with the Risk Committee and the Operations and Technology Committee;

•	Reviewed and discussed the plan and the scope of the work of the internal auditor for 2012 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the plan and scope of work of the independent auditor for 2012;

•	Reviewed and discussed reports from management on the Company’s policies regarding applicable legal and regulatory requirements; and

•	Met with Deloitte & Touche, the internal auditor and Company management in executive sessions.

We reviewed and discussed with management, the internal auditor and Deloitte & Touche: the audited consolidated financial statements for 2012, the critical accounting policies that are set forth in the Company’s Annual Report on Form 10-K, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s opinion on the effectiveness of the Company’s internal control over financial reporting.

We discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under standards of the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standards AU Section 380 (Communication with Audit Committees) as adopted by the PCAOB in Rule 3200T. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and pre-approved, among other things, the audit, audit-related and tax services performed by Deloitte & Touche. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and the meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for 2012 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for the year ending December 31, 2013 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Donald T. Nicolaisen, Chair

Howard J. Davies

Robert H. Herz

O. Griffith Sexton

Item 3—Company Proposal to Approve the Compensation of Executives as Disclosed in the Proxy Statement (Non-Binding Advisory Resolution)

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

As required by Section 14A of the Securities Exchange Act, this proposal seeks a shareholder advisory vote to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative).”

Morgan Stanley’s shareholders are urged to read the CD&A, which discusses our compensation policies and procedures in detail and explains how the compensation program implements our compensation philosophy.

Morgan Stanley ties executive compensation to Company and individual performance. The CMDS Committee places performance at the forefront of the structure and administration of executive compensation. This performance orientation is demonstrated in the structure of executive compensation, the performance results that drive compensation decisions and the resulting executive compensation decisions for the CEO, James Gorman, and the other NEOs.

Overall, the CMDS Committee evaluated a number of performance elements for 2012 as described in the CD&A, including: the Company’s financial performance, the Company’s balance sheet strength, successful execution of major business strategies, absolute and relative shareholder returns, headcount and expense management, and broad-based compensation discipline and reductions. Based on this evaluation, the Committee:

•

Reduced CEO Annual Performance Compensation.    For 2012, the CEO was granted $6,000,000 in compensation ($800,000 base salary, $2,575,000 in deferred cash-based awards and $2,625,000 in stock option awards). On a comparable basis, this amount represented a 30% decline from 2011 annual performance compensation of $8,560,000 (excluding performance stock units granted as part of 2011 annual compensation).

•

Increased Proportion of CEO Comprehensive Pay Opportunity Subject to Future Long-Term Performance.    The CEO was also granted a future-oriented, long-term incentive program (LTIP) award with a grant date target value of $3,750,000, the ultimate realizable value of which will be directly determined by 2013-2015 return on equity and relative total shareholder return performance. The CEO’s comprehensive pay opportunity (2012 annual performance compensation when combined with 2013-2015 LTIP award) is $9,750,000. His LTIP award represents 38% of his comprehensive pay opportunity, a substantial increase from 2011, when 18% of the CEO’s comprehensive pay opportunity ($1,940,000) was awarded in performance stock units.

•

Reduced CEO Comprehensive Pay Opportunity.    The comprehensive pay opportunity for the CEO of $9,750,000 was reduced 7% from $10,500,000 for 2011. When viewed from the perspective of the 2012 Summary Compensation Table in this proxy statement, the CEO’s reported compensation was reduced 18% to approximately $10.7 million for 2012, down from approximately $13 million for 2011.

•

Delivered Significant Equity-Based Compensation.    71% of the CEO’s comprehensive pay opportunity, excluding base salary, is equity-based to further drive shareholder alignment. His equity-based compensation consists of the $3,750,000 target value LTIP award, which is payable in shares only if certain performance conditions are met over the three-year performance period, and $2,625,000 in stock options (stock options, rather than stock units, were utilized in 2012 to preserve tax-deductibility to the Company, see “Tax Deductibility” under Section III.A in the CD&A).

•

Awarded No Current Bonus.    100% of the CEO’s year-end bonus is deferred. The CEO’s vesting period continues to be three years for deferred equity-based compensation. The Company has additionally increased the vesting period for deferred cash-based compensation to three years – an increase of one year from the prior year’s deferral period – with payments scheduled over the period May 2013 to November 2015.

•

Subjected All Deferred Compensation to Clawback.    All deferred compensation for the CEO is subject to clawback as described in the CD&A, including if his acts or omissions (including with respect to direct supervisory responsibilities) cause a restatement of the Company’s consolidated financial results or constitutes a violation of the Company’s global risk management principles, policies and standards.

2012 compensation for the other NEOs was generally reduced in line with the reduction in the CEO’s compensation, and the structure of their compensation is generally consistent with the CEO’s. In addition, no hedging of Morgan Stanley equity is permitted for the CEO or other NEOs, and they are subject to an Equity Ownership Commitment that requires them to retain at least 75% of common stock and equity awards (less allowances for the payment of any option exercise price and taxes) made to them for service on the Company’s Operating Committee.

Overall, while the CMDS Committee believes that the strategic and financial foundations for the Company’s future success have been put in place, compensation for the CEO and other NEOs has been reduced to reflect the Company’s 2012 performance. The structure of compensation has also been refined to increase shareholder alignment by substantially increasing the proportion of the comprehensive pay opportunity that will be delivered only if the Company delivers positive performance for shareholders over a forward-looking three-year period.

Although the vote on this proposal is not binding, the CMDS Committee, which is comprised solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to the Company’s senior executives, will carefully consider the shareholder vote on this matter.

To help ensure that the range of shareholder views are well understood by the Board – in a way that a simple “for” or “against” vote does not allow – the Company also encourages shareholders to use any of a number of available direct communication mechanisms to effectively raise specific items with regard to our executive compensation practices.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers, on an advisory basis, each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2014 annual meeting of shareholders.

Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Item 4—Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Increase Shares Available for Grant

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Our Board adopted an amended and restated 2007 Equity Incentive Compensation Plan (EICP) on March 21, 2013, upon the recommendation of the CMDS Committee. The EICP includes an amendment to increase the number of shares of common stock available to be granted under the EICP by 30 million shares. The proposed increase in shares represents approximately 1.5% of the common shares of the Company outstanding as of February 28, 2013. The EICP was originally approved by shareholders on April 10, 2007.

Under NYSE rules, this amendment will not be effective if our shareholders do not approve it. If this EICP amendment is approved, the Company expects to have sufficient shares for grants to be made over the next year and to return to shareholders to request approval of additional shares at the 2014 annual meeting of shareholders.

Morgan Stanley pays a significant portion of incentive compensation as equity awards, which aligns the interests of the Company’s employees with those of its shareholders. In recent years, the Company has fundamentally restructured the way it pays its employees to more closely tie compensation to the Company’s long-term financial performance by paying a more significant portion of year-end compensation in the form of deferred equity awards and significantly reducing the portion of year-end compensation paid as current cash bonus. In prior years, the Company paid senior executives a substantial portion of their incentive compensation in performance stock units that only deliver value if the Company meets specific performance targets after three years. In January 2013, the Company granted future-oriented, multi-year, long-term incentive program (LTIP) awards to senior executives that, like the previous performance stock units, will vest and convert to shares only if the Company achieves predetermined performance goals relating to return on average common shareholders’ equity and relative total shareholder return over a forward-looking three-year performance period.

The Board believes that this proposal is in the best interest of shareholders and supports this proposal for the following reasons:

•

In January 2013, approximately 55.6 million shares underlying equity awards were granted as part of the 2012 year-end compensation process and approximately 1.2 million shares (representing the target number of stock units) were granted as 2013 LTIP awards. Approximately 4.6% of these shares were granted to our NEOs. After these grants, as of February 28, 2013, approximately 34 million shares were available for future equity awards under the EICP and the Company’s legacy equity plans, with only 28.4 million of such shares available under the EICP. Given the significant portion of incentive compensation paid as equity awards, the number of shares currently available under the Company’s plans will not be sufficient for grants that would be made over the next year until the 2014 annual meeting of shareholders.

•

The Company strives to maximize employee and shareholder alignment, while minimizing dilution. Thus, the Company is requesting 40% fewer additional shares in 2013 (30 million) than in 2012, when we requested 50 million additional shares. Fewer additional shares are necessary in 2013 because the Company’s stock price as of March 18, 2013 (the 2013 record date) is approximately 15% higher than it was on March 19, 2012 (the 2012 record date), the Company has approximately 6,000 fewer employees at January 31, 2013 than it did at the beginning of 2012 and the Company has more shares available for grant as of February 28, 2013 than it did at the beginning of 2012. As in prior years, the Company is requesting approval of additional shares to cover only one-year of grant needs.

•

If the proposed amendment to increase the number of shares available under the EICP is not approved, the Company will be compelled to increase significantly the cash-based component of employee compensation, which is contrary to regulatory guidance and could reduce the alignment of employee and shareholder interests.

•

If the proposed amendment to increase the number of shares available under the EICP is not approved, the Company will lose a critical tool for recruiting, retaining and motivating employees. The Company would thus be at a competitive disadvantage in attracting and retaining talent.

•

The terms of our equity and other annual and long-term incentive compensation awards and our employee policies are all designed to protect shareholder interests and encourage employees to focus on the long-term success of the Company.

•

Employees typically cannot fully monetize equity awards until three years after grant. For example, restricted stock units granted for 2012 generally vest over three years and generally convert to stock on the scheduled vesting dates.

•

The Company’s equity awards generally are subject to cancellation for, among other things, engaging in competitive activity, termination for cause, violating the Company’s compliance, ethics or risk management standards, soliciting clients or employees and misuse of proprietary information. Equity awards are also subject to clawback for, among other things, engaging in conduct (including with respect to direct supervisory responsibilities) detrimental to the Company, including causing a restatement of the Company’s consolidated financial results or violating the Company’s risk policies and standards.

•

The EICP expressly prohibits the grant of stock option restoration rights and the repricing of stock options and stock appreciation rights (including any amendment to such awards that has the effect of reducing the exercise price and any cancellation of such awards in exchange for cash or another award) other than an equitable adjustment in connection with a corporate transaction.

Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Summary of the EICP as Proposed to Be Amended.

A copy of the EICP as proposed to be amended is attached to this proxy statement as Annex A and the following summary is qualified in its entirety by reference thereto. Other than the amendment to the number of shares available under the EICP for which we are seeking approval under this Item 4, provisions related to the addition of qualifying long-term incentive awards, the payment of which is conditioned upon the achievement of performance criteria for which we are seeking shareholder approval under Item 5 – Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Provide for Qualifying Performance-Based Long-Term Incentive Awards under Section 162(m), and the addition of certain administrative provisions for which shareholder approval is not required, the EICP terms remain unchanged. The capitalized terms not otherwise defined in this summary shall have the meaning assigned to them in the EICP.

Purposes and Eligibility.    The primary purposes of the EICP are to attract, retain and motivate employees, to compensate them for their contributions to our growth and profits and to encourage them to own shares of our common stock to align their interests with those of shareholders. The EICP authorizes the issuance of awards (Awards) to all officers, other employees (including newly hired employees) and consultants of the Company, non-employee directors of our subsidiaries and employees and consultants of joint ventures, partnerships or similar business organizations in which we or one of our subsidiaries has an equity or similar interest (Eligible Individuals). As of January 31, 2013, there were approximately 56,000 Eligible Individuals who were employees of the Company and its subsidiaries.

Administration.    The CMDS Committee will administer the EICP, select the Eligible Individuals who receive Awards (Participants) and determine the form and terms of the Awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations, the CMDS Committee may delegate some or all of its authority to one or more administrators (e.g., one or more CMDS Committee members or one or more of our officers).

Shares Available Under the EICP.    Since initial shareholder approval of the EICP in 2007, the total number of shares of common stock that may be delivered pursuant to Awards will be 278 million (which takes into account the proposed 30 million share increase), of which approximately 220 million were already granted as of February 28, 2013, subject to adjustment pursuant to the EICP’s share counting rules as described below and to reflect certain transactions. Shares delivered under the EICP may be either treasury shares or newly issued shares. In addition to the overall limit, the EICP limits the number of shares of common stock that may be subject to stock option and stock appreciation right (SAR) awards in any single year.

Share Counting Rules.    When the CMDS Committee grants an Award, the full number of shares subject to the Award is charged against the number of shares that remain available for delivery pursuant to Awards. After grant, the number of shares subject to any portion of an Award that is canceled or that expires without having been settled in shares, or that is settled through the delivery of consideration other than shares, will be available for new Awards. If shares are tendered or withheld to pay the exercise price of an Award or to satisfy a tax withholding obligation, those tendered or withheld shares will be available for new Awards. Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees of, a company or other entity or business acquired (directly or indirectly) by the Company or with which the Company combines are not counted against the number of shares of common stock available for delivery pursuant to Awards and are not subject to the individual limit on stock options and SARs.

Awards Generally.

•

Form of Awards.    The EICP authorizes the following Awards: (i) restricted stock Awards consisting of one or more shares of common stock granted or sold to a Participant; (ii) stock unit Awards settled in one or more shares of common stock or, as authorized by the CMDS Committee, an amount in cash based on the fair market value of shares of common stock; (iii) stock option Awards consisting of the right to purchase at a specified exercise price a number of shares of common stock determined by the CMDS Committee; (iv) SARs consisting of the grant of a right to receive upon exercise of such right, in cash or common stock (or a combination thereof) as determined by the CMDS Committee, an amount equal to the increase in the fair market value of a share of common stock over the specified exercise price; (v) Qualifying Performance Awards to participants covered by Section 162(m), with the intent that such awards qualify as “performance-based compensation” under Section 162(m) and (vi) other forms of equity-based or equity-related Awards that the CMDS Committee determines to be consistent with the purposes of the EICP (Other Awards). Awards under the EICP may, at the discretion of the CMDS Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual.

•

Dividends and Distributions.    If we pay any dividend or make any distribution to holders of our common stock, the CMDS Committee may in its discretion authorize payments (which may be in cash, common stock (including restricted stock) or stock units or a combination thereof) with respect to the shares of common stock corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect the dividend or distribution. The CMDS Committee may make any such payments subject to vesting, deferral, restrictions on transfer or other conditions. Dividends are not paid on stock options or SARs.

Restricted Stock and Stock Units.    Restricted shares awarded or sold to a Participant are outstanding shares of common stock that the CMDS Committee may subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances. Each stock unit awarded to a Participant corresponds to one share of common stock and the CMDS Committee may subject the award to vesting requirements or cancellation under specified circumstances. Upon satisfaction of the terms and conditions of a stock unit Award, applicable stock units will be payable, at the discretion of the CMDS Committee, in common stock or in cash equal to the fair market value on the payment date of one share of common stock. As a holder of stock units, a Participant will have only the rights of a general unsecured creditor of the Company. A Participant will not be a shareholder with respect to the shares underlying stock units unless and until the stock units convert to shares of common stock.

Stock Options and SARs.

•

General.    Stock options may be either nonqualified stock options or incentive stock options (ISOs). Upon satisfaction of the conditions for exercisability, a Participant may exercise a stock option and receive the number of shares of common stock in respect of which the stock option is exercised. Upon satisfaction of the conditions for payment, each SAR will entitle a Participant to an amount, if any, equal to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the SAR exercise price. At the discretion of the CMDS Committee, SARs may be payable in common stock, cash or a combination thereof.

•

Exercise Price.    The exercise price of stock options and SARs awarded under the EICP may not be less than 100% of the fair market value of one share of common stock on the award date; however, the exercise price per share of a stock option or SAR that is granted in substitution for an award previously granted by an entity acquired by the Company or with which the Company combines may be less than the fair market value per share on the award date if such substitution complies with applicable laws and regulations.

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Prohibition on Repricing of Stock Options and SARs.    The CMDS Committee may not “reprice” any stock option or SAR or make any other amendment to a stock option or SAR that has the effect of reducing its exercise price or cancel a stock option or SAR in exchange for cash or another Award, unless the repricing occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. An equitable adjustment to reflect a corporate transaction is not a prohibited repricing.

•

Prohibition on Restoration Option and SAR Grants.    The terms of a stock option or SAR may not provide for a new stock option or SAR to be granted, automatically and without payment of additional consideration in excess of the exercise price of the underlying stock option or SAR, to a Participant upon exercise of the stock option or SAR.

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Individual Limit on Stock Options and SARs.    The maximum number of shares of common stock that may be subject to stock options or SARs granted to or elected by a Participant in any fiscal year will be 2,000,000 shares. This limitation does not apply to shares of common stock subject to stock options or SARs granted to a Participant pursuant to any performance formula or performance measures approved by the Company’s shareholders pursuant to Section 162(m).

•	Maximum Term on Stock Options and SARs. No stock option or SAR may have an expiration date that is later than the tenth anniversary of the Award date.

•

ISO Limit.    The full number of shares of common stock available for delivery under the EICP may be delivered pursuant to ISOs, except that in calculating the number of shares that remain available for ISOs, certain share counting provisions will not apply.

Qualifying Performance Awards.    Please see the discussion in Item 5 “– Summary of the Material Terms of the Performance Goals under the EICP as Proposed to be Amended” regarding performance-based awards that are intended to qualify for tax deductibility under Section 162(m). These awards are intended to be granted to any individual designated by the CMDS Committee by not later than 90 days following the start of the relevant performance period (or such other time as may be required or permitted by Section 162(m)) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m).

Other Awards.    The CMDS Committee may establish the terms and provisions of other forms of Awards not described above that the CMDS Committee determines to be consistent with the purpose of the EICP and the interests of the Company.

Transferability.    Unless otherwise permitted by the CMDS Committee, no Award will be transferable other than by will or by the laws of descent and distribution. During the lifetime of a Participant, an ISO will be exercisable only by the Participant.

Amendment and Termination.    The Board or the CMDS Committee may modify, amend, suspend or terminate the EICP in whole or in part at any time and may modify or amend the terms and conditions of any outstanding Award. However, no modification, amendment, suspension or termination may materially adversely affect a Participant’s rights with respect to any Award previously made without that Participant’s consent, except that the CMDS Committee may at any time, without a Participant’s consent, amend or modify the EICP or any Award under the EICP to comply with law, accounting standards, regulatory guidance or other legal requirements. The CMDS Committee may create subplans as may be necessary or advisable to comply with non-U.S. legal or regulatory provisions. Notwithstanding the foregoing, neither the Board nor the CMDS Committee may accelerate the payment or settlement of any Award that constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code except to the extent the acceleration would not result in a Participant incurring interest or additional tax under Section 409A.

Term.    No Awards may be made after May 15, 2017.

Section 162(m) of the Internal Revenue Code.    Section 162(m) limits the federal income tax deduction for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) of a publicly held corporation to $1 million per fiscal year, with exceptions for certain performance-based compensation. Such performance-based compensation may consist of awards determined by the CMDS Committee under a formula or performance criteria approved by the Company’s shareholders. Our shareholders approved the formula governing annual incentive compensation currently used by the CMDS Committee at our annual meeting on March 22, 2001 and is seeking to amend the existing formula (please see Item 6 of this proxy statement). Awards of stock options or SARs granted by the CMDS Committee under the EICP will also qualify for the performance-based compensation exception to Section 162(m). If Item 5 is approved by shareholders, then qualifying performance-based long-term incentive awards will also qualify for the performance-based compensation exception to Section 162(m).

EICP Benefits.    Awards under the EICP will be authorized by the CMDS Committee in its sole discretion. Therefore, it is not possible to determine the benefits or amounts that will be received by any particular employees or group of employees in the future or that would have been received in 2012 had the amendment of the EICP then been in effect.

U.S. Federal Income Tax Consequences.    The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences associated with the EICP. The federal tax laws are complex and subject to change and the tax consequences for any Participant will depend on his or her individual circumstances.

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Stock Units.    A Participant who receives stock units will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the stock units and a corresponding deduction will be allowable to the Company at that time (subject to Section 162(m)). The Participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the Participant will realize long-term or short-term capital gain or loss.

•

Restricted Stock.    A Participant who is awarded restricted stock will not be taxed at the time an Award is granted unless the Participant makes the special election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the shares comprising the Award, the Participant will be taxed at ordinary income tax rates on the then fair market value of the shares. The Company is required to withhold tax on the amount of income so recognized, and a deduction corresponding to the amount of income recognized will be allowable to the Company (subject to Section 162(m)). The Participant’s tax basis in the shares will be equal to the ordinary income so recognized. Upon subsequent disposition of the shares, the Participant will realize long-term or short-term capital gain or loss.

Pursuant to Section 83(b) of the Internal Revenue Code, the Participant may elect within 30 days of receipt of the Award to be taxed at ordinary income tax rates on the fair market value of the shares comprising such Award at the time of Award (determined without regard to any restrictions which may lapse) less any amount paid for the shares. In that case, the Participant will acquire a tax basis in the shares equal to the ordinary income recognized by the Participant at the time of Award. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a Participant previously made a Section 83(b) election, the Participant will generally not be entitled to a loss deduction.

•

Nonqualified Stock Options.    The grant of a nonqualified stock option will not result in the recognition of taxable income by the Participant or in a deduction to the Company. Upon exercise, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price, and a tax deduction is allowable to the Company equal to the amount of such income (subject to Section 162(m)). Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as either long-term or short-term capital gain or loss, depending upon the holding period of the shares sold. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the Participant.

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ISOs.    Upon the grant or exercise of an ISO within the meaning of Section 422 of the Internal Revenue Code, no income will be realized by the Participant for federal income tax purposes and the Company will not be entitled to any deduction. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the exercise price will constitute an adjustment to taxable income for purposes of the alternative minimum tax. If the shares are not disposed of within the one-year period beginning on the date of the transfer of such shares to the Participant or within the two-year period beginning on the date of grant of the stock option, any profit realized by the Participant upon the disposition of such shares will be taxed as long-term capital gain and no deduction will be allowed to the Company. If the shares are disposed of within the one-year period from the date of transfer of such shares to the Participant or within the two-year period from the date of grant of the stock option, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price will be taxable as ordinary income to the Participant at the time of disposition, and a corresponding deduction will be allowable to the Company. Certain additional rules apply if the exercise price for a stock option is paid in shares previously owned by the Participant.

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SARs.    The grant of SARs will not result in the recognition of taxable income by the Participant or in a deduction to the Company. Upon exercise, a Participant will recognize ordinary income in an amount equal to the then fair market value of the shares of common stock or cash distributed to the Participant. The Company is entitled to a tax deduction equal to the amount of such income (subject to Section 162(m)). Gain or loss upon a subsequent sale of any shares received upon the exercise of SARs generally would be taxed as long-term or short-term capital gain or loss, depending upon the holding period of the shares sold.

Equity Compensation Plan Information.    The following table provides information about outstanding awards and shares of common stock available for future awards under all of Morgan Stanley’s equity compensation plans as of December 31, 2012. Morgan Stanley has not made any grants of common stock outside of its equity compensation plans.

The following information is intended to update and supplement the table and, we believe, is useful for a better understanding of “Item 4 – Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Increase Shares Available for Grant” and “Item 5 – Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Provide for Qualifying Performance-Based Long-Term Incentive Awards under Section 162(m).” As of February 28, 2013, (i) the number of shares available for grant under the Company’s plans that can be used for the purpose of granting employee equity awards was approximately 34 million, with only 28.4 million of such shares available under the EICP; (ii) the number of outstanding full value awards (including restricted stock units, performance stock units at target and LTIP awards at target) was approximately 143.8 million; (iii) the number of outstanding stock options was approximately 36 million; (iv) the weighted average exercise price of outstanding stock options was $49.3379; and (v) the weighted average remaining life of outstanding stock options was 2.3589 years.

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	168,688,884	48.3663	(2)	114,901,113	(3)
Equity compensation plans not approved by security holders	2,555,320	—		0	(4)
Total	171,244,204	48.3663	(2)	114,901,113	(5)

(1) Includes outstanding stock option, restricted stock unit and performance stock unit awards. The number of outstanding performance stock unit awards is based on the target number of units granted to senior executives, although the executive may ultimately earn up to two times the target number of such units, or nothing, based on the Company’s performance over the three-year performance period.

(2) Reflects the weighted-average exercise price with respect to outstanding stock options and does not take into account outstanding restricted stock units and performance stock units, which do not provide for an exercise price.

(3) Includes the following:

(a)

39,182,870 shares available under the Morgan Stanley Employee Stock Purchase Plan (ESPP). Pursuant to this plan, which is qualified under Section 423 of the Internal Revenue Code, eligible employees were permitted to purchase shares of common stock at a discount to market price through regular payroll deduction. The CMDS Committee approved the discontinuation of the ESPP, effective June 1, 2009, such that no further contributions to the plan will be permitted following such date, until such time as the CMDS Committee determines to recommence contributions under the plan.

(b)

66,701,149 shares available under the EICP (without taking into account the proposed amendment to the EICP). Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units to be settled by the delivery of shares of common stock (or the value thereof), performance-based units, other awards that are valued by reference to or otherwise based on the fair market value of common stock, and other equity-based or equity-related awards approved by the CMDS Committee.

(c)

7,936,847 shares available under the Employee Equity Accumulation Plan (EEAP), which includes 732,857 shares available for awards of restricted stock and restricted stock units. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units to be settled by the delivery of shares of common stock (or the value thereof), other awards that are valued by reference to or otherwise based on the fair market value of common stock, and other equity-based or equity-related awards approved by the CMDS Committee.

(d)	355,243 shares available under the Tax Deferred Equity Participation Plan (TDEPP). Awards consist of restricted stock units, which are settled by the delivery of shares of common stock.

(e)

725,004 shares available under DECAP. This plan provides for periodic awards of shares of common stock and stock units to non-employee directors and also allows non-employee directors to defer the cash fees they earn for services as a director in the form of stock units.

(4) As of December 31, 2012, no shares remained available for future issuance under the Financial Advisor and Investment Representative Compensation Plan (FAIRCP), which was terminated effective December 31, 2011, and the Morgan Stanley 2009 Replacement Equity Incentive Compensation Plan for Morgan Stanley Smith Barney Employees (REICP), which was terminated effective December 31, 2012. However, awards remained outstanding under these plans as of December 31, 2012. The material features of the FAIRCP and the RECIP, which were not approved by shareholders under SEC rules, are as follows:

(a)

FAIRCP: Financial advisors and investment representatives in the Global Wealth Management Group were eligible to receive awards under FAIRCP in the form of cash, restricted stock and restricted stock units settled by the delivery of shares of common stock.

(b)

REICP: REICP was adopted in connection with the Morgan Stanley Wealth Management joint venture and without stockholder approval pursuant to the employment inducement award exception under the NYSE Corporate Governance Listing Standards. The equity awards granted pursuant to the REICP were limited to awards to induce certain Citigroup Inc. employees to join the new Morgan Stanley Wealth Management joint venture by replacing the value of Citigroup awards that were forfeited in connection with the employees’ transfer of employment to Morgan Stanley Wealth Management. Awards under the REICP were authorized in the form of restricted stock units, stock appreciation rights, stock options and restricted stock and other forms of stock-based awards.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the FAIRCP and REICP plan documents which, along with all plans under which awards were available for grant in 2012, are included as exhibits to the 2012 Form 10-K.

(5) As of December 31, 2012, approximately 75 million shares were available under the Company’s plans that could be used for the purpose of granting employee equity awards (EICP, EEAP and TDEPP). In January 2013, approximately 55.6 million shares were granted as part of 2012 employee incentive compensation and approximately 1.2 million shares (representing the target number of stock units) were granted as 2013 LTIP awards.

Item 5—Company Proposal to Amend the 2007 Equity Incentive Compensation Plan to Provide for Qualifying Performance-Based Long-Term Incentive Awards under Section 162(m)

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Our Board adopted an amended and restated 2007 Equity Incentive Compensation Plan (EICP) on March 21, 2013, upon the recommendation of the CMDS Committee. The EICP includes an amendment intended to ensure that performance-based long-term incentive awards are tax-deductible to the Company under Section 162(m) of the Internal Revenue Code of 1986 (as amended) and the implementing regulations. This amendment requires shareholder approval at the 2013 annual meeting of shareholders and, if approved, will be effective for performance periods starting on or after January 1, 2014. The EICP was originally approved by shareholders on April 10, 2007.

A fundamental aspect of the Company’s executive compensation program is its emphasis on pay-for-performance and incentives that reward long-term performance. Shareholder approval of this Item 5 will provide the CMDS Committee with added flexibility to grant performance-based awards, such as the future-oriented, long-term incentive program (LTIP) awards granted in 2013 and discussed in the CD&A, that are tax deductible to the Company under Section 162(m). This Item 5 is consistent with the Company’s refined executive compensation structure, which clearly separates annual incentive compensation for prior-year performance from future-oriented, long-term incentive compensation that is based on performance over a forward-looking, multi-year period. In that regard, this Item 5 complements the Company’s existing Section 162(m) formula for annual incentive compensation, which the Company seeks to amend at Item 6 of this proxy statement to better align with the actual operating performance of the Company and to reflect changes in the authoritative accounting literature. Together, the proposed amendments will maximize the tax-deductibility to the Company of both annual and long-term incentive compensation under Section 162(m), which is advantageous to the Company, and therefore to shareholders.

Section 162(m) limits the tax deductibility of compensation in excess of $1 million paid by a publicly traded corporation to the corporation’s chief executive officer and the three highest compensated officers (other than the chief financial officer) unless the compensation is qualified as “performance-based compensation” as defined under Section 162(m). One of the requirements for compensation to qualify as “performance-based” under Section 162(m) is shareholder approval every five years of the material terms of the performance criteria pursuant to which the compensation is paid. For purposes of Section 162(m), the material terms of the performance criteria are (i) the employees eligible to receive awards under the EICP, (ii) a description of the business criteria on which the performance criteria are based (performance measures), and (iii) the maximum compensation that can be paid to an employee under the performance goal during any specified period (individual award limits). Approval of this Item 5 will constitute approval of the material terms of the performance criteria as summarized below.

Notwithstanding the adoption of the amendment to the EICP to allow for performance-based awards and its submission to shareholders, the Company reserves the right to pay its employees, including recipients of performance-based awards under the EICP, amounts which may or may not be tax-deducible under Section 162(m) or other provisions of the Internal Revenue Code.

Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Summary of the Material Terms of the Performance Criteria under the EICP as Proposed to be Amended.

Eligible Participants.    Grants of performance-based long-term incentive awards (other than stock options and stock appreciation rights) that are intended to be qualified performance-based awards under Section 162(m) (Qualifying Awards) will be limited to our officers for whom compensation may not otherwise be tax-deductible under Section 162(m). Currently, the Company expects to grant Awards to some or all members of the Company’s Operating Committee. There are currently 12 such officers. The broader population of eligible participants for grants of other awards under the EICP is described under Item 4 “ – Summary of the EICP as Proposed to Be Amended – Purposes and Eligibility.”

Performance Measures.    The performance measures for Qualifying Awards may vary by participant and by award, and may be based upon the attainment of specific amounts of, or changes in, one or more of the following: earnings (before or after taxes); earnings per share; shareholders’ equity or return on shareholders’ equity; risk-weighted assets or return on risk-weighted assets; capital, capital ratios or return on capital; book value or book value per share; operating income (before or after taxes); operating margins or pre-tax margins; stock price or total shareholder return; market share (including market share of revenue); debt reduction or change in rating; or cost reductions.

The CMDS Committee may provide that, in measuring the achievement of the performance measures, an award may include or exclude items such as unrealized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results and other non-operating items, as well as the impact of changes in the fair value of certain of the Company’s long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and other factors (commonly referred to as “DVA”).

The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices (e.g., stock market indices) or be based upon any combination of the foregoing. In addition to the performance measures, the CMDS Committee may also condition payment of any such award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance measure or measures specified in the award are satisfied.

Individual Award Limits.    The EICP, as amended, will provide that, in any one calendar year, no one participant may be granted Qualifying Awards that allow for payments with an aggregate value determined by the CMDS Committee to be in excess of $10 million. For purposes of calculating this limit, the value of Qualifying Awards that are denominated in shares will be determined by reference to the volume-weighted average price of a share of the Company on the first date of grant of such awards. For purposes of the foregoing, the CMDS Committee will determine the calendar year or years in which amounts under these Qualifying Awards are deemed paid, granted or received.

With respect to Qualifying Awards, the CMDS Committee is not permitted to pay a participant more than the maximum amount indicated by the EICP, but will have discretion to pay less than the maximum amount. Prior to awarding any Qualifying Awards, the CMDS Committee will evaluate performance and determine the maximum amount payable under the award. In making any determination to pay less than the maximum amount, the CMDS Committee is authorized in its discretion to take into account factors it determines are appropriate, including, but not limited to, company, business unit and individual performance.

As described under Item 4 “ – Summary of the EICP as Proposed to Be Amended – Stock Options and SARs,” stock options and stock appreciation rights are issued at no less than fair market value, and, therefore, qualify as performance-based compensation under Section 162(m) if subject to a separate shareholder approved limit on the number of shares underlying such awards that may be granted to any one participant over a specified period and stock options and stock appreciation rights.

Summary of the EICP as Proposed to Be Amended.

A summary of the EICP as proposed to be amended, including the U.S. federal income tax consequences associated with the EICP, under this Item 5 to allow for performance-based awards under Section 162(m) and under Item 4 to increase the shares available for grant is included under Item 4. A copy of the EICP as proposed to be amended is attached to this proxy statement as Annex A and the above-referenced summary is qualified in its entirety by reference thereto.

Item 6—Company Proposal to Amend the Section 162(m) Performance Formula Governing Annual Incentive Compensation for Certain Officers

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

On March 21, 2013, upon the recommendation of the CMDS Committee, our Board adopted an amended and restated performance formula (Performance Formula) that governs annual incentive compensation (bonuses) for certain of our officers under Section 162(m) of the Internal Revenue Code of 1986 (as amended) and the implementing regulations. This amendment requires shareholder approval at the 2013 annual meeting of shareholders and, if approved, will be effective for performance periods starting on or after January 1, 2014. If the Performance Formula, as amended and restated, is not approved by our shareholders, the Performance Formula in the form approved by shareholders on March 22, 2001 will remain in effect.

Section 162(m) limits the tax deductibility of compensation in excess of $1 million paid by a publicly traded corporation to the corporation’s chief executive officer and the three highest compensated officers (other than the chief financial officer) unless the compensation is qualified as “performance-based compensation” as defined under Section 162(m). The Company’s existing shareholder-approved Performance Formula imposes a maximum bonus cap for designated participants of 0.5% of the Company’s Pre-Tax Earnings (defined as Morgan Stanley’s income from continuing operations before income taxes as reported in the consolidated financial statements adjusted as provided under the Performance Formula) for that fiscal year (other than awards, such as stock options, that are otherwise “performance-based”).

The existing Performance Formula was approved by the shareholders of the Company on March 22, 2001, before the concept of debt valuation adjustment (DVA) was established under GAAP. Morgan Stanley believes that most investors assess its results excluding DVA. As a result, Morgan Stanley also reports earnings information excluding the impact of DVA, to allow better comparability of year-to-year operating performance. As discussed in the CD&A, the Company’s 2012 results reflected over $4 billion of negative DVA as a result of Morgan Stanley’s credit spreads improving over the course of the year, an improvement that was a positive result for both the Company and its shareholders. If the current Performance Formula had excluded DVA, the Company would have been able to grant the NEOs’ 2012 annual performance compensation in the form of restricted stock units that were tax-deductible to the Company, rather than tax-deductible stock options.

To prevent DVA from having an impact, either positive or negative, on the Section 162(m) Performance Formula and to align the Performance Formula with the current authoritative accounting literature, the Company is seeking approval from shareholders of an amendment to modify the definition of “Pre-Tax Earnings” under the Performance Formula as follows:

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Provide for adjustment to eliminate the impact of changes in the fair value of certain of the Company’s long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and other factors (commonly referred to as “DVA”) so that the results of the Performance Formula better align with the actual operating performance of the Company; and

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Remove adjustments for expenses classified as “Provisions for Restructuring” and expenses related to “Goodwill Amortization,” both of which are no longer recognized under the authoritative accounting literature.

Application of the Performance Formula does not alter the CMDS Committee’s discretion with respect to annual bonuses for participating officers. Accordingly, the CMDS Committee may reduce each participant’s actual bonus to an amount below the maximum bonus but may not increase such bonus above the maximum bonus. Notwithstanding the adoption of the Performance Formula and its submission to shareholders, the Company reserves the right to pay its employees, including recipients of annual bonuses pursuant to the Performance Formula, amounts which may or may not be tax-deductible under Section 162(m) or other provisions of the Internal Revenue Code.

Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Summary of the Performance Formula as Proposed to Be Amended

A copy of the Performance Formula as proposed to be amended is attached to this proxy statement as Annex B and the following summary is qualified in its entirety by reference thereto. Other than the definition of “Pre-Tax Earnings,” for which we are seeking shareholder approval, and the addition of certain administrative provisions for which shareholder approval is not required, the terms of the Performance Formula remain unchanged by this amendment.

Purpose and Eligibility.    The Performance Formula authorizes the issuance of awards (Awards) to participants. For a given fiscal year of the Company, only individuals designated by the CMDS Committee by no later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on tax-deductible compensation imposed by Section 162(m) of the Code are eligible to participate in the Performance Formula. Currently, the Company expects to grant Awards to some or all members of the Company’s Operating Committee. There are currently 12 such officers.

Administration.    The CMDS Committee will administer the Performance Formula, including, determining the participants and the terms and conditions of any Award and interpreting the provisions.

Annual Bonus.    The Performance Formula as proposed to be amended provides that, commencing with the fiscal year of the Company beginning January 1, 2014 and for each fiscal year thereafter, the maximum annual bonus amount payable to an individual designated by the CMDS Committee as a participant for a fiscal year will be equal to 0.5% of the Company’s Pre-Tax Earnings for that fiscal year.

“Pre-Tax Earnings” means Income from continuing operations before income taxes as reported in Morgan Stanley’s consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Morgan Stanley, for the relevant fiscal year, (2) gains or losses classified as “Extraordinary Items,” and (3) the impact of changes in the fair value of certain of the Company’s long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and other factors (commonly referred to as “DVA”). In each instance, the above-referenced adjustment to Pre-Tax Earnings must be calculated, as appropriate, in accordance with generally accepted accounting principles.

The CMDS Committee may not pay a participant more than the maximum amount indicated by the Performance Formula, but will have discretion to pay less than the maximum amount. Prior to awarding any annual bonuses under the Performance Formula, the CMDS Committee evaluates the Company’s performance and determines the maximum amount payable under the Performance Formula. Following the completion of each fiscal year, the Committee will certify in writing the maximum annual bonus and the actual annual bonus amounts payable to each participant.

Participants will be paid following the end of the applicable fiscal year after such certification by the CMDS Committee in the form of (i) cash (including deferred cash), (ii) equity-based awards granted under a Company equity compensation plan and subject to the terms and provisions of such plan, (iii) notes, (iv) other property as the CMDS Committee may determine or (v) any combination of the foregoing.

Termination and Amendment.    Subject to the provisions of Section 162(m) of the Code, the CMDS Committee may terminate, alter, amend or modify the Performance Formula or any program under the Performance Formula in whole or in part at any time. To the extent necessary or advisable to comply with the legal requirements of any non-U.S. jurisdiction in which the Company implements the Performance Formula, the Company may supplement the Performance Formula with an international supplement.

Plan Benefits.    Because the Performance Formula as proposed to be amended will not be utilized until the 2014 performance year, the amounts payable under the Performance Formula are not determinable. Had the Performance Formula as proposed to be amended been in effect for 2012, the annual bonuses that would have been paid are not determinable because the CMDS Committee would have been permitted to use its discretion to determine each participant’s annual bonus at any amount below the maximum bonus.

Our Board unanimously recommends that you vote “FOR” this proposal. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

Information about the Annual Meeting

Why Did I Receive a One-Page Notice regarding the Internet Availability of Proxy Materials?

Pursuant to SEC rules, we are mailing to certain of our shareholders a Notice about the availability of proxy materials on the Internet instead of paper copies of the proxy materials. This process allows us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our annual meeting. All stockholders receiving the Notice will have the ability to access the proxy materials and submit a proxy over the Internet. It is important that you submit your proxy to have your shares voted. Instructions on how to access the proxy materials over the Internet or to request a paper copy of the proxy materials may be found in the Notice. The Notice is not a proxy card and cannot be returned to submit your vote. You must follow the instructions on the Notice to submit your proxy to have your shares voted.

How Do I Attend the Annual Meeting?

Only record or beneficial owners of Morgan Stanley’s common stock as of the record date, the close of business on March 18, 2013, or a valid proxy or representative of such shareholder, may attend the annual meeting in person if they comply with the admission requirements below. Guests of shareholders will not be admitted to the annual meeting. If you do not comply with the requirements set forth below, you will not be admitted to the meeting.

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Valid Photo Identification.    Any shareholder, or valid proxy or representative of such shareholder, must present a valid, current form of government issued photo identification, such as a driver’s license or passport, that matches the name on the documentation described below.

•	Proof of Ownership.

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If you hold shares in street name (such as through a broker or bank), then you must present proof of ownership, such as a brokerage statement or letter from your bank or broker, demonstrating that you held Morgan Stanley common stock as of the record date, March 18, 2013.

•	If you hold shares in registered form, your record holder’s ownership as of the record date, March 18, 2013, must be verified on the list of registered shareholders maintained by our transfer agent.

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Proof of Representation.    If you are a representative of a shareholder, then you must present valid legal documentation that demonstrates your authority to represent that shareholder. We reserve the right to limit the number of representatives who may represent a shareholder at the meeting.

•	Proof of Valid Proxy.

•	If you hold a proxy to vote shares at the annual meeting for a shareholder who holds shares in street name (such as through a broker or bank), then you must present:

•	valid photo identification as described above,

•	a written legal proxy from the broker or bank holding the shares to the street name holder that is assignable and signed by the street name holder, and

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proof of ownership, such as a brokerage statement or letter from the bank or broker, demonstrating that the street name holder who appointed you legal proxy held Morgan Stanley common stock as of the record date, March 18, 2013.

•	If you hold a proxy to vote shares at the annual meeting for a shareholder who is a record holder, then

•	you must present valid photo identification as described above,

•	you must present a written legal proxy to you signed by the record holder, and

•	the record holder’s ownership as of the record date, March 18, 2013, must be verified on the list of registered shareholders maintained by our transfer agent.

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Compliance with Annual Meeting Rules of Conduct. All attendees must acknowledge that they have received and agree to abide by our Rules of Conduct. Luggage, large backpacks and other large packages are not permitted in the annual meeting and briefcases and small handbags (including purses) are subject to search. Unless expressly agreed to by Morgan Stanley, the use of PDAs, cell phones, cameras, tablets, laptops and other recording, electric or mobile devices are strictly prohibited at the meeting. Attendees that disrupt or impede the meeting or breach the Rules of Conduct may be removed from the meeting.

Who Can Vote at the Annual Meeting?

You may vote all shares of Morgan Stanley’s common stock that you owned as of the close of business on March 18, 2013, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Each share of common stock entitles you to one vote on each matter voted on at the annual meeting. On the record date, 1,960,823,077 shares of common stock were outstanding.

What is the Quorum to Hold the Meeting?

The holders of a majority of the voting power of the outstanding shares of common stock, represented in person or by proxy, constitute a quorum for the annual meeting of stockholders. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Is My Vote Confidential?

Our Amended and Restated Bylaws (Bylaws) provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure. Voting of the shares held in the 401(k) Plan also is confidential.

How Do I Submit Voting Instructions for Shares Held Through a Broker?

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases.

NYSE member brokers may vote your shares as described below.

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Non-discretionary Items. All items, other than the ratification of the appointment of Morgan Stanley’s independent auditor, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items. Your shares will remain unvoted for such items if your NYSE member broker, including Morgan Stanley & Co. Incorporated (MS&Co.) and Morgan Stanley Smith Barney LLC (MSSB LLC), does not receive voting instructions from you.

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Discretionary Item.    The ratification of the appointment of Morgan Stanley’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in the following manner: (1) Morgan Stanley’s subsidiaries, MS&Co. and MSSB LLC, may vote uninstructed shares only in the same proportion as the votes cast by all other beneficial owners on the proposal; and (2) all other NYSE member brokers may vote uninstructed shares in their discretion.

If you do not submit voting instructions, the broker will submit a proxy for your shares voting discretionary items, but will not vote non-discretionary items. This results in a “broker non-vote” for non-discretionary items.

How Do I Submit Voting Instructions for Shares Held in My Name?

If you hold shares as a record shareholder, you may have your shares voted by submitting a proxy for your shares by mail, telephone or the Internet as described on the proxy card. If you submit your proxy via the Internet, you may incur Internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your proxy. If you submit a signed proxy card without indicating your voting instructions, the person voting the proxy will vote your shares according to the Board’s recommendations.

How Do I Submit Voting Instructions for Shares Held in Employee Plans?

If you hold shares in, or have been awarded stock units under, certain employee plans, you will separately receive directions on how to submit your voting instructions. Shares held in the following employee plans also are subject to the following rules.

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401(k) Plan.    The Northern Trust Company (Northern Trust), the 401(k) Plan’s trustee, must receive your voting instructions for the common stock held on your behalf in the 401(k) Plan on or before May 9, 2013. If Northern Trust does not receive your voting instructions by that date, it will vote your shares together with other unvoted, forfeited and unallocated shares in the 401(k) Plan in the same proportion as the voting instructions that it receives from other participants in 401(k) Plan. On March 18, 2013, there were 52,256,376 shares in the 401(k) Plan.

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Other Equity-Based Plans.    State Street Bank and Trust Company acts as trustee for the Trust that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Employees allocated shares held in the Trust must submit their voting instructions for receipt by the trustee on or before May 9, 2013. If the trustee does not receive your instructions by that date, it will vote your shares, together with shares held in the Trust that are unallocated or held on behalf of former Morgan Stanley employees and employees in certain jurisdictions outside the U.S., in the same proportion as the voting instructions that it receives for shares held in the Trust in connection with such plans. On March 18, 2013, 82,860,495 shares were held in the Trust in connection with such plans.

How Can I Revoke My Proxy?

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Martin M. Cohen, Corporate Secretary, Morgan Stanley, 1585 Broadway, Suite C, New York, New York 10036; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

What Vote Is Required and How Will My Votes Be Counted?

The following table sets forth the vote standard applicable to each proposal, as determined by the Company’s Bylaws and applicable regulatory guidance, at a meeting at which a quorum is present.

Proposal	Board’s Recommendation	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of Directors	FOR	Majority of votes cast (for and against) with respect to such director*	No Effect	No Effect

Ratification of Appointment of Auditor	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	Not Applicable

Non-Binding Advisory Vote to Approve Executive Compensation	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	No Effect

Amendment of the 2007 Equity Incentive Compensation Plan to Increase Shares Available for Grant	FOR	Majority of votes cast (for, against and abstain), provided that the total votes cast must represent a majority of the shares entitled to vote on the proposal	Vote Against	No Effect

Amendment of the 2007 Equity Incentive Compensation Plan to Provide for Qualifying Performance-Based Long-Term Incentive Awards under Section 162(m)	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	No Effect

Amendment of the Section 162(m) Performance Formula Governing Annual Incentive Compensation for Certain Officers	FOR	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon (for, against and abstain)	Vote Against	No Effect

* Under Delaware law, if a director does not receive a majority of votes cast in an uncontested election, the director will continue to serve on the Board. Pursuant to the Bylaws, each director has submitted an irrevocable letter of resignation that becomes effective, contingent on the Board’s acceptance, if the director does not receive a majority of votes cast. If a director does not receive a majority of votes cast, the Board will make a determination to accept or reject the resignation and publicly disclose its decision within 90 days after the certification of the election results.

Other Business

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

How Can I Submit a Shareholder Proposal or Nominate a Director for the 2014 Annual Meeting?

Shareholders intending to present a proposal at the 2014 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Martin M. Cohen, Corporate Secretary, 1585 Broadway, Suite C, New York, New York 10036. We must receive the proposal no later than November 28, 2013.

Shareholders intending to present a proposal at the 2014 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Corporate Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2014 annual meeting no earlier than January 14, 2014 and no later than February 13, 2014. The notice must contain the information required by the Bylaws, available at www.morganstanley.com/about/company/governance/index.html or upon request to our Corporate Secretary.

What Are the Costs of Soliciting Proxies for the Annual Meeting?

We will pay the expenses for the preparation of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, and D.F. King & Co., Inc. (D.F. King) may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication. We will pay D.F. King fees not exceeding $22,000, plus expenses. We will also reimburse brokers, including MS&Co., MSSB LLC and other nominees, for costs they incur mailing proxy materials.

What if I Share an Address with Another Shareholder?

“Householding” reduces our printing and postage costs by permitting us to send one annual report and proxy statement to shareholders sharing an address. Record shareholders may request to discontinue or begin householding by contacting our transfer agent, Computershare Shareowner Services LLC, at (800) 622-2393 (U.S.), (201) 680-6578 (outside the U.S.) or www.computershare.com/investor or at P.O. Box 43006, Providence, RI 02940-3006. Shareholders owning their shares through a bank, broker or other holder of record may request to discontinue or begin householding by contacting their record holder. Any householded shareholder may request prompt delivery of a copy of the annual report or proxy statement by contacting us at (212) 762-8131 or may write to us at Investor Relations, 1585 Broadway, New York, NY 10036.

How Can I Consent to Electronic Delivery of Annual Meeting Materials?

This proxy statement and the annual report are available on our website at www.morganstanley.com/2013ams. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a record shareholder, you may sign up for this service through Investor Centre at www.computershare.com/investor. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Annex A

MORGAN STANLEY

2007 EQUITY INCENTIVE COMPENSATION PLAN

(As Proposed to Be Amended)

1.    Purpose.    The primary purposes of the Morgan Stanley 2007 Equity Incentive Compensation Plan are to attract, retain and motivate employees, to compensate them for their contributions to the growth and profits of the Company and to encourage them to own Morgan Stanley Stock.

2.    Definitions.    Except as otherwise provided in an applicable Award Document, the following capitalized terms shall have the meanings indicated below for purposes of the Plan and any Award:

“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 5(b).

“Award” means any award of Restricted Stock, Stock Units, Options, SARs, Qualifying Performance Awards or Other Awards (or any combination thereof) made under and pursuant to the terms of the Plan.

“Award Date” means the date specified in a Participant’s Award Document as the grant date of the Award.

“Award Document” means a written document (including in electronic form) that sets forth the terms and conditions of an Award. Award Documents shall be authorized in accordance with Section 13(e).

“Board” means the Board of Directors of Morgan Stanley.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board to administer the Plan or to have authority with respect to the Plan, or any subcommittee appointed by such Committee. With respect to any provision regarding the grant of Qualifying Performance Awards, the Committee shall consist solely of at least two “outside directors” as defined under Section 162(m) of the Code.

“Company” means Morgan Stanley and all of its Subsidiaries.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards.

“Employee Trust” means any trust established or maintained by the Company in connection with an employee benefit plan (including the Plan) under which current and former employees of the Company constitute the principal beneficiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“Incentive Stock Option” means an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Document.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

“Option” or “Stock Option” means a right, granted to a Participant pursuant to Section 9, to purchase one Share.

“Other Award” means any other form of award authorized under Section 12, including any such Other Award the receipt of which was elected pursuant to Section 13(a).

“Participant” means an individual to whom an Award has been made.

“Plan” means the Morgan Stanley 2007 Equity Incentive Compensation Plan, as amended from time to time in accordance with Section 16(e).

“Qualifying Performance Award” means an Award granted pursuant Section 11.

“Restricted Stock” means Shares granted or sold to a Participant pursuant to Section 7.

“SAR” means a right, granted to a Participant pursuant to Section 10, to receive upon exercise of such right, in cash or Shares (or a combination thereof) as authorized by the Committee, an amount equal to the increase in the Fair Market Value of one Share over a specified exercise price.

“Section 162(m) Participant” means, for a given performance period, any individual designated by the Committee by not later than 90 days following the start of such performance period (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such performance period may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Section 162(m) Performance Goals” means any performance formula that was approved by Morgan Stanley’s stockholders and the performance objectives established by the Committee in accordance with Section 11 or any other performance goals approved by Morgan Stanley’s stockholders pursuant to Section 162(m) of the Code.

“Section 409A” means Section 409A of the Code.

“Shares” means shares of Stock.

“Stock” means the common stock, par value $0.01 per share, of Morgan Stanley.

“Stock Unit” means a right, granted to a Participant pursuant to Section 8, to receive one Share or an amount in cash equal to the Fair Market Value of one Share, as authorized by the Committee.

“Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

“Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by, or held by employees of, a company or other entity or business acquired (directly or indirectly) by Morgan Stanley or with which Morgan Stanley combines.

3.    Effective Date and Term of Plan.

(a)    Effective Date.    The Plan shall become effective upon its adoption by the Board, subject to its approval by Morgan Stanley’s stockholders. Prior to such stockholder approval, the Committee may grant Awards conditioned on stockholder approval, but no Shares may be issued or delivered pursuant to any such Award until Morgan Stanley’s stockholders have approved the Plan. If such stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board, the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect.

(b)    Term of Plan.    No Awards may be made under the Plan after May 15, 2017.

4.    Stock Subject to Plan.

(a)    Overall Plan Limit.    The total number of Shares that may be delivered pursuant to Awards shall be 278,000,000 as calculated pursuant to Section 4(c). The number of Shares available for delivery under the Plan shall be adjusted as provided in Section 4(b). Shares delivered under the Plan may be authorized but unissued shares or treasury shares that Morgan Stanley acquires in the open market, in private transactions or otherwise.

(b)    Adjustments for Certain Transactions.    In the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend or distribution, split-up, spin-off, combination, reclassification or exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value or other change in corporate structure or any other event that affects Morgan Stanley’s capitalization, the Committee shall equitably adjust (i) the number and kind of shares authorized for delivery under the Plan, including the maximum number of Shares available for Awards of Options or SARs as provided in Section 4(d), the maximum number of Incentive Stock Options as provided in Section 4(e) and the individual Qualifying Performance Award maximum under Section 11, and (ii) the number and kind of shares subject to any outstanding Award and the exercise or purchase price per share, if any, under any outstanding Award. In the discretion of the Committee, such an adjustment may take the form of a cash payment to a Participant. The Committee shall make all such adjustments, and its determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless the Committee determines otherwise, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

(c)    Calculation of Shares Available for Delivery.    In calculating the number of Shares that remain available for delivery pursuant to Awards at any time, the following rules shall apply (subject to the limitation in Section 4(e)):

1. The number of Shares available for delivery shall be reduced by the number of Shares subject to an Award and, in the case of an Award that is not denominated in Shares, the number of Shares actually delivered upon payment or settlement of the Award.

2. The number of Shares tendered (by actual delivery or attestation) or withheld from an Award to pay the exercise price of the Award or to satisfy any tax withholding obligation or liability of a Participant shall be added back to the number of Shares available for delivery pursuant to Awards.

3. The number of Shares in respect of any portion of an Award that is canceled or that expires without having been paid or settled by the Company shall be added back to the number of Shares available for delivery pursuant to Awards to the extent such Shares were counted against the Shares available for delivery pursuant to clause (1).

4. If an Award is settled or paid by the Company in whole or in part through the delivery of consideration other than Shares, or by delivery of fewer than the full number of Shares that was counted against the Shares available for delivery pursuant to clause (1), there shall be added back to the number of Shares available for delivery pursuant to Awards the excess of the number of Shares that had been so counted over the number of Shares (if any) actually delivered upon payment or settlement of the Award.

5. Any Shares underlying Substitute Awards shall not be counted against the number of Shares available for delivery pursuant to Awards and shall not be subject to Section 4(d).

(d)    Individual Limit on Options and SARs.    The maximum number of Shares that may be subject to Options or SARs granted to or elected by a Participant in any fiscal year shall be 2,000,000 Shares. The limitation imposed by this Section 4(d) shall not include Options or SARs granted to a Participant pursuant to Section 162(m) Performance Goals.

(e)    ISO Limit.    The full number of Shares available for delivery under the Plan may be delivered pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options the rules set forth in Section 4(c) shall not apply to the extent not permitted by Section 422 of the Code.

5.    Administration.

(a)    Committee Authority Generally.    The Committee shall administer the Plan and shall have full power and authority to make all determinations under the Plan, subject to the express provisions hereof, including without limitation: (i) to select Participants from among the Eligible Individuals; (ii) to make Awards; (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award; (iv) to establish the terms and conditions of each Award, including, without limitation, those related to vesting, cancellation, payment, exercisability, and the effect, if any, of certain events on a Participant’s Awards, such as the Participant’s termination of employment with the Company; (v) to specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards; (vi) to construe and interpret any Award Document delivered under the Plan; (vii) to prescribe, amend and rescind rules and procedures relating to the Plan; (viii) to make all determinations necessary or advisable in administering the Plan and Awards, including, without limitation, determinations as to whether (and if so as of what date) a Participant has commenced, or has experienced a termination of, employment; provided, however, that to the extent full or partial payment of any Award that constitutes a deferral of compensation subject to Section 409A is made upon or as a result of a Participant’s termination of employment, the Participant will be considered to have experienced a termination of employment if, and only if, the Participant has experienced a separation from service with the Participant’s employer for purposes of Section 409A; (ix) to vary the terms of Awards to take account of securities law and other legal or regulatory requirements of jurisdictions in which Participants work or reside or to procure favorable tax treatment for Participants; and (x) to formulate such procedures as it considers to be necessary or advisable for the administration of the Plan.

(b)    Delegation.    To the extent not prohibited by applicable laws or rules of the New York Stock Exchange or, in the case of Qualifying Performance Awards, Section 162(m) of the Code, the Committee may, from time to time, delegate some or all of its authority under the Plan to one or more Administrators consisting of one or more members of the Committee as a subcommittee or subcommittees thereof or of one or more members of the Board who are not members of the Committee or one or more officers of the Company (or of any combination of such persons). Any such delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. The Committee may at any time rescind all or part of the authority delegated to an Administrator or appoint a new Administrator. At all times, an Administrator appointed under this Section 5(b) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by an Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to an Administrator.

(c)    Authority to Construe and Interpret.    The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(d)    Committee Discretion.    All of the Committee’s determinations in carrying out, administering, construing and interpreting the Plan shall be made or taken in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons. In the event of any disagreement between the Committee and an Administrator, the Committee’s determination on such matter shall be final and binding on all interested persons, including any Administrator. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Documents, as to the persons receiving Awards under the Plan, and the terms and provisions of Awards under the Plan.

(e)    No Liability.    Subject to applicable law: (i) no member of the Committee or any Administrator shall be liable for anything whatsoever in connection with the exercise of authority under the Plan or the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any other member of the Committee or an Administrator; and (iii) in the performance of its functions with respect to the Plan, the Committee and an Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee or the Administrator deems necessary, and no member of the Committee or any Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.

6.    Eligibility.    Eligible Individuals shall include all officers, other employees (including prospective employees) and consultants of, and other persons who perform services for, the Company, non-employee directors of Subsidiaries and employees and consultants of joint ventures, partnerships or similar business organizations in which Morgan Stanley or a Subsidiary has an equity or similar interest. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an employee. Members of the Board who are not Company employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan.

7.    Restricted Stock.    An Award of Restricted Stock shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

8.    Stock Units.    An Award of Stock Units shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. Each Stock Unit awarded to a Participant shall correspond to one Share. Upon satisfaction of the terms and conditions of the Award, a Stock Unit will be payable, at the discretion of the Committee, in Stock or in cash equal to the Fair Market Value on the payment date of one Share. As a holder of Stock Units, a Participant shall have only the rights of a general unsecured creditor of Morgan Stanley. A Participant shall not be a stockholder with respect to the Shares underlying Stock Units unless and until the Stock Units convert to Shares. Stock Units may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

9.    Options.

(a)    Options Generally.    An Award of Options shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. The Committee shall establish (or shall authorize the method for establishing) the exercise price of all Options awarded under the Plan, except that the exercise price of an Option shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Share on the Award Date, provided that such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange and Section 409A or Section 424, as applicable, of the Code. Upon satisfaction of the conditions to exercisability of the Award, a Participant shall be entitled to exercise the Options included in the Award and to have delivered, upon Morgan Stanley’s receipt of payment of the exercise price and completion of any other conditions or procedures specified by Morgan Stanley, the number of Shares in respect of which the Options shall have been exercised. Options may be either nonqualified stock options or Incentive Stock Options. Options and the Shares acquired upon exercise of Options may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

(b)    Prohibition on Restoration Option and SAR Grants.    Anything in the Plan to the contrary notwithstanding, the terms of an Option or SAR shall not provide that a new Option or SAR will be granted, automatically and without additional consideration in excess of the exercise price of the underlying Option or SAR, to a Participant upon exercise of the Option or SAR.

(c)    Prohibition on Repricing of Options and SARs.    Anything in the Plan to the contrary notwithstanding, the Committee may not reprice any Option or SAR. “Reprice” means any action that constitutes a “repricing” under the rules of the New York Stock Exchange or, except as otherwise expressly provided in Section 4(b), any other amendment to an outstanding Option or SAR that has the effect of reducing its exercise price or any cancellation of an outstanding Option or SAR in exchange for cash or another Award.

(d)    Payment of Exercise Price.    Subject to the provisions of the applicable Award Document and to the extent authorized by rules and procedures of Morgan Stanley from time to time, the exercise price of the Option may be paid in cash, by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, or by such other means as Morgan Stanley may authorize.

(e)    Maximum Term on Stock Options and SARs.    No Option or SAR shall have an expiration date that is later than the tenth anniversary of the Award Date thereof.

10.    SARs.    An Award of SARs shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document. The Committee shall establish (or shall authorize the method for establishing) the exercise price of all SARs awarded under the Plan, except that the exercise price of a SAR shall not be less than 100% of the Fair Market Value of one Share on the Award Date. Notwithstanding the foregoing, the exercise price of any SAR that is a Substitute Award may be less than the Fair Market Value of one Share on the Award Date, subject to the same conditions set forth in Section 9(a) for Options that are Substitute Awards. Upon satisfaction of the conditions to the payment of the Award, each SAR shall entitle a Participant to an amount, if any, equal to the Fair Market Value of one Share on the date of exercise over the SAR exercise price specified in the applicable Award Document. At the discretion of the Committee, payments to a Participant upon exercise of an SAR may be made in Shares, cash or a combination thereof. SARs and the Shares that may be acquired upon exercise of SARs may, among other things, be subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

11.    Qualifying Performance Awards.

(a)    The Committee may, in its sole discretion, grant a Qualifying Performance Award to any Section 162(m) Participant. A Qualifying Performance Award shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Document, but in all events shall be subject to the attainment of Section 162(m) Performance Goals as may be specified by the Committee. Qualifying Performance Awards may be denominated as a cash amount, number of Shares or other securities of the Company, or a combination thereof. Subject to the terms of the Plan, the Section 162(m) Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Qualifying Performance Award granted and the amount of any payment or transfer to be made pursuant to any Qualifying Performance Award shall be determined by the Committee. The Committee shall have the discretion, by Section 162(m) Participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award by reason of the satisfaction of the Section 162(m) Performance Goals set forth in the Award. In making any such determination, the Committee is authorized in its discretion to take into account additional factors that the Committee may deem relevant to the assessment of individual or company performance for the performance period.

(b)    In any calendar year, no one Section 162(m) Participant may be granted Awards pursuant to Section 11(a) that allow for payments with an aggregate value determined by the Committee to be in excess of $10 million; provided that, to the extent that one or more Qualifying Performance Awards granted to any one Section 162(m) Participant during any calendar year are denominated in Shares, the maximum number of Shares that may underlie such awards will be determined by reference to the volume-weighted average price of a Share of the Company on the first date of grant of such awards, subject to adjustment to the extent provided in Section 4(b). In the case of a tandem award pursuant to which a Section 162(m) Participant’s realization of a portion of such award results in a corresponding reduction to a separate portion of the award, only the number of Shares or the cash amount relating to the maximum possible realization under the award shall be counted for purposes of the limitations above (i.e., without duplication). For purposes of the foregoing sentence, the calendar year or years in which amounts under Qualifying Performance Awards are deemed paid, granted or received shall be as determined by the Committee.

(c)    Section 162(m) Performance Goals may vary by Section 162(m) Participant and by Award, and may be based upon the attainment of specific or per-share amounts of, or changes in, one or more, or a combination of two or more, of the following: earnings (before or after taxes); earnings per share; shareholders’ equity or return on shareholders’ equity; risk-weighted assets or return on risk-weighted assets; capital, capital ratios or return on capital; book value or book value per share; operating income (before or after taxes); operating margins or pre-tax margins; stock price or total shareholder return; market share (including market share of revenue); debt reduction or change in rating; or cost reductions. The Committee may provide that in measuring the achievement of the performance objectives, an Award may include or exclude items such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve-strengthening, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results and other non-operating items, as well as the impact of changes in the fair value of certain of the Company’s long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and other factors. The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices (e.g., stock market indices) or be based upon any combination of the foregoing. In addition to the performance objectives, the Committee may also condition payment of any such Award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance objective or objectives specified in the Award are satisfied.

(d)    Following the completion of any performance period applicable to a Qualifying Performance Award, the Committee shall certify in writing the applicable performance and amount, if any, payable to Section 162(m) Participants for such performance period. The amounts payable to a Section 162(m) Participant will be paid following the end of the performance period after such certification by the Committee in accordance with the terms of the Qualifying Performance Award.

(e)    Without further action by the Board, this Section 11 shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereof).

12.    Other Awards.    The Committee shall have the authority to establish the terms and provisions of other forms of Awards (such terms and provisions to be specified in the applicable Award Document) not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for (i) payments in the form of cash, Stock, notes or other property as the Committee may determine based in whole or in part on the value or future value of Stock or on any amount that Morgan Stanley pays as dividends or otherwise distributes with respect to Stock, (ii) the acquisition or future acquisition of Stock, (iii) cash, Stock, notes or other property as the Committee may determine (including payment of dividend equivalents in cash or Stock) based on one or more criteria determined by the Committee unrelated to the value of Stock, or (iv) any combination of the foregoing. Awards pursuant to this Section 12 may, among other things, be made subject to restrictions on transfer, vesting requirements or cancellation under specified circumstances.

13.  General Terms and Provisions.

(a)    Awards in General.    Awards may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation payable to an Eligible Individual. In accordance with rules and procedures authorized by the Committee, an Eligible Individual may elect one form of Award in lieu of any other form of Award, or may elect to receive an Award in lieu of all or part of any compensation that otherwise might have been paid to such Eligible Individual; provided, however, that any such election shall not require the Committee to make any Award to such Eligible Individual. Any such substitute or elective Awards shall have terms and conditions consistent with the provisions of the Plan applicable to such Award. Awards may be granted in tandem with, or independent of, other Awards. The grant, vesting or payment of an Award may, among other things, be conditioned on the attainment of performance objectives, including without limitation objectives based in whole or in part on net income, pre-tax income, return on equity, earnings per share, total shareholder return or book value per share.

(b)    Discretionary Awards.    All grants of Awards and deliveries of Shares, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Participant, unless Morgan Stanley specifically provides otherwise.

(c)    Dividends and Distributions.    If Morgan Stanley pays any dividend or makes any distribution to holders of Stock, the Committee may in its discretion authorize payments (which may be in cash, Stock (including Restricted Stock) or Stock Units or a combination thereof) with respect to the Shares corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect such dividend or distribution. The Committee may make any such payments subject to vesting, deferral, restrictions on transfer or other conditions. Any determination by the Committee with respect to a Participant’s entitlement to receive any amounts related to dividends or distributions to holders of Stock, as well as the terms and conditions of such entitlement, if any, will be part of the terms and conditions of the Award, and will be included in the Award Document for such Award.

(d)    Deferrals.    In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made.

(e)    Award Documentation and Award Terms.    The terms and conditions of an Award shall be set forth in an Award Document authorized by the Committee. The Award Document shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of employment, cancellation of the Award under specified circumstances, restrictions on transfer or provision for mandatory resale to the Company).

14.    Certain Restrictions.

(a)    Stockholder Rights.    No Participant (or other persons having rights pursuant to an Award) shall have any of the rights of a stockholder of Morgan Stanley with respect to Shares subject to an Award until the delivery of the Shares, which shall be effected by entry of the Participant’s (or other person’s) name in the share register of Morgan Stanley or by such other procedure as may be authorized by Morgan Stanley. Except as otherwise provided in Section 4(b) or 13(c), no adjustments shall be made for dividends or distributions on, or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

Notwithstanding the foregoing, the terms of an Employee Trust may authorize some or all Participants to give voting or tendering instructions to the trustee thereof in respect of Shares that are held in such Employee Trust and are subject to Awards. Except for the risk of cancellation and the restrictions on transfer that may apply to certain Shares (including restrictions relating to any dividends or other rights) or as otherwise set forth in the applicable Award Document, the Participant shall be the beneficial owner of any Shares delivered to the Participant in connection with an Award and, upon such delivery shall be entitled to all rights of ownership, including, without limitation, the right to vote the Shares and to receive cash dividends or other dividends (whether in Shares, other securities or other property) thereon.

(b)    Transferability.    No Award granted under the Plan shall be transferable, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution; provided that, except with respect to Incentive Stock Options, the Committee may permit transfers on such terms and conditions as it shall determine. During the lifetime of a Participant to whom Incentive Stock Options were awarded, such Incentive Stock Options shall be exercisable only by the Participant.

15.    Representation; Compliance with Law.    The Committee may condition the grant, exercise, settlement or retention of any Award on the Participant making any representations required in the applicable Award Document. Each Award shall also be conditioned upon the making of any filings and the receipt of any consents or authorizations required to comply with, or required to be obtained under, applicable law.

16.    Miscellaneous Provisions.

(a)    Satisfaction of Obligations.    As a condition to the making or retention of any Award, the vesting, exercise or payment of any Award or the lapse of any restrictions pertaining thereto, Morgan Stanley may require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges (including FICA and other social security or similar tax) imposed on property or income received by a Participant pursuant to the Award or to satisfy any obligation that the Participant owes to the Company. In accordance with rules and procedures authorized by Morgan Stanley, (i) such payment may be in the form of cash or other property, including the tender of previously owned Shares, and (ii) in satisfaction of such taxes, assessments or other governmental charges or, exclusively in the case of an Award that does not constitute a deferral of compensation subject to Section 409A, of other obligations that a Participant owes to the Company, Morgan Stanley may make available for delivery a lesser number of Shares in payment or settlement of an Award, may withhold from any payment or distribution of an Award or may enter into any other suitable arrangements to satisfy such withholding or other obligation. To the extent an Award constitutes a deferral of compensation subject to Section 409A, the Company may not offset from the payment of such Award amounts that a Participant owes to the Company with respect to any such other obligation except to the extent such offset is not prohibited by Section 409A and would not cause a Participant to recognize income for United States federal income tax purposes prior to the time of payment of the Award or to incur interest or additional tax under Section 409A.

(b)    No Right to Continued Employment.    Neither the Plan nor any Award shall give rise to any right on the part of any Participant to continue in the employ of the Company.

(c)    Headings.    The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(d)    Governing Law.    The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(e)    Amendments and Termination.    The Board or Committee may modify, amend, suspend or terminate the Plan in whole or in part at any time and may modify or amend the terms and conditions of any outstanding Award (including by amending or supplementing the relevant Award Document at any time); provided, however, that no such modification, amendment, suspension or termination shall, without a Participant’s consent, materially adversely affect that Participant’s rights with respect to any Award previously made; and provided, further, that the Committee shall have the right at any time, without a Participant’s consent and whether or not the Participant’s rights are materially adversely affected thereby, to amend or modify the Plan or any Award under the Plan in any manner that the Committee considers necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement. Notwithstanding the preceding sentence, neither the Board nor the Committee may accelerate the payment or settlement of any Award, including, without limitation, any Award subject to a prior deferral election, that constitutes a deferral of compensation for purposes of Section 409A except to the extent such acceleration would not result in the Participant incurring interest or additional tax under Section 409A. No amendment to the Plan may render any Board member who is not a Company employee eligible to receive an Award at any time while such member is serving on the Board. To the extent required by applicable law or the rules of the New York Stock Exchange, amendments to the Plan shall not be effective unless they are approved by Morgan Stanley’s stockholders.

Annex B

MORGAN STANLEY

PERFORMANCE FORMULA AND PROVISIONS

(As Proposed to Be Amended)

This performance formula (the “Performance Formula”), as amended and restated, shall govern annual bonuses for performance periods starting on or after January 1, 2014 for certain officers of the Company under Section 162(m) of the Code. For annual bonuses for performance periods starting prior to January 1, 2014, the Performance Formula in effect prior to this amendment shall govern. The Performance Formula was originally set forth in the Morgan Stanley 1995 Equity Incentive Compensation Plan (the “1995 EICP”) and approved by the shareholders of Morgan Stanley at the annual meeting of shareholders on March 22, 2001. No awards were made under the 1995 EICP after May 10, 2006; however, the Performance Formula continued to be effective as a valid shareholder-approved performance formula for annual bonus awards paid other than under the 1995 EICP. The Performance Formula, as amended and restated, was approved by the Board on March 21, 2013 subject to shareholder approval.

1.    Definitions

As used herein, the following capitalized words shall have the meanings set forth below:

“Award” means an award, including without limitation, an award of restricted stock, stock units, stock options, or stock appreciation rights or another equity-based or equity-related award, granted under a Company equity compensation plan and subject to the terms and provisions of such plan.

“Board” means the Board of Directors of Morgan Stanley.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance thereunder.

“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto, or any other committee of the Board appointed by the Board to administer the Performance Formula or to have authority with respect to the Performance Formula, or any subcommittee appointed by such Committee, in each case, consisting solely of at least two “outside directors” as defined under Section 162(m) of the Code.

“Company” means Morgan Stanley and all of its Subsidiaries.

“Date of the Award” means the effective date of an Award as specified by the Committee.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“Maximum Annual Bonus” has the meaning set forth in Section 2.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

“Pre-Tax Earnings” means Morgan Stanley’s income before income taxes as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Morgan Stanley, for the relevant fiscal year; (2) gains or losses classified as “Extraordinary Items;” and (3) the impact of changes in the fair value of certain of the Company’s long-term and short-term borrowings resulting from fluctuations in the Company’s credit spreads and other factors. In each instance, the above-referenced adjustment to Pre-Tax Earnings must be calculated, as appropriate, in accordance with generally accepted accounting principles.

“Section 162(m) Participant” means, for a given fiscal year of Morgan Stanley, any individual designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Share” means a share of common stock, par value $0.01 per share, of Morgan Stanley.

“Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Performance Formula.

2.    Annual Bonus

Commencing with the fiscal year of Morgan Stanley beginning January 1, 2014 and for each fiscal year of Morgan Stanley thereafter, each Section 162(m) Participant will be eligible to earn under the Performance Formula an annual bonus for each fiscal year in a maximum amount equal to 0.5% of Morgan Stanley’s Pre-Tax Earnings for that fiscal year (the “Maximum Annual Bonus”). In determining the annual bonus amounts payable under the Performance Formula, the Committee may not pay a Section 162(m) Participant more than the Maximum Annual Bonus, but the Committee shall have the right to reduce the bonus amount payable to such Section 162(m) Participant to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the year.

Following the completion of each fiscal year, the Committee shall certify in writing the Maximum Annual Bonus and the bonus amounts, if any, payable to Section 162(m) Participants for such fiscal year. The bonus amounts payable to a Section 162(m) Participant will be paid following the end of the applicable fiscal year after such certification by the Committee in the form of (i) cash (including deferred cash), (ii) Awards with a value as of the Date of the Award, (iii) notes, (iv) other property as the Committee may determine or (v) any combination of the foregoing.

3.    Repeal of Section 162(m) of the Code

Without further action by the Board, the Performance Formula shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto).

4.    Administration

(a)    Authority.

1. The Committee is responsible for administering the Performance Formula, including, without limitation, determining the Section 162(m) Participants and the terms and conditions of any Award and interpreting the provisions. Subject to the provisions of Section 162(m) of the Code, the Committee may, in its sole discretion, delegate some or all of its authority and responsibilities under the Performance Formula.

2. The Committee and any committee of the Company to which, or any officer of the Company to whom, authority to administer the Performance Formula is delegated pursuant to Section 4(a)1, and all members of any such committee are referred to herein, insofar as they are acting pursuant to authority granted or delegated pursuant to the Performance Formula, as the “Administrator”. Each interpretation, determination or other action made or taken pursuant to the Performance Formula by the Administrator from time to time shall be made or taken in its sole discretion and shall be final, binding and conclusive on all persons.

(b)    No Liability. The Administrator shall not be liable for anything whatsoever in connection with the administration of the Performance Formula, including, without limitation, any interpretation, determination or other action taken or not taken in administering the Performance Formula, except the Administrator’s own willful misconduct. In the performance of its functions with respect to the Performance Formula, the Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Administrator deems necessary or advisable to consult, and the Administrator shall not be liable for any interpretation, determination or other action taken or not taken in reliance upon any such advice.

5.     Termination and Amendment

(a)    Subject to the provisions of Section 162(m) of the Code, the Committee may, at any time, terminate the Performance Formula or any program under the Performance Formula in whole or in part as to some or all Section 162(m) Participants.

(b)    Subject to the provisions of Section 162(m) of the Code, the Committee may also alter, amend or modify the Performance Formula or any program under the Performance Formula at any time in its sole discretion. These amendments may include (but are not limited to) changes that the Administrator considers necessary or advisable as a result of changes in, or the adoption or interpretation of, any new legal requirement. To the extent necessary or advisable to comply with the legal requirements of any non-U.S. jurisdiction in which the Company implements the Performance Formula, the Company may supplement the Performance Formula with an international supplement.

6.    Taxes and Withholding; Other Obligations

(a)    Taxes and Withholding.    Any vesting, payment, distribution or Award made under the Performance Formula shall be subject to the Company’s withholding of all required United States federal, state and local and foreign income and employment/payroll taxes, including without limitation Federal Insurance Contributions Act (FICA) taxes (Social Security and Medicare), and all such payments, distributions, or Awards shall be net of such tax withholding. In addition to withholding such taxes from any payment, distribution, or Award to which such taxes relate, subject to the immediately following sentence, Section 162(m) Participants authorize the Company to withhold such taxes from any payroll or other payment or compensation to the Section 162(m) Participant and to take such other action as the Company may deem advisable to enable the Company and Section 162(m) Participants to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting, payment, distribution, or Award. However, the Company may not deduct or withhold such sum from any payroll or other payment or compensation, except to the extent it is not prohibited by Section 409A of the Code and would not cause the Section 162(m) Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A of the Code. In the discretion of the Company, and subject to Section 162(m) of the Code, the Company may accelerate the payment of any amount under the Performance Formula to the extent necessary to pay (i) any FICA taxes imposed on such amount prior to the scheduled payment thereof and (ii) any income tax withholding imposed as a result of accelerated payment pursuant to the preceding clause (i).

(b)    Other Obligations.    The Company shall have no authority to withhold any amount from a payment or distribution pursuant the Performance Formula for the purpose of satisfying all or any part of an obligation that a Section 162(m) Participant owes to the Company, except (i) to the extent authorized under Section 6(a) relating to tax and other withholding obligations or (ii) otherwise, to the extent such withholding is not prohibited by Section 409A of the Code and would not cause the Section 162(m) Participant to recognize income for United States federal income tax purposes prior to the time of payment of any amount hereunder or to incur interest or additional tax under Section 409A of the Code.

7.	Discretionary Awards

All grants of Awards and deliveries of Shares, cash or other property under the Performance Formula shall constitute a special discretionary incentive payment to the Section 162(m) Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Section 162(m) Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Section 162(m) Participant, unless Morgan Stanley specifically provides otherwise.

8.    No Right to Continued Employment or Participation

Neither the Performance Formula nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Performance Formula shall be construed as guaranteeing a Section 162(m) Participant’s employment with the Company, a discretionary bonus or any particular level of bonus, compensation or benefits or as giving a Section 162(m) Participant any right to continued employment, during any period, nor shall they be construed as giving a Section 162(m) Participant any right to be reemployed by the Company following any termination of employment. In addition, neither the Performance Formula nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Performance Formula shall be deemed to create or confer on a Section 162(m) Participant any right to participate in the Performance Formula, or in any similar program that may be established by the Company, in respect of any fiscal year or other period.

9.     Governing Law and Exclusive Jurisdiction

The Performance Formula and the related legal relations between a Section 162(m) Participant and the Company shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction. Following the timely and proper exhaustion of applicable internal claims and appeals procedures, the courts of New York shall have exclusive jurisdiction over the Performance Formula and any dispute arising in connection with the Performance Formula, a Section 162(m) Participant’s participation in the Performance Formula or rights under the Performance Formula.

10.    Construction

The headings in this document have been inserted for convenience of reference only and are to be ignored in any construction of the Performance Formula. Use of one gender includes the other, and the singular and plural include each other.

Morgan Stanley’s Board recommends a vote “FOR” the nominees listed below:
1. Election of Directors	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
01 Erskine B. Bowles	☐ ☐ ☐	08 Donald T. Nicolaisen	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
02 Howard J. Davies	☐ ☐ ☐	09 Hutham S. Olayan	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
03 Thomas H. Glocer	☐ ☐ ☐	10 James W. Owens	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
04 James P. Gorman	☐ ☐ ☐	11 O. Griffith Sexton	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
05 Robert H. Herz	☐ ☐ ☐	12 Ryosuke Tamakoshi	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
06 C. Robert Kidder	☐ ☐ ☐	13 Masaaki Tanaka	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
07 Klaus Kleinfeld	☐ ☐ ☐	14 Laura D. Tyson	☐ ☐ ☐

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

Morgan Stanley’s Board recommends a vote “FOR” Proposals 2 through 6 below:
2.	To ratify the appointment of Deloitte & Touche LLP as independent auditor	FOR AGAINST ABSTAIN ☐ ☐ ☐
3.	To approve the compensation of executives as disclosed in the proxy statement (non-binding advisory resolution)	FOR AGAINST ABSTAIN ☐ ☐ ☐
4.	To amend the 2007 Equity Incentive Compensation Plan to increase shares available for grant	FOR AGAINST ABSTAIN ☐ ☐ ☐
5.	To amend the 2007 Equity Incentive Compensation Plan to provide for qualifying performance-based long-term incentive awards under Section 162(m)	FOR AGAINST ABSTAIN ☐ ☐ ☐

6.	To amend the Section 162(m) performance formula governing annual incentive compensation for certain officers	FOR AGAINST ABSTAIN ☐ ☐ ☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Dated                              , 2013    Signature                                    Co-owner (if any) Signature

é  é  DETACH HERE IF YOU ARE SUBMITTING BY MAIL  é  é

IMPORTANT
YOUR PROXY MUST BE RECEIVED BY THE CLOSE OF THE POLLS
ON MAY 14, 2013

1.	INTERNET. Go to www.investorvote.com/mstl. Follow the instructions.
2.	TELEPHONE. Using a touch-tone phone, call toll free 1-800-652-VOTE (8683) (in the U.S., U.S. territories and
Canada) or 781-575-2300 (outside the U. S.). Follow the instructions.
3.	MAIL. Date, sign and return the card in the enclosed envelope.

Morgan Stanley

MS 001

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 2013

The undersigned hereby appoints Eric F. Grossman, James A. Rosenthal and Martin M. Cohen, and each of them, attorneys and proxies, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2013 Annual Meeting of Shareholders to be held on May 14, 2013, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO
DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN STANLEY’S BOARD OF DIRECTORS.

Notice of 2013 Morgan Stanley Annual Meeting of Shareholders 2000 Westchester Avenue, Purchase, New York 10577 May 14, 2013, 9 a.m., local time

At the meeting, we plan to:

•	elect members of the Board of Directors;

•	ratify the appointment of Deloitte & Touche LLP as independent auditor;

•	approve the compensation of executives as disclosed in the proxy statement (non-binding advisory resolution);

•	approve the amendment of the 2007 Equity Incentive Compensation Plan to increase shares available for grant;

•	approve the amendment of the 2007 Equity Incentive Compensation Plan to provide for qualifying performance-based long-term incentive awards under Section 162(m);

•	approve the amendment of the Section 162(m) performance formula governing annual incentive compensation for certain officers; and

•	transact such other business as may properly come before the meeting.

Please help the Company reduce costs – submit your proxy by internet or telephone. If you share an address with other shareholders, you can avoid receiving multiple copies of annual meeting materials and help the Company reduce costs by consenting to householding. The Company can further reduce costs if you agree to receive future versions of our Proxy Statement and Annual Report on Form 10-K electronically over the internet. You can view or print a copy of our annual meeting materials at www.morganstanley.com/2013ams. You can request a copy of these materials by contacting our proxy solicitor, D.F. King & Co., Inc. at 800-290-6429 (in the U.S.) or 212-269-5550 (outside the U.S.). For more information regarding electronic delivery and householding, contact our transfer agent, Computershare Shareowner Services LLC, at 800-622-2393 (in the U.S.), (201) 680-6578 (outside the U.S.) or www.computershare.com/investor.

MS 001

Morgan Stanley’s Board recommends a vote “FOR” the nominees listed below:
1. Election of Directors	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
01 Erskine B. Bowles	☐ ☐ ☐	08 Donald T. Nicolaisen	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
02 Howard J. Davies	☐ ☐ ☐	09 Hutham S. Olayan	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
03 Thomas H. Glocer	☐ ☐ ☐	10 James W. Owens	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
04 James P. Gorman	☐ ☐ ☐	11 O. Griffith Sexton	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
05 Robert H. Herz	☐ ☐ ☐	12 Ryosuke Tamakoshi	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
06 C. Robert Kidder	☐ ☐ ☐	13 Masaaki Tanaka	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
07 Klaus Kleinfeld	☐ ☐ ☐	14 Laura D. Tyson	☐ ☐ ☐

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

Morgan Stanley’s Board recommends a vote “FOR” Proposals 2 through 6 below:
2.	To ratify the appointment of Deloitte & Touche LLP as independent auditor	FOR AGAINST ABSTAIN ☐ ☐ ☐
3.	To approve the compensation of executives as disclosed in the proxy statement (non-binding advisory resolution)	FOR AGAINST ABSTAIN ☐ ☐ ☐
4.	To amend the 2007 Equity Incentive Compensation Plan to increase shares available for grant	FOR AGAINST ABSTAIN ☐ ☐ ☐
5.	To amend the 2007 Equity Incentive Compensation Plan to provide for qualifying performance-based long-term incentive awards under Section 162(m)	FOR AGAINST ABSTAIN ☐ ☐ ☐

6.	To amend the Section 162(m) performance formula governing annual incentive compensation for certain officers	FOR AGAINST ABSTAIN ☐ ☐ ☐

Sign exactly as imprinted (do not print). Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature                                                                                                         Dated                                  , 2013

é  é  DETACH HERE IF YOU ARE SUBMITTING BY MAIL  é  é

Please help the Company reduce costs—submit your voting instructions by internet or telephone.

IMPORTANT
YOUR INSTRUCTIONS MUST BE RECEIVED BY
11:59 P.M. (EDT) ON MAY 9, 2013

1.	INTERNET. Go to www.investorvote.com/mstl2. Follow the instructions.
2.	TELEPHONE. Using a touch-tone phone, call toll free 1-800-652-VOTE (8683) (in the U.S., U.S. territories and Canada)
or 781-575-2300 (outside the U.S.). Follow the instructions.
3.	MAIL. Date, sign and return the voting instruction form in the enclosed envelope.

Morgan Stanley

MS 002

MORGAN STANLEY 2013 VOTING INSTRUCTION FORM FOR BENEFIT PLAN PARTICIPANTS

I hereby direct the following to vote, in person or by proxy, all of the shares of Morgan Stanley common stock in my account(s) at the 2013 Annual Meeting of Shareholders to be held on May 14, 2013, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this voting instruction form, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

•   The Northern Trust Company (Northern Trust), as trustee under the Morgan Stanley 401(k) Plan. I understand that (A) if I sign, date, and return this form, Northern Trust will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Northern Trust will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares, as applicable, in the same respective proportion as the shares of all participants who have timely delivered properly executed voting instructions, unless to do so would be inconsistent with Northern Trust’s duties, and (C) Northern Trust will hold my voting instructions in confidence to the extent required by applicable law or regulations or the governing instrument.

•   State Street Bank and Trust Company, as trustee under a trust agreement (Trust), in connection with the 1995 and 2007 Equity Incentive Compensation Plans, the 2009 Replacement Equity Incentive Compensation Plan for Morgan Stanley Smith Barney Employees, the Employees’ Equity Accumulation Plan, the Tax Deferred Equity Participation Plan and the Financial Advisor and Investment Representative Compensation Plan. I understand that, subject to the Trust’s terms, (A) if I sign, date and return this form, State Street will vote in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) State Street will vote with respect to all shares held in the Trust in connection with these plans for which no proper instructions are received (other than pursuant to clause (A)) in the same proportion as the shares held in connection with these plans for which it has received proper instructions, and (C) State Street will vote in its discretion, after due consideration, on all other matters that may properly come before the meeting.

•   The Bank of New York Mellon (Mellon), as custodian for stock held on behalf of certain current and former Morgan Stanley employees and directors. I understand that, (A) if I sign, date and return this form, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) if I do not sign, date and return this form, Mellon will not vote or grant proxies with respect to my shares, and (C) Mellon will hold my voting instructions in confidence to the extent required by law.

•   State Street Bank and Trust Company, as trustee under the Trust, in connection with the Directors’ Equity Capital Accumulation Plan. I understand that, subject to the Trust’s terms, (A) if I do not sign, date and return this form, State Street will not vote or grant proxies with respect to my shares, and (B) if I sign, date and return this form, State Street will vote (i) in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (ii) in its discretion, after due consideration, on all other matters that may properly come before the meeting.

•   Equiniti Share Plan Trustees Limited, as trustee under a trust deed (UK SOP Trust), in connection with the Morgan Stanley UK Share Ownership Plan. I understand that, subject to the UK SOP Trust’s terms, (A) I must sign, date and return this form in order for Equiniti to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this form, Equiniti will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

Voting instructions must be received by 11:59 P.M. (EDT) on May 9, 2013 for shares to be voted in accordance with your instructions.

Notice of 2013 Morgan Stanley Annual Meeting of Shareholders 2000 Westchester Avenue, Purchase, New York 10577 May 14, 2013, 9 a.m., local time

At the meeting, we plan to:

•	elect members of the Board of Directors;

•	ratify the appointment of Deloitte & Touche LLP as independent auditor;

•	approve the compensation of executives as disclosed in the proxy statement (non-binding advisory resolution);

•	approve the amendment of the 2007 Equity Incentive Compensation Plan to increase shares available for grant;

•	approve the amendment of the 2007 Equity Incentive Compensation Plan to provide for qualifying performance-based long-term incentive awards under Section 162(m);

•	approve the amendment of the Section 162(m) performance formula governing annual incentive compensation for certain officers; and

•	transact such other business as may properly come before the meeting.

To view or print a copy of our Proxy Statement or Annual Report on Form 10-K, go to www.morganstanley.com/2013ams. You may request a copy of any of these documents by calling 1-212-762-8131.

The shares for which you provide voting instructions with this form include your Morgan Stanley 401(k) Plan shares, if any. However, if you want to provide voting instructions for your shares in this plan differently from your other plan shares, call 1-212-296-7767 to request separate voting instruction forms for these shares.

If you also hold shares in a brokerage account or in your own name, you also will receive a separate proxy card or voting instruction form for those shares. Please be sure to provide voting instructions for these shares separately from (and in addition to) your employee plan shares. Be sure to follow the voting instructions on each form.

MS 002

Morgan Stanley’s Board recommends a vote “FOR” the nominees listed below:
1. Election of Directors	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
01 Erskine B. Bowles	☐ ☐ ☐	08 Donald T. Nicolaisen	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
02 Howard J. Davies	☐ ☐ ☐	09 Hutham S. Olayan	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
03 Thomas H. Glocer	☐ ☐ ☐	10 James W. Owens	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
04 James P. Gorman	☐ ☐ ☐	11 O. Griffith Sexton	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
05 Robert H. Herz	☐ ☐ ☐	12 Ryosuke Tamakoshi	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
06 C. Robert Kidder	☐ ☐ ☐	13 Masaaki Tanaka	☐ ☐ ☐
	FOR AGAINST ABSTAIN		FOR AGAINST ABSTAIN
07 Klaus Kleinfeld	☐ ☐ ☐	14 Laura D. Tyson	☐ ☐ ☐

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

Morgan Stanley’s Board recommends a vote “FOR” Proposals 2 through 6 below:
2.	To ratify the appointment of Deloitte & Touche LLP as independent auditor	FOR AGAINST ABSTAIN ☐ ☐ ☐
3.	To approve the compensation of executives as disclosed in the proxy statement (non-binding advisory resolution)	FOR AGAINST ABSTAIN ☐ ☐ ☐
4.	To amend the 2007 Equity Incentive Compensation Plan to increase shares available for grant	FOR AGAINST ABSTAIN ☐ ☐ ☐
5.	To amend the 2007 Equity Incentive Compensation Plan to provide for qualifying performance-based long-term incentive awards under Section 162(m)	FOR AGAINST ABSTAIN ☐ ☐ ☐

6.	To amend the Section 162(m) performance formula governing annual incentive compensation for certain officers	FOR AGAINST ABSTAIN ☐ ☐ ☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Dated                                  , 2013    Signature                                    Co-owner (if any) Signature

  é   é    DETACH HERE IF YOU ARE SUBMITTING BY MAIL    é    é

Morgan Stanley

MS 003

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS, MAY 14, 2013

The undersigned hereby appoints Eric F. Grossman, James A. Rosenthal and Martin M. Cohen, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2013 Annual Meeting of Shareholders to be held on May 14, 2013, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS

MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN

STANLEY’S BOARD OF DIRECTORS.

MS 003